EXHIBIT 99.2

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE COURT
AND NO ONE MAY SOLICIT ACCEPTANCES OR REJECTIONS OF THE PLAN OF
REORGANIZATION UNTIL THE DISCLOSURE STATEMENT HAS BEEN
APPROVED BY THE COURT AS CONTAINING ADEQUATE INFORMATION.  IN
ADDITION, THIS DISCLOSURE STATEMENT WILL BE REVISED TO REFLECT
EVENTS THAT OCCUR AFTER THE DATE HEREOF, BUT PRIOR TO THE
COURT’S APPROVAL OF THE DISCLOSURE STATEMENT

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re :
:	Chapter 11 Case No.
:
MAGELLAN HEALTH SERVICES, INC., et al., :	03-40515 (PCB)
:
:
:
Debtors. :	(Jointly Administered)
:
x

DISCLOSURE STATEMENT FOR
DEBTORS’ JOINT FIRST AMENDED PLAN OF REORGANIZATION

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated:	March 26, 2003

GLOSSARY

Administrative Expense Claim

Any Claim constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b), 507(a)(1), and 1114(e) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ businesses, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

Aetna

Aetna, Inc. f/k/a Aetna U.S. Healthcare, Inc.

Aetna Amended MSA

The Aetna Master Service Agreement as amended by the Second Amendment dated as of March 11, 2003, which provides, among other things, (a) for the Aetna Purchase Option; (b) for a two-year extension of the Aetna Master Service Agreement (until December 31, 2005), which (I) may be extended by Aetna in its sole discretion for an additional one year (until December 31, 2006) and (II) shall be extended for an additional one year (until December 31, 2006) if Aetna fails to exercise the Aetna Purchase Option prior to December 31, 2005; (c) for the delivery by Reorganized Magellan to Aetna of a letter of credit in the amount of $5 million to cover IBNR payments; (d) that Magellan and Reorganized Magellan shall be subject to enhanced performance standards and shall take certain other actions to establish a stand alone business dedicated to serving Aetna, (e) that in settlement of the Aetna Claim, Reorganized Magellan, on the Effective Date, shall pay Aetna $15 million in cash and shall issue to Aetna the New Aetna Note; (f) for Aetna granting Magellan certain rights of exclusivity on terms and a timetable as mutually agreed between the parties; and (g) that as part of the consideration for Aetna entering into the Aetna Amended MSA Reorganized Magellan shall, on the Effective Date, issue and deliver to Aetna the New Aetna Warrant and enter into the Aetna Registration Rights Agreement.  The Aetna Amended MSA will be set forth in the Plan Supplement and the related registration rights agreement and security agreements and any guarantees related to the New Aetna Note and the Aetna Purchase Option will be substantially in the form set forth in the Plan Supplement.

Aetna Asset Purchase Agreement

The form of asset purchase agreement attached as Exhibit D to the Aetna Amended MSA.

Aetna Claim

Those Claims under Section 7 of the Aetna Master Service Agreement (before giving effect to the Aetna Amended MSA) which Claims are deemed Allowed under the Plan in the amount of $60 million, as of the Commencement Date.

Aetna Master Service Agreement

The Master Service Agreement, dated as of August 5, 1997, by and among Aetna (on behalf of itself and all of its applicable affiliates (other than Human Affairs, Incorporated (“HAI”)), Magellan and HAI, as amended, supplemented or otherwise modified from time to time.

Aetna Purchase Option

An option giving Aetna the right to purchase the Aetna-dedicated business unit as of December 31, 2005 (the assets and business subject to such option are set forth in the Aetna Asset Purchase Agreement), subject to the limitations set forth in the New Senior Secured Credit Agreement, for a purchase price of $30,000,000 plus $500 per outpatient provider, $2,500 per facility that provides partial hospitalization or intermediate care and $5,000 per facility providing inpatient care, in each case, that becomes part of the Aetna network as provided for in the Aetna Amended MSA and the Aetna Asset Purchase Agreement.  In addition (i) Aetna may exercise the Aetna Purchase Option and purchase the Aetna-dedicated business unit prior to December

31, 2005 if specified events occur and (ii) in the event Aetna elects to extend the Aetna Amended MSA through December 31, 2006, Aetna shall be entitled to exercise the Aetna Purchase Option at specified times during the extension period.  The obligations of Reorganized Magellan under the Aetna Purchase Option and the New Aetna Note will be guaranteed by those subsidiaries of Reorganized Magellan as are guaranteeing the New Facilities (which guaranty will be subordinated to the New Facilities (and any guarantees of the New Facilities), on terms that are satisfactory to the Administrative Agent and Aetna) and secured by a second priority lien (i.e., a junior lien with only “silent second” rights, on terms that are satisfactory to the Administrative Agent and Aetna) on the assets of Reorganized Magellan and its subsidiaries which will secure the New Senior Secured Obligations.  The terms and provisions of the Aetna Purchase Option are set forth in the Aetna Amended MSA and the Aetna Purchase Agreement.  The guarantees and security agreement related to the Aetna Purchase Option and the New Aetna Note shall be substantially in the form set forth in the Plan Supplement.  See II L for information of restrictions on ability to exercise the Aetna Purchase Option.

Aetna Registration Rights Agreement

The registration rights agreement related to the New Common Stock issued upon exercise of the New Aetna Warrant.  The Aetna Registration Rights Agreement shall be substantially in the form set forth in the Plan Supplement.

Amalgamated

Amalgamated Gadget, L.P. (on behalf of certain funds and managed accounts).

Bankruptcy Code

Title 11 of the United States Code.

Bankruptcy Court

The United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code..

Business Day

Any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order

Commencement Date

The date the Debtors’ chapter 11 cases were commenced (March 11, 2003)

Convenience Claim

Any prepetition unsecured Claim against any Debtor that, but for being defined as a Convenience Claim, would be a General Unsecured Claim (other than any Senior Note Claims or Senior Subordinated Note Claims), and that is Allowed in an amount of $500 or less, or is reduced to $500 by the election of the holder thereof on such holder’s Ballot.

Customer Claim

Claims against the Debtor (including Aetna), for amounts due pursuant to service contracts between the Debtors and those insurance companies, corporate clients and other customers who pay the Debtors for services, which Claims include, among other charges, profit sharing, reimbursement, performance penalties, retroactive membership adjustments and other payments that would be required to be made if such contracts were assumed under section 365 of the Bankruptcy Code.  Customer Claims do not include any Aetna Claim or any Claims related to service contracts for which a notice of termination has been received by Magellan or any of its subsidiaries.

Debtors

Magellan and the entities listed on Schedule A to the Plan, as amended from time to time.

Debt Offering

The offering of the New Senior Notes in the aggregate principal amount of $                                   pursuant to the Debt Subscription Rights as described in Section 9 of the Plan.

Debt Standby Purchaser

Debt Subscription Commitment Letter

The letter, dated                                   that sets forth the terms and conditions upon which the Debt Standby Purchaser has agreed to purchase such amounts of New

Senior Notes as are necessary to ensure that the Debt Offering is fully subscribed.

Debt Subscription Rights

The rights to subscribe for up to an aggregate of [$                               ] in principal amount of New Senior Notes, offered to holders of General Unsecured Claims (Class 7) as set forth in Section 9 of the Plan.  Each Debt Subscription Right will have an exercise price as set forth in Section 9.5 of the Plan, payable in Cash, and, upon exercise and payment, a holder thereof will receive a New Senior Note in the aggregate principal amount of $1,000.

Disclosure Statement

This document, together with the annexed exhibits and schedules.

Distribution Record Date

Confirmation Date.

Effective Date

A Business Day on or after the Confirmation Date specified by Magellan on which (i) no stay of the Confirmation Order is in effect, and (ii) the conditions to the effectiveness of the Plan specified in Section 10.2 of the Plan have been satisfied or waived.

Eligible Claim Amount (Debt Subscription Rights)

The amount equal to                                      (                    ) of the sum of each holder’s Rights Participation Claim Amount at the time of the Subscription Record Date.

Eligible Claim Amount (Equity Subscription Rights)

The amount equal to                                      (                    ) of the sum of each holder’s Rights Participation Claim Amount at the time of the Subscription Record Date.

Equity Interest

The interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

Equity Offering

The offering of [3,605,442](1) shares of New Common Stock pursuant to the Equity Subscription Rights as described in Section 9 of the Plan.

Equity Standby Purchasers

[Collectively, Amalgamated and Pequot.]

Equity Subscription Commitment Letter

The letter, dated March 10, 2003 that sets forth the terms and conditions upon which the Equity Standby Purchasers have agreed to purchase such amounts of New Common Stock as are necessary to ensure that the Equity Offering is fully subscribed.

Exercising Claimant

The holder of a General Unsecured Claim within or potentially within Class 7 hereunder, that has exercised the Subscription Rights, if any, that such holder was entitled to exercise on account of such Claim to the extent of its Rights Participation Claim Amount.

General Unsecured Claims

Any Claim against any of the Debtors (including any Senior Subordinated Note Claim or Senior Note Claim) that (a) is not an Other Secured Claim, Senior Secured Lender Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, the Aetna Claim, Convenience Claim, Intercompany Claim,  Provider Claim or Customer Claim, or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

Houlihan Lokey

Houlihan Lokey Howard & Zukin Capital.

Informal Committee

The Informal Committee of certain holders of Senior Notes and Subordinated Notes.

Magellan

Magellan Health Services, Inc., a Delaware corporation, the parent debtor or debtor in possession, as the context requires.

Magellan Common Stock Interests

Equity Interests of Magellan represented by the authorized common stock issued by Magellan, or any option, warrant, or right, contractual or otherwise, to acquire any such Equity Interest (other than any Magellan Preferred Stock Interests).

Magellan Preferred Stock Interests

Equity Interests of Magellan represented by the shares of Series A Redeemable

(1) Assumes total shares of New Common Stock of 10,000,000.

Interests

Preferred Stock issued by Magellan.

Members

Those individuals whose behavioral healthcare is covered by Magellan or its subsidiaries.

New Aetna Note

A note to be issued by Reorganized Magellan to Aetna on the Effective Date in the aggregate principal amount of $45 million plus an amount equal to the aggregate amount of accrued and unpaid interest on the $60 million Aetna Claim from February 15, 2003 through the Effective Date with an interest rate of the Alternate Base Rate (as defined in the New Senior Secured Credit Agreement) plus 3.25% per annum payable quarterly with a final maturity on December 31, 2005 (or earlier upon a closing under the Aetna Asset Purchase Agreement); provided that (i) obligations of Aetna under the Aetna Purchase Option shall be payable through an offset of payment obligations under the New Aetna Note by way of a dollar for dollar reduction in the amount of principal and accrued and unpaid interest due on the New Aetna Note (with Reorganized Magellan paying any remaining amounts of principal and accrued and unpaid interest due on the New Aetna Note in Cash) as set forth in more detail in the Aetna Amended MSA, the Aetna Asset Purchase Agreement and the New Aetna Note, subject to the limitations set forth in the New Senior Secured Credit Agreement, (ii) if, prior to December 31, 2005, the Aetna Master Service Agreement is extended to December 31, 2006, then (A) Reorganized Magellan shall pay to Aetna on December 31, 2005, 50% of the outstanding principal amount on account of the New Aetna Note plus accrued and unpaid interest and (B) the final maturity on the remaining principal (and accrued and unpaid interest) will be December 31, 2006.  The obligations of Reorganized Magellan under the Aetna Purchase Option and the New Aetna Note will be guaranteed by those subsidiaries of Reorganized Magellan as are guaranteeing the New Facilities (which guaranty will be subordinated to the New Facilities, on terms that are satisfactory to the Administrative Agent and Aetna (and any guarantees of the New Facilities)) and secured by a second priority lien (i.e., a junior lien with only “silent second” rights, on terms that are satisfactory to the Administrative Agent and Aetna) on the assets of Reorganized Magellan and its subsidiaries which will secure the New Senior Secured Obligations.  The New Aetna Note, as well as the guarantees and security agreements related thereto, shall be substantially in the form as set forth in the Plan Supplement.

New Aetna Warrant

A warrant to purchase a number of shares of New Common Stock equal to 1.0% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights, the New Warrants and the New Aetna Warrants or in connection with the New Management Incentive Plan).  The New Aetna Warrant shall be exercisable on or after January 1, 2006 and expire on the fifth anniversary of the Effective Date and shall have an exercise price equal to the per share value of the New Common Stock set forth in the Disclosure Statement (or approximately $21.11 per share).  The form of the warrant agreement governing the New Aetna Warrant shall be substantially in the form set forth in the Plan Supplement.

New Common Stock

The 10 million shares of common stock of Reorganized Magellan, par value of $0.01 per share, authorized and issued under the Plan on the Effective Date and any additional shares authorized in connection with the Plan.  See section II.E.5  herein.

New Facilities

Has the meaning set forth in Section 4.1 of the Plan.  See section II.C.1 herein.

New Management Incentive Plan

A management incentive plan for certain employees of the Reorganized Debtors which plan will provide for options to purchase up to 10% of the shares of New Common Stock and which shall become effective on the Effective Date.

New Senior Notes

Notes in the aggregate principal amount not to exceed $300 million plus the amount of New Senior Notes to be issued in connection with the exercise of the Debt Subscription Rights, the terms of which shall be governed by the New Senior Note

Indenture. The New Senior Notes shall be unsecured obligations of Reorganized Magellan and be subordinated to the New Senior Secured Obligations (and any replacement or refinancing thereof) to the same extent that the Senior Subordinated Notes are subordinated to the obligations under the Senior Secured Credit Agreement.  The New Senior Notes shall bear interest at the rate of 9-3/8% per annum, payable on the same dates as interest is to be paid on the existing Senior Notes and shall have substantially the same terms as the existing Senior Note Indenture.  During the period from the Effective Date through November 15, 2004, Magellan will have the option prior to any scheduled interest payment to either pay such interest in cash or make a payment in kind (i.e., issuance of additional New Senior Notes) (“PIK payments”), subject to the restrictions set forth in the New Senior Secured Credit Agreement.  Any PIK payments shall be made at a rate of 10-3/8% per annum for periods prior to and including November 15, 2003 and 13-3/8 for PIK payments from November 16, 2003 through and including November 15, 2004.  See section II.E.2 hereof.

New Senior Secured Credit Agreement

The Credit Agreement, dated as of the Effective Date, between Reorganized Magellan and JPMorgan Chase Bank, as Administrative Agent, which shall be substantially in the form set forth in the Plan Supplement, which sets forth the terms of the New Facilities and all related security agreements, guarantees and other loan documents to be executed in connection therewith

New Senior Secured Obligations

The obligations of Reorganized Magellan under the New Facilities.

New Warrants

Warrants to purchase shares of New Common Stock representing 2.5% of the New Common Stock issued on the Effective Date (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights, the New Warrants, and the New Aetna Warrants or in connection with the New Management Incentive Plan)) or approximately 250,000 shares (assuming 10,000,000 shares of New Common Stock outstanding as of the Effective Date).  The New Warrants shall expire on the seventh anniversary of the Effective Date and shall have an exercise price equal to $625 million divided by the number of shares of New Common Stock issued to holders of Senior Subordinated Note Claims under the Plan (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights) (or approximately $70.37 per share).  The form of the warrant agreement governing the New Warrants shall be substantially in the form set forth in the Plan Supplement.  See section II.F.3 hereof.

Note Distribution Amount

The product of (a) $1,000 and (b) a fraction equal to (i) the aggregate amount of the Senior Note Claims (including any accrued and unpaid interest on account of the Senior Notes for the period from the interest payment date of the Senior Notes immediately preceding the Commencement Date through the Effective Date (at a rate of 10 3/8% per annum) whether or not Allowed) divided by (ii) the sum of (x) the Allowed Senior Note Claims and (y) Allowed Senior Subordinated Note Claims.

Offering

Collectively, the Equity Offering and the Debt Offering.

Official Committee

The statutory committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases.

Other Secured Claims

Any Secured Claim against any of the Debtors not constituting a Senior Secured Lender Claim.

Pequot

Pequot Capital Management, Inc.. (on behalf of certain funds and managed accounts).

Plan

The Debtors’ Joint First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code annexed as Exhibit A to this Disclosure Statement, as the same may be amended from time to time, the exhibits and schedules thereto and any supplements to the Plan.

Plan Documents

The documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date, including but not limited to (i) the Amended Bylaws, (ii) the Amended Certificate of Incorporation, (iii) the New Senior Secured Credit Agreement, (iv) the New Senior Note Indenture, (v) the New Warrants, (vi) the New Management Incentive Plan, (vii) the New Aetna Note, (viii) the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option (and any related intercreditor agreement(s)), (ix) the New Aetna Warrant, (xi) the Aetna Amended MSA, (xii) the Registration Rights Agreement and (xiii) the Aetna Registration Rights Agreement.  Each of the Plan Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement (other than the Aetna Amended MSA, which will be a final, executed agreement).

Plan Securities

Collectively, the New Senior Notes, the New Aetna Note, the New Common Stock, the Debt Subscription Rights, the Equity Subscription Rights and the New Warrants.

Plan Supplement

A supplemental appendix to the Plan that will contain the draft form of the Plan Documents to be entered into as of the Effective Date and the Schedule of Rejected Contracts and Lease (Schedule 8.1), to be filed no later than ten (10) days before the date of the Confirmation Hearing, and in any event no later than 5 days prior to the Voting Deadline.  Documents to be included in the Plan Supplement will be posted at www.magellanhealth.com as they become available, but no later than 5 days prior to the Voting Deadline.

Priority Non-Tax Claim

Any Claim against any of the Debtors other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

Priority Tax Claim

Any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Providers

Psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists, licensed clinical professional counselors and others (including facilities such as psychiatric hospitals, and outpatient facilities) who provide behavioral health services to the Debtors’ Members and who are, or have been, part of the Debtors’ provider network or who are otherwise entitled to reimbursement from the Debtors.  The term “Providers” shall also include individual mental health physicians whose primary purpose is to evaluate treatment provided or proposed for the Debtors’ Members and make recommendations to the Debtors regarding the medical necessity and appropriateness of that treatment.

Provider Claim

Claims made by Providers against any of the Debtors for payment of behavioral health services rendered by such Providers which are required to be paid by the Debtors; provided that Provider Claims shall not include such Claims made by Providers for which the Debtors have rendered payment by check and such check has not been deposited by such Provider for more than six months.

Registration Rights Agreement

That certain registration rights agreement to be entered into by Reorganized Magellan for the benefit of the holders of Registrable Securities with substantially the terms and conditions set forth in Section 5.13 of the Plan. The Registration Rights Agreement shall be substantially in the form as set forth in the Plan Supplement.

Reorganized Debtors

Reorganized Magellan and each of the Debtors listed on Exhibit A to the Plan, as reorganized as of the Effective Date in accordance with the Plan.

Reorganized Magellan

Magellan, as reorganized as of the Effective Date in accordance with the Plan.

Rights Participation Claim Amount

See Section VIII.F.1 herein.

Rights Participation Disputed Claims List

The General Unsecured Claims identified by the Debtors in the motion to be filed by the Debtors estimating certain General Unsecured Claims with respect to their

Rights Participation Claim Amount for purposes of Section 9 hereof.

Secured Claim

A Claim to the extent (i) secured by Collateral, the amount of which Claim is equal to or less than the value of such Collateral (A) as set forth in the Plan, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

Securities Litigation Claims

Any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from rescission of a purchase or sale of shares or notes of any of the Debtors, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim.

Senior Lender Agent

The Administrative Agent, the Syndication Agent, the Documentation Agent and the Collateral Agent under the term Senior Secured Credit Agreement.

Senior Lenders

The Lenders, the Issuing Banks and the Senior Lender Agent under the Senior Secured Credit Agreement.

Senior Note Claim

Any Claim against Magellan arising under or in connection with the Senior Note Indenture and the notes issued thereunder, other than a Securities Litigation Claim (which shall include all penalties under the Senior Note Indenture for non-registration of the Senior Notes which, with interest due on such Senior Notes, shall be at a combined rate of interest of 10 3/8% from the interest payment immediately preceding the Commencement Date through the Effective Date).

Senior Note Indenture

The Indenture, dated as of May 31, 2001, between Magellan and HSBC Bank, Inc., as trustee, and all documents and instruments related thereto, as amended or modified from time to time pursuant to which the Senior Notes were issued.

Senior Notes

The $250,000,000 of 9 3/8% Senior Notes due 2007 issued under the Senior Note Indenture.

Senior Secured Credit Agreement

That certain Credit Agreement dated as of February 12, 1998, as amended or modified, among Magellan; Charter Behavioral Health System of New Mexico, Inc., a New Mexico corporation; Merit Behavioral Care Corporation, a Delaware corporation; each other wholly owned domestic subsidiary of Magellan that is a “Subsidiary Borrower” pursuant to Section 2.23 of the Senior Secured Credit Agreement; the Lenders (as defined in Article I of the Senior Secured Credit Agreement); JPMorgan Chase Bank, formerly The Chase Manhattan Bank, a New York banking corporation, as administrative agent for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and as an issuing bank (in such capacity, an “Issuing Bank”); Wachovia Bank, National Association, formerly First Union National Bank, a national banking association, as syndication agent (in such capacity, the “Syndication Agent”) for the Lenders and as an issuing bank (in such capacity, an “Issuing Bank”); and Credit Lyonnais New York Branch, a licensed branch of a bank organized and existing under the laws of the Republic of France, as documentation agent (in such capacity, the “Documentation Agent”) for the Lenders and as an issuing bank (in such capacity, an “Issuing Bank” and, together with JPMorgan Chase Bank and Wachovia Bank, National Association, each in its capacity as an issuing bank, the “Issuing Banks”) and all documents and instruments related thereto.

Senior Secured Lender Claim

Any Claim against any of the Debtors based on the Senior Secured Credit Agreement (inclusive of postpetition interest) net of all Cash payments made by the Debtors to the holders of such Claims on account of interest and letter of credit fees on or after the Commencement Date.

Senior Subordinated Note Claim

Any Claim against Magellan arising under or in connection with the Senior Subordinated Note Indenture and the notes issued thereunder, other than a Securities

Litigation Claim.

Senior Subordinated Note Indenture

The Indenture, dated as of February 12, 1998, between Magellan and Bank One Trust Company, N.A, as trustee, and all documents and instruments related thereto, as amended or modified from time to time pursuant to which the Senior Subordinated Notes were issued.

Senior Subordinated Notes

The $625,000,000 of 9% Senior Subordinated Notes due 2008 issued under the Senior Subordinated Note Indenture.

Subject Lenders

The Senior Lenders holding a majority of the Senior Secured Lender Claims of those Senior Lenders who have executed a lock-up agreement with the Debtors agreeing to vote for the Plan.

Subscription Agent

The person engaged by the Debtors to conduct the Offering.

Subscription Commencement Date

The first Business Day [after which Ballots are mailed.]

Subscription Exercise Date

The date on or prior to the Subscription Expiration Date on which a Subscription Right is exercised by the holder thereof

Subscription Expiration Date

[The Voting Deadline].

Subscription Form

The form to be used by a holder of Subscription Rights to exercise such Subscription Rights.

Subscription Purchase Price

The purchase price that an Exercising Claimant must pay in order to exercise its Subscription Rights and purchase the New Senior Notes pursuant to the Debt Subscription Rights or purchase the New Common Stock pursuant to the Equity Subscription Rights in accordance with Section  9 of the Plan, which price shall be equal to (i) in the case of Equity Subscription Rights, the product of the number of such Exercising Claimant’s Equity Subscription Rights and the Subscription Price set forth in Section 9.4 of the Plan for Equity Subscription Rights and (ii) in the case of Debt Subscription Rights, the product of the number of such Exercising Claimant’s Debt Subscription Rights and the Subscription Price set forth in Section 9.5 of the Plan for Debt Subscription Rights.

Subscription Record Date

Ten days prior to the Subscription Commencement Date.

Subscription Rights

Collectively, the Equity Subscription Rights and the Debt Subscription Rights.

Subsidiary Equity Interests

Any Equity Interests in the Debtors (other than Magellan) owned by Magellan or any of its subsidiaries

Voting Agent

See section I of this Disclosure Statement for contact information.

Voting Deadline

                             , 2003, the last date for the actual receipt by the Voting Agent of ballots to accept or reject the Plan.

1.

Introduction

a.                                      Note:  Please refer to the above Glossary for definitions of most of the terms used in this Disclosure Statement.  Some terms that are used only in a specific section may be defined in that section.  Any terms used in this Disclosure Statement which are not otherwise defined herein shall have the meanings set forth in the Plan.

Magellan and 88 of its subsidiaries have commenced chapter 11 cases under the Bankruptcy Code.  The purpose of this Disclosure Statement is to provide information of a kind and in sufficient detail to enable the creditors who are entitled to vote to make an informed decision on whether to accept or reject the Plan.  In summary, this Disclosure Statement includes or describes:

Section	Summary of Contents
II	• the capital structure of Reorganized Magellan • the treatment of creditors and shareholders of the Debtors under the Plan
III	• which parties in interest are entitled to vote • how to vote to accept or reject the Plan
IV	• selected historical financial information • projections • valuation information
V	• the businesses of the Debtors • why the Debtors commenced their chapter 11 cases • the Offering
VI	• significant events that have occurred in the chapter 11 cases
VII	• directors and officers of Reorganized Magellan
VIII	• how distributions under the Plan will be made • how disputed claims will be resolved
IX	• certain factors creditors should consider before voting
X	• the procedure for confirming the Plan • a liquidation analysis
XI	• alternatives to the Plan
XII	• certain tax consequences

Please note that if there is any inconsistency between (i) the Plan (including the exhibits and schedules attached thereto and any supplements to the Plan) or (ii) the Plan Documents and the descriptions in the Disclosure Statement, the terms of the Plan (and the exhibits and schedules attached thereto and any supplements to the Plan) or the Plan Documents will govern.

Additional financial information about the Debtors can be found in the annual report on Form 10-KA for the year ended September 30, 2002, which was filed by Magellan with the Securities and Exchange Commission on January 23, 2003, the quarterly report on Form 10-Q for the quarter ended December 31, 2002, which was filed by Magellan on February 14, 2003 and the monthly operating reports filed by the Debtors in their chapter 11 cases.  Copies of these SEC filings are included in the Plan Supplement and available on the Internet at www.sec.gov.  The Debtors’ monthly operating reports are available on the Bankruptcy Court’s Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court.  See section IV.B herein for important information that should be considered when reviewing the Debtors’ financial information.

This Disclosure Statement, the Plan, and any documents referred to in the Disclosure Statement and the Plan are the only materials that creditors should use to determine whether to vote to accept or reject the Plan.

The last day to vote to accept or reject the Plan is                                    , 2003.
To be counted, your ballot must be actually received by the Voting Agent by this date.

The record date for determining which creditors may vote on the Plan [and
participate in the Offering] is                                    , 2003.

Prior to the commencement of these Reorganization Cases, Magellan entered into extensive discussions with certain of the holders of the Senior Note Claims and the Senior Subordinated Note Claims.  These holders formed an informal committee of noteholders (the “Informal Committee”) which included holders of approximately 64% of the principal amount of the Senior Notes and approximately 48% of the principal amount of the Senior Subordinated Notes.  Prior to the Commencement Date, the Informal Committee unanimously approved the restructuring set forth in the Plan.  In connection therewith, holders of 52% of the Senior Note Claims and 35% of the Senior Subordinated Note Claims executed lock-up and voting agreements pursuant to which the holders of these Claims have agreed to vote to accept the Plan.  The Debtors believe that approval of the Plan maximizes the recovery to creditors and Equity Interest holders.

Recommendation:

The Debtors urge creditors to vote to accept the Plan.

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the following address:

For Voting Classes 1, 4, and 7 (other than holders of Senior Note Claims and Senior Subordinated Note Claims):	For holders of Senior Note Claims and Senior Subordinated Note Claims (Class 7):

Bankruptcy Services, LLC	Innisfree M&A Inc.
70 E. 55th Street	501 Madison Avenue, 20th Floor
New York, NY 10022	New York, NY 10022
(Attn: Magellan Health Services, Inc.)	(Attn: Magellan Health Services, Inc.)

The summaries of the Plan and other documents related thereto are qualified in their entirety by the Plan and its exhibits and schedules, and the documents and exhibits contained in the Plan Supplement.  The Debtors will file the Plan Supplement with the Bankruptcy Court at least five days before the Voting Deadline.  The Debtors will also post the documents set forth in the Plan Supplement at www.magellanhealth.com as such documents become available, but in any event, at least five days before the Voting Deadline.  The financial and other information included in this Disclosure Statement are for purposes of soliciting acceptances of the Plan and are being communicated for settlement purposes only.

The Bankruptcy Code provides that only the ballots of creditors who timely vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained.  Failure to deliver timely a properly completed ballot by the voting deadline will constitute an abstention (will not be counted as either an acceptance or a rejection).  Any improperly completed or late ballot will not be counted.

II

Treatment of Creditors and Shareholders
Under the Plan

The Plan governs the treatment of claims against and interests in each of the Debtors in the chapter 11 cases.  The table in section II.B below summarizes the treatment for each class.  The table is followed by a description of the types of claims or interests in each class and a description of the property to be distributed under the Plan.  For purposes of this Disclosure Statement, the Debtors have assumed an Effective Date of June 30, 2003, total shares of New Common Stock (before giving effect to the Equity Offering) of 10,000,000 shares,  and that the Offering is comprised solely of an Equity Offering of 3,605,442 shares of New Common Stock at $13.87 per share.(2)

A.            New Capital Structure

The following table summarizes the proposed capital structure for Reorganized Magellan.  The New Senior Secured Obligations, the New Senior Notes, the New Aetna Note, the New Common Stock and the New Warrants are described in section II E below.

(2)The Disclosure Statement and Plan include provisions for both a Debt Offering and Equity Offering.  The motion to approve the Equity Subscription Commitment Letter is scheduled for April 3, 2003.  If the Equity Subscription Commitment Letter is approved, the Debtors will amend this Disclosure Statement and the Plan to remove all references to the Debt Offering (and related provisions) and the Equity Offering shall be the only Offering under the Plan.

Instrument	Description	Comments
New Senior Secured Credit Agreement

Approximately $115.8 million in term loans, $45 million in loans under a rollover facility and $75.3 million in reimbursement obligations for outstanding letters of credit, which shall be obligations of Reorganized Magellan, guaranteed by the wholly-owned subsidiaries of Reorganized Magellan (other than foreign subsidiaries and subsidiaries for which the giving of a guarantee would violate law) and secured by substantially all of the assets of Reorganized Magellan and its subsidiaries that guarantee the New Facilities.

Holders of Allowed Senior Secured Lender Claims (Class 1) will have rights and obligations under the New Senior Secured Credit Agreement.
New Senior Notes	Up to $300,000,000 in unsecured senior notes of Reorganized Magellan [plus up to $____ million of such senior notes issued upon the exercise of the Debt Subscription Rights.]

Issued to:

•    Holders of Allowed General Unsecured Claims (Class 7);

•    Exercising Claimants and the Debt Standby Purchaser to the extent such Debt Subscription Rights are not exercised; and

•    Houlihan Lokey on account of its success fee as set forth in its engagement letter.

New Aetna Note	Approximately $46.7 million note of Reorganized Magellan (which includes accrued interest of approximately $1.7 million through the Effective Date, which is assumed to be June 30, 2003).	Issued to the holder of the Aetna Claim (Class 4).
New Common Stock

13,605,442 million shares of common stock of Reorganized Magellan, par value $0.01 per share (10,000,000 shares of New Common Stock issued to holders of Claims and Interests in the Debtors and up to 3,605,442 shares of New Common Stock issued upon exercise of the Equity Subscription Right and to the Equity Standby Purchasers to the extent such Equity Subscription Rights are not exercised).

Issued to:

•    Holders of Allowed General Unsecured Claims (Class 7),

•    Holders of Magellan Preferred Stock Interests (Class 11) and Magellan Common Stock Interests (Class 12);

•    Exercising Claimants who exercise their Equity Subscription Rights and the Equity Standby Purchasers to the extent such Equity Subscription Rights are not exercised; and

•    Houlihan Lokey on account of its success fee as set forth in its engagement letter.

New Warrants	Warrants to purchase 250,000 shares of New Common Stock.	Issued to holders of Magellan Preferred Stock Interests (Class 11) and Magellan Common Stock Interests (Class 12).
New Aetna Warrant	Warrant to purchase 100,000 shares of New Common Stock.	Issued to Aetna in connection with Aetna Amended MSA.

Option or other stock-based awards	Ten percent of the New Common Stock after giving effect to the Equity Offering (approximately 1,511,716 shares of New Common Stock) reserved for issuance.	Available for issuance under New Management Incentive Plan.

B.            Summary of Classification and Treatment

The following table divides the Claims against and Equity Interests in the Debtors into separate classes and summarizes the treatment for each class under the Plan.  The table also identifies which classes are entitled to vote on the Plan based on provisions of the Bankruptcy Code.  Finally, the table indicates an estimated recovery for each class.  Important Note:  The recoveries described in the following table represent the Debtors’ best estimates of those values given the information available at this time and are not a guaranty of value.  These estimates do not predict the potential trading prices for any securities issued under the Plan.  Unless otherwise specified, the information in the following table and in the sections below is based on calculations as of [March      , 2003].  The estimation of recoveries makes the following assumptions:

•                                         The new debt instruments to be issued (i.e., the New Senior Secured Obligations, the New Senior Notes and the New Aetna Note) under the Plan are worth their face value.

•                                         The New Warrants to be issued under the Plan are worth $5.96 per New Warrant, based on the Black-Scholes valuation methodology using the following criteria:  an exercise price of $70.37 per share, a seven year term, an implied volatility of 50% and a risk free interest rate of 5.12%.

•                                         The estimated total equity value for Reorganized Magellan on the Effective Date is $211,100,000.  See the valuation discussion in section IV herein.

•                                         No value has been attributed to the Debt Subscription Rights or the Equity Subscription Rights.

Class	Designation	Treatment	Impairment	Entitled to Vote	Estimated Recovery
	Administrative Expense Claims	Payment in full (or as otherwise agreed.)	Unimpaired	No	100%
	Priority Tax Claims	Payment in full on Effective Date or over six years from the date of assessment of the tax, with interest or payment as otherwise agreed.	Unimpaired	No	100%
Class 1	Senior Secured Lender Claims	Holders of Senior Secured Lender Claims will receive the New Senior Secured Obligations. See Section II.C.1 herein.	Impaired	Yes	100%
Class 2	Other Secured Claims	Reinstated or such other treatment determined by the Debtors and described in Section 4.2 of the Plan.	Unimpaired	No	100%
Class 3	Priority Non-Tax Claims	Paid in full in cash on the later of the Effective Date and the date on which such Claim is Allowed.	Unimpaired	No	100%
Class 4	Aetna Claims	$ 15 million in Cash and the New Aetna Note. See Section II.C.4 herein.	Impaired	Yes	100%
Class 5	Provider Claims	Reinstated.	Unimpaired	No	100%
Class 6	Customer Claims	Reinstated.	Unimpaired	No	100%
Class 7	General Unsecured Claims, including the Senior Note Claims and Senior Subordinated Note Claims

For each $1,000 of Allowed General Unsecured Claim, a principal amount of New Senior Notes equal to the Note Distribution Amount and 9.701 shares of New Common Stock.  See section II.C.13 herein regarding enforcement of subordination provisions.

			Impaired	Yes	[48.3] to [51.6][1] %
Class 8	Convenience Claims	Paid in full in Cash.	Unimpaired	No	100%
Class 9	Intercompany Claims	Reinstated.	Unimpaired	No	100%
Class 10	Subsidiary Equity Interests	Reinstated.	Unimpaired	No	100%
Class 11	Magellan Preferred Stock Interests	200,000 shares of New Common Stock and New Warrants to purchase 200,000 shares of New Common Stock.	Impaired	No (deemed to reject)	N/A
Class 12	Magellan Common Stock Interests	50,000 shares of New Common Stock and New Warrants to purchase 50,000 shares of New Common Stock.	Impaired	No (deemed to reject)	N/A
Class 13	Securities Litigation Claims	No distribution.	Impaired	No (deemed to reject)	0%

(3)The estimated recovery is a range based upon an estimate of the total Allowed General Unsecured Claims of $957.1 million to $1,024.1 million.  The upper end of the range was calculated based upon the fact that a condition to confirmation of the Plan is that not more than $300 million of New Senior Notes may be distributed under the Plan (exclusive of the Debt Offering).  The estimated recoveries of the different types of the General Unsecured Claims are as follows and take into account the subordination rights as between the Senior Note Claims and the Senior Subordinated Note Claims:

Type of General Unsecured Claim	Estimated Recovery
Senior Note Claims	100%
Senior Subordinated Note Claims	[26.8] to [31.4]	%
General Unsecured Claims (other than Senior Note Claims and Subordinated Note Claims)	[48.3] to [51.6]	%

C.            Description of the Treatment of Classes of Claims and Equity Interests

Unless otherwise indicated, the characteristics and amount of the claims or interests in the following classes are based on the books and records of the Debtors.  For purposes of estimating the amount of Claims, the Debtors have assumed an Effective Date of June 30, 2003.

1.             Senior Secured Lender Claims (Class 1)

The Claims in this Class (Senior Secured Lender Claims) total $ 236.1 million (which amount includes $75.3 million of letters of credit outstanding under the Senior Secured Credit Agreement as of the Commencement Date and all accrued and unpaid interest and fees thereunder).  The Claims are based on amounts owed by the Debtors under the Senior Secured Credit Agreement and amounts owed by certain other Debtors that have guaranteed those obligations.  Holders of the Senior Secured Lender Claims assert that such Claims are secured by pledges of the stock of certain of the other Debtors and certain non-Debtors by certain Debtors and non-Debtors and by liens on the other assets of certain of the Debtors and non-Debtors.

The following table shows the calculation of the Claims in this Class:

Instrument	Amount
Revolver (loans)	$45.0 million
Term B Loan	$57.9 million
Term C Loan	$57.9 million
Total (non-contingent)	$160.8 million
Undrawn letters of credit	$75.3 million

Pursuant to the Plan, the holders of the Senior Secured Lender Claims shall receive the New Senior Secured Obligations which shall be governed by a New Senior Secured Credit Agreement.  The New Senior Secured Credit Agreement shall be substantially in the form as set forth in the Plan Supplement.  The following is a summary of the terms of the New Senior Secured Credit Agreement and the New Facilities:

a.             New Facilities.

(1)           A Rollover Facility in an aggregate principal amount of $[120,484,061.38], which amount includes unreimbursed letter of credit disbursements and issued but undrawn letters of credit (the “Rollover Facility”).  Letters of Credit outstanding under the Rollover Facility will remain outstanding and will be subject to renewal as described below under “Letters of Credit”.

(2)           A Tranche B Term Loan Facility in an aggregate principal amount of $57,881,095.64 (the “New Tranche B Facility”).

(3)           A Tranche C Term Loan Facility in an aggregate principal amount of $57,881,095.97 (the “New Tranche C Facility” and, together with the New Tranche B Facility, the “New Term Loan Facilities” and, together with the Rollover Facility, are referred to herein as the “New Facilities”).

b.             Purpose and Availability.

(1)           On the Effective Date, Tranche B Loans under the Senior Secured Credit Agreement will become loans under the New Tranche B Facility (without any additional loans being made by the Lenders under the New Tranche B Facility).  Amounts repaid or prepaid under the New Tranche B Facility may not be reborrowed.

(2)           On the Effective Date, Tranche C Loans under the Senior Secured Credit Agreement will become loans under the New Tranche C Facility (without any additional loans being made by the Lenders under the New Tranche C Facility).  Amounts repaid or prepaid under the New Tranche C Facility may not be reborrowed.

(3)           On the Effective Date, Revolving Loans under the Senior Secured Credit Agreement will become loans under the Rollover Facility pursuant to the Plan.  Amounts repaid or prepaid under the Rollover Facility may not be reborrowed.

(4)           On the Effective Date, letters of credit outstanding under the Senior Secured Credit Agreement will become letters of credit under the Rollover Facility.  No additional letters of credit will be issued under the Rollover Facility.  Any letter of credit rolled over from the Senior Secured Credit Agreement may be renewed or extended if (a) such letter of credit provides for automatic renewal by its terms or (b) no increase is made in the aggregate face amount of such letter of credit, in each case subject to the terms of such letter of credit and the terms of the Rollover Facility.  Such letters of credit will be used by Reorganized Magellan solely for general corporate purposes and may be renewed or extended up to the fifth business day prior to the Maturity Date or the Extended Maturity Date, as applicable (each as defined below).

c.             Guarantees.  All obligations of Reorganized Magellan under the New Facilities and under interest rate protection agreements entered into with any lender under the Tranche B Facility, Tranche C Facility or the Rollover Facility (the “New SSA Lenders”) (or any affiliate of any New SSA Lender) will be unconditionally guaranteed (the “Guarantees”) by each wholly owned subsidiary of Reorganized Magellan other than any foreign subsidiary (to the extent and for as long as the guarantee by such foreign subsidiary would cause adverse tax consequences to Reorganized Magellan) and any subsidiary for which the giving of a Guarantee would violate applicable law, or any regulation, rule, order, approval, license or other restriction issued or imposed by any governmental authority or for which such guaranty would cause any net worth or net equity requirement or similar calculation or requirement  imposed by any law or any regulation, rule, order, approval, license or other restriction issued or imposed by any governmental authority not to be satisfied (collectively, the “Guarantors”).

d.             Security.  The New Facilities, the Guarantees and any interest rate protection agreements entered into with any New SSA Lender (or any affiliate of any New SSA Lender) will be secured by substantially all the assets of Reorganized Magellan and each Guarantor (collectively, the “Collateral”).

All pledges, security interests and mortgages related to the Collateral shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent, and, subject to customary limited exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages, except in respect of certain obligations owing to Aetna as described below.

e.             Letters of Credit.  On the Effective Date, letters of credit outstanding under the Senior Secured Credit Agreement will be automatically deemed to be letters of credit issued under the Rollover Facility.  No additional letters of credit shall be issued under the Rollover Facility.  Any letter of credit rolled over from the Senior Secured Credit Agreement may be renewed or extended if (a) such letter of credit provides for the automatic renewal by its terms or (b) no increase is made in the aggregate face amount of such letter of credit, in each case subject to the terms of such letter of credit and the terms of the Rollover Facility.

Each letter of credit renewed or extended under the Rollover Facility will be issued by the Issuing Bank under the Senior Secured Credit Agreement that issued such letter of credit under the Senior Secured Credit Agreement.  Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the Maturity Date or the Extended Maturity Date (as defined below), as applicable.

To the extent that there are drawings under any letter of credit under the Rollover Facility, each New SSA Lender under the Rollover Facility shall be irrevocably obligated to pay to the Administrative Agent, for the account of such Issuing Bank, its pro rata percentage of such letter of credit drawing (based upon their respective Rollover Facility loans) and the amount paid to such Issuing Bank shall be added to the principal amount of the Rollover Facility.

The issuance of a letter of credit by an Issuing Bank shall be subject to the customary procedures, and reimbursement of the customary costs, of such Issuing Bank.

f.              Maturity and Amortization.  Except as provided below, each of the New Facilities will mature on November 30, 2005 (the “Maturity Date”).  In the event that either (1) Aetna waives its rights under Sections 7.E and 8.C.ii of the Aetna Amended MSA (which prohibits Magellan from extending the maturity of the New Facilities beyond November 30, 2005 under certain circumstances) or (2) the Required Lenders have agreed in writing to the release of their liens on the Purchased Assets (as defined in Aetna Amended MSA), to the crediting or offsetting of any obligations of Aetna under the Aetna Purchase Option against any obligations of Reorganized Magellan under the New Aetna Note and to such other covenant waivers as may be necessary in order to permit the consummation of the Aetna Purchase Option, then Reorganized Magellan shall be permitted to extend the Maturity Date to a date not later than November 30, 2006 (as so extended, the “Extended Maturity Date”) if Reorganized Magellan shall have satisfied the conditions set forth in the New Senior Secured Credit Agreement.

Reorganized Magellan shall be required to make the following amortization payments, payable in quarterly installments:

Date	Total Principal Payment
March 31, 2004	$11,000,000
June 30, 2004	$11,000,000
September 30, 2004	$11,000,000
December 31, 2004	$11,000,000
March 31, 2005	$15,000,000
June 30, 2005	$15,000,000
September 30, 2005	$15,000,000
November 30, 2005	$147,246,254

; provided, however, that in the event the maturity of the New Facilities is extended to the Extended Maturity Date, (a) no amortization payment shall be due and payable on November 30, 2005, (b) on the last day of each fiscal quarter ending after the Maturity Date but prior to the Extended Maturity Date an amortization payment of $15,000,000 shall be due and payable and (c) the entire remaining principal amount outstanding under the New Facilities shall be due and payable on the Extended Maturity Date.

The aggregate amount of amortization for each period set forth above shall be allocated among the New Facilities on a pro rata basis (determined using (x) the aggregate principal amount of loans outstanding under each of the New Term Loan Facilities and the Rollover Facility on the Effective Date and (y) the aggregate amount of unreimbursed letter of credit disbursements and the aggregate face amount of undrawn letters of credit, in each case, on the Effective Date) and shall be applied to repay loans outstanding under the New Facilities.  In the event the amount allocated to the Rollover Facility exceeds the aggregate amount of loans thereunder outstanding on the date of such payment, such excess (i) shall be deposited in an account with the Administrative Agent and held as cash collateral in respect of reimbursement obligations under letters of credit at 105% of the face amount thereof and (ii) after the application described in clause (i), any excess shall be allocated among outstanding loans under the New Term Loan Facilities on a pro rata basis (determined using the aggregate principal amount of loans outstanding under each of the New Term Loan Facilities on the Effective Date).

To the extent any letter of credit issued under the New Senior Secured Credit Agreement terminates, is terminated, is reduced or expires prior to the final maturity of the Rollover Facility, and the beneficiary thereof does not make a draw thereunder, the amount of such letter of credit shall be credited to Reorganized Magellan’s obligations to pay any amounts on account of the Rollover Facility pursuant to the amortization schedule set forth above or otherwise in the order in which such obligations arise.

g.             Mandatory Prepayments.  Loans under the New Facilities shall be prepaid from asset sale proceeds and debt issuances as more fully described in the New Senior Secured Credit Agreement.  The aggregate amount of any mandatory prepayment shall be allocated among the New Facilities on a pro rata basis (determined using (x) the aggregate principal amount of loans outstanding under each of the New Term Loan Facilities and the Rollover Facility on the Effective Date and (y) the aggregate amount of unreimbursed letter of credit disbursements and the aggregate face amount of undrawn letters of credit, in each case, on the Effective Date) and shall be applied to reduce the remaining amortization amounts described above under “Maturity and Amortization” in the inverse order of maturity against the remaining payments.  In the event the amount allocated to the Rollover Facility exceeds the aggregate amount of loans thereunder outstanding on the date of such prepayment, such excess (i) shall be deposited in an account with the Administrative Agent and held as cash collateral in respect of reimbursement obligations under letters of credit at 105% of the face amount thereof and (ii) after the application described in clause (i), any excess shall be allocated among outstanding loans under the New Term Loan Facilities on a pro rata basis (determined using the aggregate principal amount of loans outstanding under each of the New Facilities on the Effective Date).

h.             Cash Interest Rates.  The cash interest rate under the New Facilities will be ABR plus 3.25% per annum, payable quarterly.  ABR is the Alternate Base Rate, which is the higher of the Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

i.              Pay-in-Kind Interest.  In the event that the Maturity Date is extended to the Extended Maturity Date, interest will accrue on the New Facilities, in addition to the cash interest described above, from and including the Maturity Date to the Extended Maturity Date at a rate equal to 3.00% per annum, which additional interest shall be payable in the form of additional principal obligations under each of the respective New Facilities.

j.              Fees.  1.00% of the aggregate amount of the New Facilities payable to the Administrative Agent, for the account of the New SSA Lenders, on the Effective Date, which shall be payable to the New SSA Lenders on a pro rata basis based upon their respective (x) loans outstanding under each of the New Term Loan Facilities and the Rollover Facility on the Effective Date and (y) amount of unreimbursed letter of credit disbursements and amount of undrawn letters of credit, in each case on the Effective Date.

k.             Letter of Credit Fee.  A per annum fee equal to 4.25% will accrue on the aggregate face amount of outstanding letters of credit under the Rollover Facility, payable in arrears at the end of each quarter and upon the termination of the Rollover Facility.  In addition, Reorganized Magellan shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Rollover Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

l.              Covenants.  The New Senior Secured Credit Agreement shall contain affirmative and negative covenants usual for facilities and transactions of this type and others to be reasonably specified by the Administrative Agent (to be applicable to Reorganized Magellan and its subsidiaries) all as more fully set forth in the New Senior Secured Credit Agreement.  The New Senior Secured Credit Agreement will contain a covenant prohibiting Reorganized Magellan from paying cash interest on the New Senior Notes when it has the option to make a payment in kind.

Class 1 is impaired and entitled to vote to accept or reject the Plan.

2.             Other Secured Claims (Class 2)

The Claims in this Class (Other Secured Claims) consists of the Claims of miscellaneous creditors secured under equipment leases, mechanics and tax liens, liens of landlords on accounts, or similar Claims.  For purposes of the Plan, each holder of a Claim secured by distinct property will be treated as being in a separate subclass of Class 2.  The Debtors estimate that the Claims in this Class total approximately $                          .

At the sole option of the Reorganized Debtors, the Reorganized Debtors will pay these Secured Claims in full, reinstate the debt, return the collateral, or provide periodic cash payments having a present value equal to the value of the secured creditor’s interest in the Debtors’ property.  Any Claims in this Class that the Debtors choose to pay in full shall be paid on the Effective Date by the Debtors.  To the extent the Claim of a creditor exceeds the value of the collateral in which it has an interest, such excess will become part of Class 7 (General Unsecured Claims).  To the extent a Secured Claim accrues interest under applicable local law and the holder of such Claim is entitled to interest based on the value of the collateral, such Secured Claim will include interest.

The Claims in Class 2 are not impaired and are not entitled to vote to accept or reject the Plan.

3.             Priority Non-Tax Claims (Class 3)

The Claims in this Class (Priority Non-Tax Claims) are the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims).  For the Debtors, these Claims relate primarily to prepetition wages and employee benefit plan contributions that had not yet been paid as of the Commencement Date.  Most of these Claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Commencement Date.  The Debtors estimate that the aggregate allowed amount of the Claims in this Class remaining unpaid as of the Effective Date will be approximately $                              .  Except to the extent that a holder of an Allowed Priority Non-Tax Claim has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtors and the holder of such Claim.

The Claims in Class 3 are not impaired and are not entitled to vote to accept or reject the Plan.

4.             Aetna Claim (Class 4)

The Claims in this Class (the Aetna Claims) will, as of the Effective Date, total approximately $61,700,000 (which includes accrued and unpaid interest of approximately $1,700,000).  The Claims are based on amounts owed by Magellan under Section 7 of the Aetna Master Service Agreement.  On the Effective Date, Aetna, as the holder of the Aetna Claim, which Claim is irrevocably deemed Allowed under the Plan, shall receive, on account of such Claim and on account of Aetna’s rights under the Aetna Amended MSA:  (a) $15 million in Cash, (b) the New Aetna Note, in the principal amount of $45 million plus an amount equal to interest on $60 million from February 15, 2003 through and including the Effective Date at the interest rate set forth in the New Aetna Note, (c) the New Aetna Warrant and (d) the rights provided for under the Aetna Registration Rights Agreement.  Moreover, the Confirmation Order shall confirm that the Aetna Amended MSA and all documents and instruments related thereto (which documents were previously assumed by the Debtors pursuant to an Order of the Bankruptcy Court) shall be binding on the Reorganized Debtors.

Class 4 is impaired and entitled to vote to accept or reject the Plan.

5.             Provider Claims (Class 5)

The Claims in this Class (Provider Claims) are Claims against Magellan and/or the other Debtors for Claims of Providers.  Most of these Provider Claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Commencement Date.  The Debtors estimate that the aggregate allowed amount of the Claims in this Class remaining unpaid as of the Effective Date will be approximately $                     .  Each holder of an Allowed Provider Claim shall be paid in the ordinary course of the business of the Reorganized Debtors.

The Claims in Class 5 are not impaired and are not entitled to vote to accept or reject the Plan.

6.             Customer Claims (Class 6)

The Claims in this Class (Customer Claims) are Claims against Magellan and/or its debtor-subsidiaries for amounts due under service contracts between Magellan and/or its debtor-subsidiaries and their customers (i.e., insurance companies, corporate clients and others who pay Magellan and/or its debtor-subsidiaries for services) for, among other charges, profit sharing, reimbursement, performance penalties, retroactive membership adjustments and other payments.  Customer Claims do not include the Aetna Claim or any Claims related to service contracts for which a notice of termination has been received by Magellan or any of its subsidiaries (which Claims (other than the Aetna Claim) will be treated under Class 7).  Most of these Customer Claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Commencement Date.  The Debtors estimate that the aggregate allowed amount of the Claims in this Class remaining unpaid as of the Effective Date will be approximately $                           .  Each holder of an Allowed Customer Claim shall be paid in the ordinary course of the business of the Reorganized Debtors.

The Claims in Class 6 are not impaired and are not entitled to vote to accept or reject the Plan.

7.             General Unsecured Claims (Class 7)

The total amount of in Claims in this Class (General Unsecured Claims) which were timely filed against the Debtors exceeds $                               , and the Debtors estimate the ultimate Allowed amount of Claims in this Class will be approximately $                         based on the following:

Instrument	Estimated Allowed Amount
Senior Note Claims (including accrued interest of $8.4 million through the Commencement Date)		$258.4 million
Senior Subordinated Note Claims (including accrued interest of $32.2 million through the Commencement Date)		$657.2 million
Ordinary course Claims from vendors and suppliers		$9.5 million
Claims from rejection Claims from executory contracts and unexpired leases		$7.6 million
Unclaimed Property Claims		$24.5 million
Litigation and other unliquidated Claims	$	[0] to [67.0] million[1]
Total	$	[957.1] to $[1,024.1] million

Except to the extent that an Allowed General Unsecured Claim is an Insured Claim, for each $1,000 of Allowed General Unsecured Claims, the holder thereof will receive:

(a)           on the Effective Date,  a principal amount of New Senior Notes equal to the Note Distribution Amount (which, assuming an Effective Date of June 30, 2003, is $290.76)  and 9.701 shares of  New Common Stock, and

(b)           as set forth in Section 9 of the Plan, on the Subscription Commencement Date, each holder of a General Unsecured Claim shall have the right to participate in the Offering as set forth therein.

Pursuant to Section 5.4 of the Plan and the enforcement of the subordination provisions of the Senior Subordinated Note Indenture provided therein, the holders of Allowed Senior Note Claims will receive New Senior Notes on account of such Claims in an aggregate principal amount equal to the principal amount of the Senior Notes plus accrued and unpaid interest through the Effective Date (whether or not any post-petition interest is Allowed by the Bankruptcy Court).  As a result, the holders of General Unsecured Claims will receive as follows:

(4)As of the date of the filing of this Disclosure Statement, the Bar Date has not been set.  This number represents a range of zero to a number at which the total  General Unsecured Claims would be such that no more than $300 million of New Senior Notes would be issued pursuant to the Plan (other than in connection with the Debt Offering).

Type of Claim held by Holder	Distribution On Account of $1,000 of Allowed General Unsecured Claim
Senior Note Claims

New Senior Notes equal to the amount of such Allowed Claim and any accrued interest on the Senior Note Claims at a rate of 10 3/8% per annum through the Effective Date, whether or not allowed by the Bankruptcy Court (estimated to be approximately $266.2 million in the aggregate for Senior Note Claims); no shares of New Common Stock; and the right to participate in the Offering as set forth in Section 9 of the Plan.

Senior Subordinated Note Claims

13.515 shares of New Common Stock (estimated to be 8,882,004 shares in the aggregate for Senior Subordinated Note Claims); no New Senior Notes; and the right to participate in the Offering as set forth in Section 9 of the Plan.

General Unsecured Claim (other than Senior Note Claims and Senior Subordinated Note Claims)	A principal amount of New Senior Notes equal to the Note Distribution Amount; 9.701 shares of New Common Stock; and the right to participate in the Offering as set forth in Section 9 of the Plan.(5)

As a result (and before giving effect to the Offering), holders of Allowed General Unsecured Claims will receive, in the aggregate, (i) New Senior Notes in an aggregate principal amount not to exceed $300 million and (ii) approximately 9,677,419 shares of New Common Stock.  The Senior Note Claims and the Senior Subordinated Note Claims are Allowed in full under the Plan.

In addition, if the Plan is accepted by Class 7, holders of General Unsecured Claims (Class 7) are also entitled to (a) a number of shares of New Common Stock equal to 2.5% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock to be issued upon exercise of the Equity Subscription Rights), subject to dilution by the New Warrants, the Aetna Warrant, the New Management Incentive Plan and the Equity Offering and (b) New Warrants to purchase a number of shares of New Common Stock equal to 2.5% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock to be issued upon exercise of the Equity Subscription Rights) (collectively, the “Equity Shares and Warrants”) which Equity Shares and Warrants will be transferred to the holders of the Magellan Preferred Stock Interests (Class 11) and the holders of the Magellan Common Stock Interests (Class 12), as set forth in Sections 4.11 and 4.12 of the Plan.  If the Plan is not accepted by Class 8, the Equity Shares and Warrants will not be issued.

(5)  If Allowed General Unsecured Claims were [957.1] million, holders of Allowed General Unsecured Claims (other than Senior Note Claims and Senior Subordinated Note Claims) would receive, in the aggregate, $12.1 million of New Senior Notes and 403,443 shares of New Common Stock.   If Allowed General Unsecured Claims were [$1.024.1] million, holders of Allowed General Unsecured Claims (other than Senior Note Claims and Senior Subordinated Note Claims) would receive, in the aggregate, $32.2 million of New Senior Notes and 1,053,151 shares of New Common Stock.  Based on total Allowed General Unsecured Claims of $998 million, holders of Allowed General Unsecured Claims (other than Senior Note Claims and Senior Subordinated Note Claims) would receive, in the aggregate, New Senior Notes of $23.8 million and 795,262 shares of New Common Stock.

A holder of an Allowed General Unsecured Claim that is an Insured Claim shall be paid in the ordinary course of the business of the Reorganized Debtors to the extent that such Claim is insured and shall have an Allowed General Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of such Insured Claim.

The Claims in Class 7 are impaired and entitled to vote to accept or reject the Plan.

8.             Convenience Claims (Class 8)

The Debtors estimate that over 20,000 prepetition unsecured creditors have Claims of $500 or less.  For purposes of administrative convenience, and in accordance with section 1122(b) of the Bankruptcy Code, the Plan provides that each holder of a General Unsecured Claim whose Claim is allowed in the amount of $500 or less (or reduces its Claim, when voting on the Plan, to $500), will receive a cash distribution in the amount of its Allowed Claim rather than participating in the distributions for Class 7.  The Debtors estimate that Allowed Claims of approximately $2.2 million are $500 or below and that an additional 2,000 holders of Allowed Claims between $500 and $1000 may reduce their Claims to $500 (representing additional Allowed Claims of approximately $600,000), in each case which will fall within this Class.  As a result of the fact that a substantial portion of the Convenience Claims relate to unclaimed property, the Debtors believe that a large portion of the cash payments to be made to this Class will revest in the Debtors pursuant to Section 6.6 of the Plan.

The Claims in Class 8 are not impaired and not entitled to vote to accept or reject the Plan.

9.             Intercompany Claims of the Debtors (Class 9)

The Claims in this Class (Intercompany Claims) consist of the Claims held by Magellan or a wholly-owned subsidiary of Magellan against Magellan or another wholly-owned Debtor.  Unless the Debtors agree otherwise, Intercompany Claims will be reinstated.  These Intercompany Claims will not receive any of the property distributed to other claimholders under the Plan.

The Claims in Class 9 are not impaired and not entitled to vote to accept or reject the Plan.

10.           Subsidiary Equity Interests (Class 10)

Class 10 consists of all Equity Interests of the Debtors that are subsidiaries of Magellan.  All of the Subsidiary Equity Interests will be reinstated under the Plan.

Class 10 is not impaired and not entitled to vote to accept or reject the Plan.

11.           Magellan Preferred Stock Interests (Class 11)

Class 11 consists of the Series A Redeemable Preferred Stock of Magellan with an aggregate preference amount of $[72.9] million (which includes $[13.8] million of accrued and unpaid dividends).  The holders of the Magellan Preferred Stock outstanding as of the Distribution Record Date shall receive their Ratable Proportion of (a) a number of shares of New Common Stock equal to 2.0% of the New Common Stock to be issued on the Effective Date

(without regard to the New Common Stock to be issued upon exercise of the Equity Subscription Rights), subject to dilution by the New Warrants, the Aetna Warrant, the New Management Incentive Plan and the Offering and (b) New Warrants to purchase a number of shares of New Common Stock equal to 2.0% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock to be issued upon exercise of the Equity Subscription Rights).  All distributions to holders of Magellan Preferred Stock Interests are deemed to be first distributed to Class 7 (General Unsecured Claims) and then to the holders of Magellan Preferred Stock Interests.  If Class 7 (General Unsecured Claims) votes against the Plan, the holders of Magellan Preferred Stock Interests (Class 11) will not be entitled to any distributions under the Plan.

Class 11 will be deemed to reject the Plan.

12.           Magellan Common Stock Interests (Class 12)

Class 12 consists of all Equity Interests in Magellan represented by its common stock, $0.01 par value.  As of the Commencement Date, there were 35,318,926 shares of Magellan Common Stock outstanding.  The holders of the Magellan Common Stock outstanding as of the Distribution Record Date shall receive their Ratable Proportion of (a) a number of shares of New Common Stock equal to 0.5% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock to be issued upon exercise of the Equity Subscription Rights), subject to dilution by the New Warrants, the Aetna Warrant, the New Management Incentive Plan and the Offering and (b) New Warrants to purchase a number of shares of New Common Stock equal to 0.5% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock to be issued upon exercise of the Equity Subscription Rights).  All distributions to holders of Magellan Common Stock Interests are deemed to be first distributed to Class 7 (General Unsecured Claims) and then to the holders of Magellan Common Stock Interests).  If Class 7 (General Unsecured Claims) votes against the Plan, the holders of Magellan Common Stock Interests (Class 12) will not be entitled to any distributions under the Plan.

Class 12 will be deemed to reject the Plan.

13.           Securities Litigation Claims (Class 13)

The Claims in this Class (Securities Litigation Claims) consist of all Claims under the securities laws that have been or could have been asserted against Magellan or any of the other Debtors.  Claims under the securities laws include Claims arising from rescission of a purchase or sale of a security of any of the Debtors or for damages for the purchase or sale of such a security.  Such Claims also include any Claims for reimbursement or contribution in connection with such Claims for rescission or damages.  Securities of the Debtors includes any note, bond, debenture, or share of preferred or common stock, whether or not outstanding on the Commencement Date including the Senior Notes, the Senior Subordinated Notes, the Magellan Preferred Stock Interests and the Magellan Common Stock Interests.  The Debtors are not aware of any Claims in this Class.

Section 510(b) of the Bankruptcy Code subordinates all the Claims in this class to the Claims represented by the underlying securities.  The Plan does not provide any distribution for holders of Claims in this class.

Class 13 will be deemed to reject the Plan.

D.            Enforcement of Subordination Provisions

Pursuant to Section 5.4 of the Plan, the distributions under the Plan to holders of Allowed Senior Note Claims and Allowed Senior Subordinated Note Claims take into account the contractual subordination provisions relating to such.  Therefore, the distributions to holders of Allowed Senior Note Claims in Class 7 are adjusted to reflect the turnover by the holders of the Allowed Senior Subordinated Note Claims of all of the New Senior Notes to which they otherwise would be entitled to the holders of the Allowed Senior Note Claims; and the distribution to the holders of the Allowed Senior Subordinated Note Claims are adjusted to reflect the turnover to them of all the shares of New Common Stock to which the holders of the Allowed Senior Note Claims would otherwise be entitled.

Accordingly, after the recognition and implementation of the contractual subordination as provided above, the distributions to the holders of Claims in Class 7 shall not be subject to levy, garnishment, attachment or other legal process by any holder of indebtedness senior to the indebtedness of the holders of the Claims in Class 7 by reason of claimed contractual subordination rights.  On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders of senior indebtedness from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of Claims in Class 7.

E.             Non-cash Property to Be Distributed Under the Plan

1.             New Senior Secured Credit Agreement

Reorganized Magellan will become obligated under the New Senior Secured Credit Agreement.  See section II.C.1 herein for a description of the New Senior Secured Credit Agreement and the New Facilities.  A form of the agreement will be included in the Plan Supplement.

2.             New Senior Notes

Reorganized Magellan will issue up to $300,000,000 of New Senior Notes on the Effective Date plus up to $                          of New Senior Notes to be issued in connection with the exercise of the Debt Subscription Rights.  New Senior Notes will be issued to Houlihan Lokey on account of their success fee as set forth in its engagement letter with Magellan.  See section II.G.4 herein.

The New Senior Notes will be unsecured obligations solely of Reorganized Magellan and shall not be guaranteed by any of Reorganized Magellan’s subsidiaries.  The New Senior Notes will mature on November 15, 2007.  The New Senior Notes shall bear interest at the rate of 9-3/8% per annum, payable on the same dates as the existing Senior Notes and shall have substantially the same terms as the existing Senior Note Indenture.  During the period from the Effective Date through November 15, 2004, Magellan will have the option prior to any scheduled interest payment to either pay such interest in cash or make a payment in kind (i.e., issuance of additional New Senior Notes) (the “PIK payments”), subject to the limitations set forth in the New Senior Secured Credit Agreement.  Any PIK payments shall be made at a rate of 10-3/8% per annum for periods prior to and including November 15, 2003 and 13-3/8 % for PIK payments from November 16, 2003 through and including November 15, 2004.  The New Senior Notes shall be subordinated to the New Senior Secured Obligations (and any replacement or refinancing thereof)

to the same extent that the Senior Subordinated Notes are subordinated to the Senior Secured Credit Agreement.  The New Senior Notes will be issued under an indenture qualified under the Trust Indenture Act of 1939.  A form of the indenture will be included in the Plan Supplement.

3.             New Warrants

Reorganized Magellan will be authorized to issue warrants representing 2.5% of the New Common Stock issued on the Effective Date (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights, the New Warrants, the New Management Incentive Plan and the New Aetna Warrants) or approximately 250,000 shares (assuming 10,000,000 shares of New Common Stock outstanding as of the Effective Date).  The New Warrants shall expire on the seventh anniversary of the Effective Date and shall have an exercise price equal to $625 million divided by the number of shares of New Common Stock issued to holders of Senior Subordinated Note Claims under the Plan (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights) (or approximately $70.37 per share).  The New Warrants will be subject to customary anti-dilution adjustments, such as for stock splits, combinations, stock dividends, and similar transactions.  A form of the warrant agreement will be included in the Plan Supplement.

4.             New Aetna Warrant

Reorganized Magellan will be authorized to issue a warrant to purchase a number of shares of New Common Stock equal to 1.0% of the New Common Stock to be issued on the Effective Date (without regard to the New Common Stock issued upon exercise of the Equity Subscription Rights, the New Warrants, the New Management Incentive Plan and the New Aetna Warrant) or approximately 100,000 shares (assuming 10,000,000 shares of New Common Stock outstanding as of the Effective Date).  The New Aetna Warrant shall be exercisable on or after January 1, 2006 and expire on the fifth anniversary of the Effective Date and shall have an exercise price equal to the per share value of the New Common Stock set forth in the Disclosure Statement (or approximately $21.11 per share).  A form of the New Aetna Warrant will be included in the Plan Supplement.

5.             New Common Stock

Reorganized Magellan will be authorized to issue 30,000,000 shares of New Common Stock.  Approximately ten million shares of New Common Stock will be issued as of the Effective Date to holders of Claims in Class 7 and Equity Interests in Classes 11 and 12 (which amount includes approximately 72,581 shares of New Common Stock will be issued to Houlihan Lokey on account of its success fee as set forth in its engagement letter).  Approximately 250,000 shares will be reserved for the exercise of the New Warrants and approximately 100,000 shares will be reserved for the exercise of the New Aetna Warrant.  An amount equal to 10% of the New Common Stock issued pursuant to the Plan (inclusive of New Common Stock issued pursuant to the Equity Offering and the Equity Subscription Commitment Letter) (or 1,511,716 shares) will be reserved for issuance upon the exercise of options or other stock-based awards granted under the New Management Incentive Plan.  Up to 3,605,442 shares of New Common Stock will be issued in connection with the exercise of the Equity Subscription Rights and to the Equity Standby Purchasers to the extent such Equity Subscription Rights are not exercised..  See section II.G.4 herein.  The balance of the shares will be available for general corporate purposes.  The following chart lists the equity capitalization for Reorganized Magellan as of the Effective Date before giving effect to the exercise of any New Warrants and any options granted pursuant to the New Management Incentive Plan:

Holder	Number of Shares of New Common Stock	%
General Unsecured Claims	9,677,419(6)	71.1%
Magellan Preferred Stock Interests	200,000(6)	1.5%
Magellan Common Stock Interests	50,000(6)	0.4%
Equity Offering (including New Common Stock issued pursuant to the Equity Subscription Commitment Letter)	3,605,442(6)	26.5%
Houlihan Lokey	72,581	0.5%
Total	13,605,442 (all shares) (6)	100.00%
Magellan Preferred Stock Interests	200,000 (upon exercise of the New Warrants)	N/A
Magellan Common Stock Interests	50,000 (upon exercise of the New Warrants)(7)	N/A
Aetna (New Aetna Warrant)	100,000 (upon exercise of the New Aetna Warrant)(7)	N/A
Management (New Management Incentive Plan)	1,511,716 (upon exercise of such options)(8)	N/A

F.             Exit L/C Facility

In connection with the consummation of the Plan, the Debtors are authorized to enter into financing arrangements with JPMorgan Chase Bank (and other members of the bank group acceptable to Magellan) and one or more financial institutions or other parties (the “Exit Issuers”) to make available to Reorganized Magellan not less than $__ million in letters of credit (the “Exit L/C Facility”) which shall be secured only by cash collateral in the amount equal to 105% of the letters of credit issued under the Exit L/C Facility.  Reorganized Magellan and the other Reorganized Debtors are authorized to execute and deliver all documents, agreements and other instruments necessary or desirable to effectuate the same.

G.            Administrative Expenses

To confirm the Plan, Administrative Expense Claims and allowed Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of those Claims.  Administrative expenses are the actual and necessary costs and expenses of the Debtors’ chapter

(6) Subject to dilution from the exercise of the New Warrants and the Aetna Warrant as well as issuances of New Common Stock in connection with the New Management Incentive Plan and the Equity Offering (including purchases by the Equity Standby Purchasers).  Also, subject to adjustment based on the actual number of shares of New Common Stock issued to holders of Allowed General Unsecured Claims.  The numbers in the chart above assume total General Unsecured Claims of $998 million and 10 million shares of New Common Stock (before the Equity Offering).  If fewer or a greater number of shares of New Common Stock are issued in connection with the Plan, the number of shares of New Common Stock will be adjusted, but the percentages will remain the same.

(7) Number of shares will be adjusted to reflect actual number of shares issued to Allowed General Unsecured Claims.

(8) Number of shares to be equal to 10% of the outstanding shares of New Common Stock (after giving effect to the Equity Offering).  Number of shares will be adjusted to reflect actual number of shares of New Common Stock.

11 cases.  Those expenses include, but are not limited to, postpetition salaries and other benefits for employees, postpetition rent for facilities and offices, amounts owed to vendors providing goods and services during the chapter 11 cases, postpetition obligations to Providers and customers, tax obligations incurred after the commencement of the chapter 11 cases, including interest, if applicable, under relevant state law, and certain statutory fees and expenses.  Other administrative expenses include the actual, reasonable, and necessary professional fees and expenses of the professionals retained by the Debtors and the Official Committee, certain fees and expenses incurred in connection with the Equity Subscription Commitment Letter, and litigation Claims arising after the Commencement Date, once liquidated, to the extent not covered by insurance.  Postpetition litigation Claims covered by insurance, once liquidated, will be paid in the ordinary course of the Debtors’ business.

Consistent with the requirements of the Bankruptcy Code, the Plan generally provides for allowed Administrative Expense Claims to be paid in full on the later of the Effective Date and the first business day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes allowed, except for Administrative Expense Claims relating to ordinary course of business transactions, which will be paid by the Debtors in accordance with the past practice of the Debtors and in accordance with the terms of the agreements governing or relating to such obligations.  Allowed Administrative Expense Claims relating to compensation of the professionals retained by the Debtors or the Official Committee, or for the reimbursement of expenses for certain members of the Official Committee will, unless otherwise agreed by the claimant, be paid on the date on which an order allowing such Administrative Expense Claim is entered.

Allowed Priority Tax Claims will be paid, at the option of the Debtors, either (a) in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such Claim becomes allowed or (b) with interest at a fixed annual rate equal to 6% per annum over a period not exceeding six (6) years from the date of assessment of the tax.  All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by the Debtors as they come due.  Valid liens of the holders of Allowed Priority Tax Claims are not affected by the Plan.

1.             Fees and Expenses of Professionals

The Debtors estimate that, subsequent to Commencement Date, various professionals will file fee applications, for approximately $[7 million], excluding success fees, assuming the Effective Date is June 30, 2003.  Professional fees are subject to review and approval by the Bankruptcy Court.

2.             Payments to Healthcare Partners, Inc

Magellan engaged Healthcare Partners Inc. (“HPI”) as their management consultants.  HPI is a newly formed entity that specializes in providing management and other business consulting services to healthcare and managed care companies.  Mr. Shulman and Dr. Lerer are principals and Mr. Kudla and Ms. Mezin are consultants (each an “Officer” and, collectively referred to herein as, the “Officers”).  Magellan entered into (i) that certain letter agreement, dated December 3, 2002, among Magellan, HPI, Steven J. Shulman, and Dr. René Lerer and (ii) Schedule B to the letter agreement executed by Magellan, Keith Kudla and Danna Mezin (collectively, the “HPI Engagement Letter”).  Pursuant to the HPI Engagement Letter, HPI made available to the Debtors the services of the Officers, with Mr. Shulman serving as Chief

Executive Officer of the Debtors.  On January 8, 2003, Mr. Shulman appointed Dr. Lerer as Chief Operating Officer of Magellan.

Prior to the date of the HPI Engagement Letter, Daniel S. Messina resigned as Chief Executive Officer of Magellan.  Due to the size of the Debtors’ operations and the complexity of their attendant financial difficulties, at that time, the Debtors determined that they needed to augment their existing management and, most importantly, hire a new Chief Executive Officer.  The Debtors also determined that extensive management experience in the healthcare field was a prerequisite to the hiring of any new management.  After an extensive interview process, during which other candidates were interviewed and considered, the Debtors, together with their financial and legal consultants, selected HPI and the Officers to augment their management team and entered into the HPI Engagement Letter.

During the term of the HPI Engagement Letter, the Chief Executive Officer and the other Officers have and will devote substantially all of their business time and efforts to the services and duties set forth in the engagement letter, except that the Officers may serve on boards of directors and advisory boards of other companies provided that such services do not interfere with their obligations to the Debtors.

The HPI Engagement Letter provides that HPI will charge the Debtors a monthly fee of $250,000, as well as reimbursement for reasonable out-of-pocket expenses incurred in connection with the engagement.  In addition, as is more particularly set forth in the HPI Engagement Letter, HPI will be entitled to receive a performance-based success bonus which could be as much as $2,000,000 based on the consummation of a successful restructuring and the achievement of various financial and operational targets (the “HPI Reorganization Fee”).

Pursuant to an Order of the Bankruptcy Court entered on                                   , the retention of HPI pursuant to the HPI Engagement Letter was approved in all respects including payment of the HPI Reorganization Fee.

Magellan has paid HPI monthly payments aggregating $1,000,000 through March 11, 2003, plus reimbursement of expenses and anticipates that an additional $750,000 in monthly payments will be made through and including the Effective Date (assuming an Effective Date of June 30, 2003) pursuant to the terms of the HPI Engagement Letter.  In addition, Reorganized Magellan will pay to HPI, after the Effective Date, the HPI Reorganization Fee in an amount of between $300,000 to $2 million.

3.             Payments to Gleacher

On September 19, 2002, the Debtors retained Gleacher Partners LLC (“Gleacher”) as their financial advisor in connection with their restructuring efforts, including in connection with these Reorganization Cases.  The terms and conditions of Gleacher’s retention by the Debtors are set forth in that certain letter agreement by and between the Debtors and Gleacher (the “Gleacher Engagement Letter”), dated September 19, 2002.  Among other things, the Gleacher Engagement Letter provides for a monthly cash retainer fee in the amount of $175,000.  The monthly fees are to be credited against the Gleacher Restructuring Fee (as defined below) payable to Gleacher by the Debtors; provided, however, that any such credit shall not exceed $1,050,000.  Upon the completion of a restructuring (as described in the Gleacher Engagement Letter), the Debtors shall pay to Gleacher the amount of $6,000,000 (the “Gleacher Restructuring Fee”).

Pursuant to an Order of the Bankruptcy Court entered on                         , the retention of Gleacher pursuant to the Gleacher Engagement Letter was approved in all respects including the payment of the Gleacher Restructuring Fee.

Magellan has paid Gleacher monthly payment aggregating $                       through                       - and anticipates that an additional $_________ in monthly payments (exclusive of reimbursement of expenses) will be made through and including the Effective Date pursuant to the terms of the Gleacher Engagement Letter.  In addition, Reorganized Magellan will pay to Gleacher the Gleacher Restructuring Fee on or about the Effective Date.

4.             Payments to Houlihan Lokey

On October 8, 2002, the Informal Committee retained Houlihan Lokey as their financial advisors in connection with their negotiations with the Debtors regarding the terms of a restructuring.  The terms and conditions of Houlihan Lokey’s retention by the Informal Committee are set forth in that certain Engagement Letter, dated October 8, 2002, as amended as of March 10, 2003 (the “Houlihan Lokey Engagement Letter”).  The Houlihan Lokey Engagement Letter provides for, among other things, a monthly fee in the amount of $150,000 plus reimbursement for all of Houlihan Lokey’s reasonable out-of-pocket expenses.  In addition, upon the completion of a Transaction (as defined in the Houlihan Lokey Engagement Letter), the Debtors will pay to Houlihan Lokey an additional fee equal to 0.75% of the aggregate recoveries to the holders of the General Unsecured Claims in the same consideration that is given to such holders of General Unsecured Claims pursuant to the Plan or, at the option of the Informal Committee, and with the consent of the Debtors, in cash (the “Houlihan Lokey Transaction Fee”).  Magellan has paid Houlihan Lokey monthly payments aggregating $             through                and anticipates that an additional $                   in monthly payments will be made pursuant to the terms of the Engagement Letter.

[Update for Committee Retention.]

In addition, pursuant to Section 5.17 of the Plan, based on the assumption of Allowed General Unsecured Claims of approximately $997 million and 10,000,000 shares of New Common Stock outstanding on the Effective Date (prior to the Equity Offering), the Debtors anticipate that approximately $2.2 million in New Senior Notes and 72,581 shares of New Common Stock will be delivered to Houlihan Lokey on or about the Effective Date in full satisfaction of the Houlihan Lokey Transaction Fee.

5.             Payments to Equity Standby Purchasers

On March 10, 2003, the Debtors entered into the Equity Subscription Commitment Letter with the Equity Standby Purchasers, which, inter alia, provides for the payment of certain fees to and expenses of the Standby Purchasers.

The Equity Subscription Commitment Letter provides for the payment to the Equity Standby Purchasers  of a commitment fee (the “Commitment Fee”)  in an amount equal to 3% ($1,500,000) of the aggregate maximum purchase price of the investment to be made pursuant to the Equity Subscription Commitment Letter (the “Investment”), which shall be earned as follows: (A) 50% of the Commitment Fee will be earned upon acceptance of the Equity Subscription Commitment Letter by Magellan and paid to the Equity Standby Purchasers within three (3) business days of Bankruptcy Court approval of the Equity Subscription Commitment Letter; and (B) the remainder of the Commitment Fee will be earned and paid (1) when and if the

Equity Standby Purchasers consummate the Investment and purchase in the Offering not less than $25 million of New Common Stock, or (2) in the event that Magellan fails to consummate the Investment because the Equity Subscription Commitment Letter has been terminated by the Equity Standby Purchasers based on (1) the occurrence of Termination Event (b), (c), (d), (e), (f), (g), (n), (p), or (q) (as defined in the Equity Subscription Commitment Letter); or (2) the occurrence of Termination Event (o) as a result of failure to meet Conditions Precedent (a), (b) , or (j)(as defined in the Equity Subscription Commitment Letter), in which event the remainder of the Commitment Fee shall be paid within ten (10) business days of the effective date of the termination.

The Equity Subscription Commitment Letter also provides for the payment to the Equity Standby Purchasers of a break-up fee (the “Equity Break-Up Fee”) in an amount equal to 2% ($1,000,000) of the maximum aggregate purchase price of the Investment in the event that Magellan fails to consummate (other than by reason of the exercise of all allocated Subscription Rights by the Participating Other Holders (both as defined in the Term Sheet) or as a result of the breach of either Equity Standby Purchaser’s obligations under the Equity Subscription Commitment Letter) the Investment with the Equity Standby Purchasers on or before December 15,  2003, as a result of (A) Magellan consummating by such date any equity investment other than the Investment by the Equity Standby Purchasers or (B) (1) the occurrence of Termination Event (b), (c), (d), (e), (f), (g), (n), (p), or (q)(as defined in the Equity Subscription Commitment Letter); or (2) the occurrence of Termination Event (o) as a result of failure to meet Conditions Precedent (a), (b),  or (j) (as defined in the Equity Subscription Commitment Letter).

Finally, the Equity Subscription Commitment Letter provides for the Debtors to reimburse the Equity Standby Purchasers for all reasonable actual fees and expenses (the “Expenses”) incurred by or on behalf of the Equity Standby Purchasers in connection with the negotiation, preparation, execution and delivery of this Equity Subscription Commitment Letter and any and all definitive documentation or other acts relating hereto or thereto, including, but not limited to, the actual reasonable fees and expenses of counsel, accountants and/or consultants to the Equity Standby Purchasers and the fees and expenses incurred by the Equity Standby Purchasers in connection with any due diligence (including fees and expenses payable to consultants), all in an amount not to exceed $250,000,  provided, however, that should the Equity Subscription Commitment Letter or the Equity Offering require the Equity Standby Purchasers and their counsel to participate in litigation, contested matters, adversary proceedings, or negotiations necessitated by such litigation, contested matter or adversary proceedings, related to the Chapter 11 Cases subsequent to the Commencement Date, and while the Equity Subscription Commitment Letter remains in full force and effect, the Debtors will be obligated to reimburse the Equity Standby Purchaser for all Expenses incurred as a consequence.

On April     , 2003, the Bankruptcy Court approved the Commitment Letter (including payment of the Expenses, the Commitment Fee, and the Break-Up Fee, whether incurred or earned before or after the Filing Date), as administrative expenses and obligations of the Magellan estates.

6.             Statutory Fees to United States Trustee

The Debtors are required to pay statutory fees pursuant to Chapter 123 of title 28, United States Code.  Any quarterly statutory fees that are outstanding on the Effective Date, as determined by the Bankruptcy Court, will be paid on the Effective Date.

H.            Payments of Provider and Physician Advisor Claims and Customer Claims

1.             Provider Claims and Claims by Physician Advisors

The fundamental nature of the Debtors’ business is to provide, or assist in the coordination of, care for their Members through a process of referring their Members to appropriate behavioral health care providers.  The Debtors utilize a number of different types of providers, including, individual practitioners or group practices, such as psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists, licensed clinical professional counselors, employee assistance program counselors and other behavioral healthcare professionals, and facilities such as inpatient psychiatric and substance abuse hospitals, intensive outpatient facilities, partial hospitalization facilities, and other intermediate care and alternative care facilities.  Of the Providers used by the Debtors, approximately 40% are under contract with the Debtors (the “Contract Providers”) and the remainder, approximately 60%, are non-contract providers (the “Non-Contract Providers”).  In all cases, the Debtors are responsible for payment to Providers for services rendered.

As an integral part of assisting their Members in receiving appropriate mental health care and managing that care, the Debtors have contracts with a network of individual mental health physicians whose primary purpose is to evaluate treatment provided or proposed for Members and make recommendations to the Debtors regarding the medical necessity and appropriateness of that treatment (the “Physician Advisors”).  In total, the Debtors have contracts with approximately 150 active Physician Advisors.  Without qualified evaluators, the Debtors would not be able to adequately determine the level or type of medical care necessary and appropriate for their Members, nor would the Debtors be able to maintain and control the cost of care.  Moreover, many state utilization review statutes and regulation and accreditation bodies require that only trained and experienced physicians make adverse medical necessity determinations.   Additionally, those same state agencies require that appeals of adverse medical necessity decisions be conducted by independent third party Physician Advisors.

Pursuant to an Order of the Bankruptcy Court entered on the Commencement Date, the payments due to Providers and Physician Advisors (whether relating to the period prior or subsequent to Commencement Date) have been authorized to be paid in full in the ordinary course of business.

2.             Customer Claims

The Debtors’ source of revenue is their contracts with their customers in the following four segments: (i) Workplace Group, (ii) Health Plan Solutions Group, (iii) Public Solutions Group and (iv) Corporate and Other.  The Debtors’ contracts with customers typically have terms of one to three years, and in certain cases contain renewal provisions (at the customer’s option) for successive terms of between one and two years (unless terminated earlier).

Pursuant to an Order of the Bankruptcy Court entered on the Commencement Date, the Debtors have been authorized to make payments due to the customers in respect of their contracts.

I.              Deemed Consolidation for Voting and Distribution Purposes

For purposes of voting and for distributions to holders of Allowed Claim in Class 7 under the Plan, the Debtors will be deemed consolidated and treated as equivalent to a single legal entity.  This “deemed” consolidation has two major effects.  First, it eliminates guarantees of the obligations of one Debtor by another Debtor.  Second, each Claim filed in Class 7 against any of the Debtors will be considered to be a single claim against the consolidated Debtors.  The Debtors believe that both of these effects are beneficial to creditors as a whole and accomplish a fairer distribution of value among creditors than allowing certain creditors to enforce multiple claims.

Except as specified in the Plan, the deemed consolidation will not affect (other than for purposes related to funding distributions under the Plan) the legal and organizational structure of the Debtors or pre and post-Commencement Date guarantees, liens and security interests, any financing entered into on the Effective Date or pursuant to any contract or lease that is assumed under the Plan, or distributions out of any insurance policies or proceeds of policies.

The Debtors believe that the foregoing deemed consolidation of their respective estates is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.  The two critical factors considered in assessing the entitlement to substantive consolidation are (i) whether creditors dealt with the Debtors as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the Debtors are so entangled that consolidation will benefit all creditors.  With respect to the first factor, creditors who make loans on the basis of the financial status of a separate entity expect to be able to look to the assets of their particular borrower for satisfaction of that loan.  The second factor involves whether there has been a commingling of the assets and business functions and considers whether all creditors will benefit because untangling is either impossible or so costly as to consume the assets.  The following is a discussion of these factors as they relate to the Debtors.

There is a factual basis for the deemed consolidation of the Debtors.  First, the Debtors believe that many of the Debtors’ vendors, suppliers, and customers likely have dealt with Magellan and its subsidiaries as a single, undifferentiated entity.  It is the Debtors’ view that this course of dealing and the expectations of certain holders of General Unsecured Claims justify consolidation for distribution purposes.

Second, the affairs of the Debtors are entangled.  The Debtors consist of Magellan and 88 of its direct and indirect subsidiaries.  Through the subsidiary Debtors, Magellan provides services to its customers and payments to its Providers.  There is in many cases little correlation between the names under which many of the Debtors conduct business and the names of the legal entities that technically own the Debtors’ assets.  This fact alone could make it very difficult for creditors to ascertain which Debtor they have a Claim against.

Third, the books and records of the Debtors reflect a large amount of intercompany Claims reflecting, among other things, advances from Magellan to fund its subsidiaries’ operations, upstreamed funds from certain Debtors to enable Magellan to make payments to creditors, the allocation of corporate overhead, and the transfer of other property from one Debtor to another.  These intercompany Claims are assets of certain of the Debtors and Claims against other Debtors.  In order to accurately calculate the distributions to creditors of a particular Debtor, all relevant intercompany Claims would have to be valued.  In view of the complexity of such transactions and the adjustments that have been made over time, it would be difficult to reconcile intercompany Claims without embarking on an enormous effort that would diminish the return for all creditors.

Finally, the Debtors participate in a unified cash management system (which includes non-Debtor subsidiaries) which could make it extremely difficult and costly to confirm a Plan for individual Debtors.

In view of the foregoing, the Debtors believe that creditors would not be prejudiced to any significant degree by the deemed consolidation proposed in the Plan.  The Debtors believe that a deemed consolidation is consistent with many of their creditors’ having dealt with the Debtors as a single economic entity.  Further, the Debtors believe that such deemed consolidation would best use the Debtors’ assets and maximize the potential of all of the Debtors to pay the creditors of each entity the distributions proposed in the Plan.

J.             Securities Law Matters

Holders of General Unsecured Claims (including Senior Note Claims and Senior Subordinated Note Claims), Magellan Preferred Stock Interests and Magellan Common Stock Interests will receive Plan Securities pursuant to the Plan.  Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a Plan.

1.             Issuance and Resale of New Securities Under the Plan.

Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933, as amended, (the “Securities Act”) the offer or sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange for a Claim against, or an Equity Interest in, such debtor.  In reliance upon this exemption, the Plan Securities issued to creditors under the Plan generally will be exempt from the registration requirements of the Securities Act.  Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code.  In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (i) purchases a Claim with a view to distribution of any security to be received in exchange for the Claim other than in ordinary trading transactions, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (iv) is a control person of the issuer of the securities or other issuer of the securities within the meaning of Section 2(11) of the Securities Act.  The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a “control  person.”

Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act.  Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

Whether any particular person would be deemed to be an “underwriter” with respect to any security issued under the Plan would depend upon the facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an “underwriter” with respect to any security issued under the Plan.

In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of the reorganizing Debtors, the Debtors make no representations concerning the right of any person to trade in the Plan Securities to be distributed pursuant to the Plan.  Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning whether they may freely trade such securities.

K.            Registration Rights Agreement

Effective as of the Effective Date, Reorganized Magellan, the Standby Purchasers (to the extent required) and certain holders of shares of New Common Stock and New Senior Notes who may be deemed to be “underwriters” or “affiliates” of Reorganized Magellan for purposes of the Securities Act, shall enter into the Registration Rights Agreement.  Pursuant to the Registration Rights Agreement, among other things, Reorganized Magellan shall:  (i) within sixty days after the Effective Date, prepare and file, and shall use its reasonable best efforts to have declared effective within sixty days thereafter, a registration statement under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, of the shares of New Common Stock and New Senior Notes (the “Registrable Securities”) held by the Standby Purchasers and the other Exercising Claimants and certain “underwriters” or “affiliates” of Reorganized Magellan (the “Shelf Registration”); and (ii) keep the Shelf Registration effective for a period ending on the earlier of (a) the date that is the two-year anniversary of the date upon which such registration statement is declared effective by the Securities and Exchange Commission (the “SEC”), (b) the date such Registrable Securities have been disposed of pursuant to an effective registration statement, (c) the date such Registrable Securities have been disposed of (1) pursuant to and in accordance with SEC Rule 144 (or any similar provision then in force) under the Securities Act or (2) pursuant to another exemption from the registration requirements of the Securities Act pursuant to which the Registrable Securities are thereafter freely tradable without restriction under the Securities Act, (d) the date such Registrable Securities may be disposed of pursuant to SEC Rule 144 (or any similar provision then in force) within the volume limitations thereunder within a 90 day period or pursuant to SEC Rule 144(k) (or any similar provision then in force) under the Securities Act or (e) such Registrable Securities cease to be outstanding.  The Registration Rights Agreement shall contain black-out periods and liquidated damage provisions, of the type customarily included in registration rights agreements used in connection with the offering and sale of debt securities under SEC Rule 144A, that will require Reorganized Magellan to pay liquidated damages to the holders of the Registrable Securities in the event that Reorganized Magellan shall fail to satisfy certain deadlines.  The Registration Rights Agreement shall be reasonably satisfactory to the Official Committee.

L.            Aetna Amended MSA and the Aetna Purchase Option

The Aetna Amended MSA was entered into prior to the Commencement Date.  Magellan (and the other Debtors, to the extent they are a party) has obtained the Bankruptcy Court’s authorization and approval  to assume the Aetna Amended MSA pursuant to an order of the Bankruptcy Court dated as of                            to the extent set forth therein.  Reorganized Magellan  (and the other Reorganized Debtors, to the extent they are a party) are authorized to execute and deliver all documents, agreements and other instruments necessary or desirable to effectuate the same, including the New Aetna Note, the New Aetna Warrant, the Aetna Registration Rights Agreement, all guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option and all such documents shall be binding upon the Reorganized Debtors party thereto.

In addition (i) Aetna may exercise the Aetna Purchase Option and purchase the Aetna-dedicated business unit prior to December 31, 2005 if specified events occur and (ii) in the event Aetna elects to extend the Aetna Master Services Agreement through December 31, 2006, Aetna shall be entitled to exercise the Aetna Purchase Option at specified times during the extension period.  Notwithstanding anything to the contrary set forth in the Aetna Amended MSA, Reorganized Magellan shall not be entitled to consummate the sale contemplated by the Aetna Purchase Option, or permit the obligations of Aetna under the Aetna Purchase Option to be credited or offset against any obligations of Reorganized Magellan under the New Aetna Note, without the prior written consent of the Required Lenders (as defined in the New Senior Secured Credit Agreement) to the extent that all obligations under the New Senior Secured Credit Agreement have not been indefeasibly paid in full.  Aetna and Reorganized Magellan executed the Aetna Amended MSA prior to the Commencement Date.  The Aetna Amended MSA specifies a number of circumstances in which the amendment will terminate (subject to waiver by Aetna in its sole discretion), including, among others, an order approving the assumption of the Aetna Amended MSA (and the Aetna Master Services Agreement) by Magellan not having been entered within 60 days of the Commencement Date and the documentation relating to the reorganization not being satisfactory to Aetna.

Pursuant to the terms of the Aetna Amended MSA, notwithstanding anything to the contrary set forth in the Plan Documents, Reorganized Magellan shall not, and shall cause each of its affiliates not to, enter into, renew, amend, modify, supplement or extend (or to agree or commit to do any of the foregoing) any agreement, contract, arrangement or other transaction (including, without limitation, any bank facility or refinancing thereof) that would result in the imposition or continuance of any lien on any of the Purchased Assets) which would not be released upon the sale of the Purchased Assets to Aetna, or that would prevent, alter or delay any of the transactions contemplated by the Aetna Master Service Agreement or the Asset Purchase Agreement (including without limitation the repayment of the New Aetna Note, the exercise of the Aetna Purchase Option, the execution of the Asset Purchase Agreement or the consummation of the purchase contemplated thereunder); provided that the New Senior Secured Credit Agreement, together with any amendments thereto as may be entered into from time to time after the date thereof, shall be excluded from the foregoing covenant but only to the extent that the stated maturity of the loans under such agreement (as it may be so amended) is not extended beyond November 30, 2005.

M.           NASDAQ Listing

Reorganized Magellan shall use its reasonable best efforts to cause the New Common Stock to be listed on the national market system of Nasdaq or such other national securities exchange for which it may qualify.

N.            Reservation of “Cram Down” Rights

The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan over the dissent of any class of Claims or Equity Interests as long as the standards in section 1129(b) are met.  This power to confirm a plan over dissenting classes often referred to as “cram down”  is an important part of the reorganization process.  It assures that no single group (or multiple groups) of Claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code.

The Debtors reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any class entitled to vote.  In the event a class votes to reject the Plan, the Debtors will request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such class.  The Debtors will also seek such a ruling with respect to each class that is deemed to reject the Plan.

III.

Voting Procedures and Requirements

Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement.  For purposes of the Plan, Classes 1, 4, and 7 are the only classes entitled to vote.

If your Claim is not in one of these Classes, you are not entitled to vote and you will not receive a ballot with this Disclosure Statement.  If your Claim is in one of these Classes, you should read your ballot and follow the listed instructions carefully.  Please use only the ballot that accompanies this Disclosure Statement.

Ballot information number:

For Voting Classes 1, 4, and 7 (other than holders of Senior Note Claims and Senior Subordinated Note Claims): (212) 376-8494

For holders of Senior Note Claims and Senior Subordinated Note Claims (Class 7): (877) 750-2689

A.            Vote Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of Claims is determined by calculating the number and the amount of Claims voting to accept, based on the Allowed Claims actually voting.  Acceptance requires an affirmative vote of more than one-half of the total number of Allowed Claims voting and two-thirds in amount of the total Allowed Claims voting.

B.            Classes Not Entitled to Vote

Under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are unimpaired by the Plan.  Based on this standard, for example, the holders of Priority Non-Tax Claims and miscellaneous Secured Claims are not being affected by the Plan.

In addition, classes of Claims or interests that are not entitled to receive property under the Plan (Class 11 (Magellan Preferred Stock Interests), Class 12 (Magellan Common Stock Interests) and Class 13 (Securities Litigation Claims)) are deemed not to have accepted the Plan.  While Class 11 (Magellan Preferred Stock Interests) and Class 12 (Magellan Common Stock Interests) are receiving a distribution, such distribution is first being distributed to holders of General Unsecured Claims (Class 7) who are then transferring such distribution to holders interest in Class 11 (Magellan Preferred Stock Interests) and Class 12 (Magellan Common Stock Interests).  Such a transfer of the New Common Stock and New Warrants is not deemed to be a distribution by the Debtors under the Plan and therefore the holders of such Equity Interests are not entitled to vote.  For a summary of the classes entitled to vote, see the charts in section II.B.

C.            Voting

In order for your vote to be counted, your vote must be actually received by the Voting Agent at the following address before the Voting Deadline of 4:00 p.m., prevailing Eastern Time, on         , 2003:

Voting Agent:

For Voting Classes 1, 4, and 7 (other than holders of Senior Note Claims and Senior Subordinated Note Claims):

Bankruptcy Services, LLC

70 E. 55th Street

New York, NY 10022

(Attn:  Magellan Health Services, Inc.)

For holders of Senior Note Claims and Senior Subordinated Note Claims (Class 7):

Innisfree M&A Inc.

501 Madison Avenue, 20th Floor New York, NY 10022

(Attn:  Magellan Health Services, Inc.)

If the instructions on your ballot require you to return the ballot to your bank, broker, or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the Voting Agent before the Voting Deadline.  If a ballot is damaged or lost, you may contact the Debtors’ Voting Agent at the number set forth above.  Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will not be counted.

IV.

Financial Information, Projections, and Valuation Analysis

A.                                    Selected Historical Financial Information

This section provides financial information concerning the recent financial condition and results of operations of Magellan and its subsidiaries.  [The financial information includes a consolidating balance sheet, as of March 31, 2003, a consolidating statement of operations for the six months ended March 31, 2003, and a statement of sources and uses of cash for each of the six month period ended March 31, 2003.]  Subject to the matters described in this section IV.A the accompanying unaudited historical financial information has been prepared in accordance with generally accepted accounting principles.

1.             Consolidating Balance Sheet ended March 31, 2003 (Unaudited)

[To be provided]

2.             Consolidating Statement of Operations for the six months ended March 31, 2003 (Unaudited)

[To be provided]

3.             Statement of Sources and Uses of Cash for the six months ended March  31, 2003 (Unaudited)

[To be provided]

B.            Projections

The following projected pro forma balance sheets and projected financial performance (the “Projections”) reflect the operations of Magellan and its subsidiaries (including the Debtors and non-Debtor subsidiaries).

It is important to note that the Projections and estimates of value described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of these businesses.  These assumptions include the growth of certain lines of business, labor and other operating costs, inflation, and the level of investment required for capital expenditures and working capital (see assumptions below).  Please refer to section IX below for a discussion of many of the factors that could have a material effect on the information provided in this section.

The Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current regulatory environment that will have an unexpected impact on the Debtors’ operations.  The Projections assume an Effective Date of June 30, 2003, with Allowed Claims treated in accordance with the Plan.  Expenses incurred as a result of the Reorganization Cases are assumed to be paid upon the Effective Date.  If the Debtors do not emerge from chapter 11 by June 30, 2003, as assumed for purposes of this analysis, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed.  These expenses could significantly impact the Debtors’ results of operations and cash flows.

The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto), and the unaudited actual results reported in the monthly operating reports of the Debtors.  The Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

Magellan does not, as a matter of course, publicly disclose projections as to its future revenues, earnings, or cash flow.  Accordingly, none of Magellan, the Debtors, Reorganized Magellan or the Reorganized Debtors intends to update or otherwise revise the Projections to reflect circumstances existing since their preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants.  The Projections have not been compiled, or prepared for examination or review, by the Debtors’ independent auditors (who accordingly assume no responsibility for them).  Furthermore, the Projections have been prepared to reflect projected estimates of cash balances on hand (in bank balances) and not cash balances according to generally accepted accounting principles.

WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND

CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS.  CONSEQUENTLY, THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTORS (OR ANY OTHER PERSON) THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED BELOW.  THE INDUSTRY IN WHICH THE DEBTORS COMPETE IS HIGHLY COMPETITIVE AND THE DEBTORS’ EARNINGS MAY BE SIGNIFICANTLY ADVERSELY AFFECTED BY CHANGES IN THE COMPETITIVE ENVIRONMENT, CHANGES IN SUPPLY AND DEMAND DYNAMICS, THE PRICE EROSION OF SERVICES PROVIDED, REGULATORY CHANGES AND FUTURE IMPROVEMENTS IN TECHNOLOGY.  DUE TO THE FACT THAT THE PROJECTIONS ARE SUBJECT TO SIGNIFICANT UNCERTAINTY AND ARE BASED UPON ASSUMPTIONS WHICH MAY NOT PROVE TO BE CORRECT, NEITHER THE DEBTORS NOR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THEIR ACCURACY OR COMPLETENESS.

The following Projections include assumptions as to the reorganized equity value of Reorganized Magellan (see section IV.B.6 below), certain write-downs of its assets to fair market value and estimates of its liabilities as of the Effective Date.  Reorganized Magellan will be required to reflect such estimates or actual balances as of the Effective Date.  Such determination will be based upon the fair value of its assets as of that date, which could be materially greater or lower than the values assumed in the foregoing estimates.

1.               Pro Forma Projected Consolidated Balance Sheet as of June 30, 2000
(Unaudited) (a)

($ in thousands)	June 30, 2003	Reorganization Adjustments	Fresh Start Adjustments	Pro Forma June 30, 2003

Assets
Cash and Cash Equivalents(1)	$99,179	$17,250	$0	$116,429
Accounts Receivable, Net	73,037	0	0	73,037
Cash Collateral for Letters of Credit(2)	0	15,750	0	15,750
Restricted Cash and Investments	112,325	0	0	112,325
Refundable Income Taxes	1,966	0	0	1,966
Other Current Assets	14,756	0	0	14,756
Total Current Assets	$301,263	$33,000	$0	$334,263

Property and Equipment, Net	$83,720	$0	$0	$83,720
Deferred Income Taxes	0	0	0	0
Investments in Unconsolidated Subs.	12,183	0	0	12,183
Other Long-Term Assets	15,400	0	0	15,400
Goodwill(3)	502,334	0	(502,334)	0
Other Intangible Assets(4)	62,562	0	30,540	93,102
Reorg. Value in Excess of Identifiable Assets(5)	0	0	549,702	549,702
Total Assets	$977,462	$33,000	$77,908	$1,088,370

Liabilities and Stockholders’ Equity
Accounts Payable	$19,453	$0	$0	$19,453
Accrued Liabilities(6-8)	213,999	77,834	(187,873)	103,959
Medical Claims Payable	191,207	0	0	191,207
Total Current Liabilities	$424,659	$77,834	($187,873)	$314,619

Liabilities Subject to Compromise
Accounts Payable and Other Accrued Liabilities	$43,586	($43,586)	$0	$0

Debt
Total Debt(9-12)	$1,046,461	($536,114)	$0	$510,347

Deferred Credits and Long-Term Liabs.	$1,640	$0	$0	$1,640
Minority Interest	689	0	0	689
Preferred Stock(13)	69,851	(69,851)	0	0
Stockholders’ Equity	(609,424)	604,717	265,782	261,075
Total Liabilities and Stockholders’ Equity	$977,462	$33,000	$77,908	$1,088,370

NOTES TO PRO FORMA PROJECTED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2003

1.             $15 million adjustment for cash payment to Aetna, $2 million adjustment for cash payment of Convenience Claims, $15.8 million adjustment for cash collateralization of additional letters of credit and $50 million of additional cash from Equity Offering (and from the Equity Standby Purchasers).

2.             $15.8 million adjustment for cash collateralization of $15 million in additional letters of credit at 105% of face value.  Subsequent cash collateralization relates to rollover from the New Senior Secured Credit Agreement.

3.             Adjusted to zero in connection with fresh start accounting rules concerning the extinguishment of goodwill upon Debtors’ emergence from Chapter 11.

4.             Adjustment to restate other intangible assets at fair value upon Debtors’ emergence from Chapter 11 in accordance with fresh start accounting rules.

5.             Adjustment to reconcile assets with reorganized stockholders’ equity upon Debtors’ emergence from Chapter 11 in accordance with fresh start accounting rules.

6.             Adjustments of $45 million (exclusive of $1.7 million in accrued interest on the Aetna Claim) for the issuance of the New Aetna Note (in lieu of cash that was to be paid in February 2003) and $15 million for a cash payment to Aetna.

7.             Offsetting and illustrative reorganization and fresh start adjustments of $187.6 million to accrued income taxes upon Debtors’ emergence from Chapter 11 in accordance with fresh start accounting rules.

8.             $15.6 million adjustment for accrued interest on Magellan’s Senior Notes, $1.7 million for accrued interest on the Aetna Claim, ($32.2 million adjustment to Senior Subordinated Notes executed at 11:59 pm, June 30, 2003)

9.             Includes New Senior Notes in the amounts of $15.6 for accrued interest on the Senior Notes, $23.8 million for New Senior Notes issued to other General Unsecured Creditors and $2.2 million for New Senior Notes issued to Houlihan Lokey.

10.           New Aetna Note issued in lieu of $45 million in cash that was to be paid February 2003 plus accrued interest of $1.7 million in respect of Aetna Claim.

11.           $625 million Senior Subordinated Notes adjusted to zero in connection with tax rules concerning the extinguishment of debt in the context of a Chapter 11 filing and at 11:59 pm, June 30, 2003.

12.           Assumes total General Unsecured Claims of approximately $997 million and New Senior Notes issued in the aggregate principal amount of $289.4 to satisfy those claims (exclusive of $2.2 million of New Senior Notes issued to Houlihan Lokey in payment for advisory services).

13.           Adjusted to zero in connection with tax rules concerning the extinguishment of preferred stock in the context of a Chapter 11 filing.

2              Projected Condensed Consolidated Balance Sheets (Unaudited)

($ in Thousands) CONSOLIDATED BALANCE SHEET	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008

Current Assets:
Cash and Cash Equivalents	$104,692	$113,631	$108,027	$142,854	$94,658	$155,136
Accounts Receivable, Net	68,143	69,305	72,537	59,784	63,038	65,836
Restricted Cash and Investments	142,244	161,834	153,011	166,366	179,751	192,396
Refundable Income Taxes	1,966	1,966	1,966	1,966	1,966	1,966
Other Current Assets	14,756	14,756	14,756	13,919	11,406	11,406
Total Current Assets	$331,801	$361,491	$350,297	$384,889	$350,819	$426,740

Property and Equipment, Net	$104,043	$114,691	$121,259	$96,875	$83,809	$76,117
Investments in Unconsolidated Subs.	12,023	12,023	12,023	12,023	12,023	12,023
Other Long-Term Assets	16,949	15,636	16,991	16,591	26,012	24,184
Goodwill	0	0	0	0	0	0
Other Intangible Assets	87,095	75,483	63,931	57,397	52,529	48,902
Reorg. Value in Excess of Identifiable Assets	549,702	549,702	549,702	549,702	549,702	549,702

Total Assets	$1,101,613	$1,129,026	$1,114,202	$1,117,476	$1,074,894	$1,137,668

Current Liabilities:
Accounts Payable	$17,387	$17,161	$17,199	$15,139	$15,588	$15,793
Accrued Liabilities	118,972	122,419	149,056	156,042	164,460	170,684
Medical Claims Payable	171,057	183,746	193,832	168,645	180,135	189,213
Total Current Liabilities	$307,416	$323,326	$360,086	$339,826	$360,183	$375,690

Total Debt	$517,421	$515,382	$401,935	$401,935	$306,400	$306,400
Capital Lease Obligations	2,924	903	0	0	0	0
Deferred Credits and Long-Term Liabs.	1,140	0	0	0	0	0
Minority Interest	695	699	699	699	699	699

Preferred Stock	$0	$0	$0	$0	$0	$0
Stockholders’ Equity	272,017	288,716	351,482	375,016	407,612	454,879

Total Liabilities and Stockholders’ Equity	$1,101,613	$1,129,026	$1,114,202	$1,117,476	$1,074,894	$1,137,668

3.             Projected Statements of Operations (Unaudited)

($ in Thousands) CONSOLIDATED INCOME STATEMENT	For the 12 months ending
	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008

Net Revenue	$1,604,450	$1,581,827	$1,653,798	$1,477,136	$1,553,729	$1,618,010

Costs and Expenses:
Salaries, Cost of Care and Other	($1,482,216)	($1,448,497)	($1,494,989)	($1,347,456)	($1,419,773)	($1,473,380)
Equity in Earnings of Unconsolidated Subsidiaries	9,942	3,324	2,800	2,800	2,800	2,800
Depreciation and Amortization	(46,006)	(50,777)	(58,759)	(57,668)	(47,984)	(41,368)
Interest, Net	(53,741)	(51,413)	(39,604)	(31,950)	(30,809)	(23,647)
Special Charges	(10,102)	(5,000)	(2,000)	(2,000)	(2,000)	(2,000)

Aetna Adjustment	$0	$0	$45,000	$0	$0	$0
Total Transaction Fees and Expenses	(19,927)	0	0	0	0	0
Net Gain on Extinguishment of Senior Subordinated Notes	469,684	0	0	0	0	0
Loss on Write-off of Deferred Financing Fees	(24,960)	0	0	0	0	0

Income (Loss) from Continuing Operations before
Income Taxes and Minority Interest	$443,165	$29,463	$106,247	$40,862	$55,964	$80,415
Income Taxes	(186,827)	(12,567)	(43,281)	(17,127)	(23,168)	(32,948)

Income (Loss) from Continuing Operations before
Minority Interest	$256,338	$16,894	$62,966	$23,735	$32,796	$47,467
Minority Interest	12	4	0	0	0	0

Income (Loss) from Continuing Operations	$256,350	$16,899	$62,966	$23,735	$32,796	$47,467
Income (Loss) from Discontinued Operations, Net	(600)	(200)	(200)	(200)	(200)	(200)

Net Income (Loss)	$255,750	$16,699	$62,766	$23,535	$32,596	$47,267
Preferred Dividends	(808)	0	0	0	0	0

Income (Loss) to Common Stockholders	$254,943	$16,699	$62,766	$23,535	$32,596	$47,267

4.             Projected Statement of Sources and Uses of Cash (Unaudited)

($ in Thousands) CONSOLIDATED STATEMENT OF CASH FLOWS	For the 12 months ending
	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008

Cash Flow from Operations:
Net Income (Loss)	$255,750	$16,699	$62,766	$23,535	$32,596	$47,267

Adjustments:
Depreciation and Amortization	$46,006	$50,777	$58,759	$57,668	$47,984	$41,368
Less Net Gain on Extinguishment of Senior Subordinated Notes	(469,684)	0	0	0	0	0
Plus Loss on Write-off of Deferred Financing Fees	24,960	0	0	0	0	0
Plus: Houlihan Lokey Success Fee	3,707	0	0	0	0	0
Equity in Unconsolidated Subsidiaries	(9,942)	(3,324)	(2,800)	(2,800)	(2,800)	(2,800)

Cash Flows from Changes in Assets and Liabilities:
Accounts Receivable, Net	$13,085	($1,161)	($3,232)	$12,753	($3,255)	($2,797)
Restricted Cash and Investments	824	(19,590)	8,823	(13,355)	(13,385)	(12,645)
Other Assets	306	1,313	(1,354)	1,238	(6,909)	1,829
Accounts Payable and Other Accrued Liabilities	48,978	(5,724)	760	(5,369)	(1,027)	(1,428)
Medical Claims Payable	(34,274)	12,689	10,086	(25,187)	11,490	9,078
Income Taxes Payable	183,878	8,945	25,914	10,295	9,895	7,857
Distributions from Unconsolidated Subsidiaries	10,102	3,324	2,800	2,800	2,800	2,800
Other Liabilities	(1,150)	(1,140)	0	0	0	0
Minority Interest	12	4	0	0	0	0
Other	11,369	41,961	0	0	0	0

Net Cash Provided by Operations	$83,927	$104,772	$162,521	$61,578	$77,388	$90,528

Cash Flow from Investing Activities:
Capital Expenditures	($52,175)	($49,813)	($53,775)	($26,750)	($30,050)	($30,050)
Acquisition Capital Expenditures	(3,731)	0	0	0	0	0

Net Cash Used in Investing Activities	($55,906)	($49,813)	($53,775)	($26,750)	($30,050)	($30,050)

Cash Flow from Financing Activities:
Proceeds from (Payments on) Debt and Capital Lease Obligations	($3,067)	($46,021)	($114,350)	$0	($95,535)	$0

Net Increase (Decrease) in Cash and Cash Equivalents	$24,954	$8,939	($5,604)	$34,828	($48,197)	$60,478
Cash and Cash Equivalents at Beginning of Period	79,738	104,692	113,631	108,027	142,854	94,658

Cash and Cash Equivalents at End of Period	$104,692	$113,631	$108,027	$142,854	$94,658	$155,136

5.             General Assumptions

The Debtors’ Projections are largely based on the Debtors’ current customer base with estimates of how the underlying capitation rates, care cost trends and administrative expenses change over the forecast period.  Known contract losses and certain other known contract changes have been reflected in the Projections, and no other contract losses have been projected.  Additionally, new business for the Health Plan and Public Solutions segments has not been included in the Projections.

General contract assumptions, subject to contract specific conditions, include annual trends throughout the forecast period as follows: (i) nominal ‘same-store’ membership increases of 2%; (ii) CPI of 3%; (iii) medical care cost trends of 6% in the Health Plan and Public Solutions segments; and (iv) administrative cost trends of 3%.

With respect to working capital the following assumptions have been incorporated in the Projections:  accounts receivable are projected to remain constant at 20 days for the Health Plan segment, 44 days for the Workplace segment and 5 days for the Public Solutions segment.  Accounts payable is projected to decrease gradually to 10.5 days in February 2003 and subsequently increase gradually to historical levels of 16 days in May 2003.  Medical Claims payable are projected at historic levels and adjusted for seasonality.

With respect to capital expenditures the following assumptions have been incorporated in the Projections:  recurring capital expenditures are projected at approximately 2.0% of net revenues.  Incremental capital expenditures associated with the Debtor’s Performance Improvement Plan (“PIP”) are projected at 1.2% of calendar year 2003 net revenues, 1.1% of calendar year 2004 net revenues, 1.5% of calendar year 2005 net revenues, (0.1%) of calendar year 2006 net revenues and 0.1% of calendar year 2007 and calendar year 2008 net revenues.

With respect to net operating losses (“NOLs”) the following assumption has been incorporated into the Projections:  Magellan as well as its subsidiaries participating in the filing are assumed to have NOL carryovers remaining after the Effective Date and that such NOL carryovers will be utilized under the general limitation applicable to entities that undergo a change of ownership pursuant to a confirmed Plan.  See section CII.A.2 herein ( -Limitations on Loss Carryforwards and other Tax Benefits).

With respect to the New Facilities maturing November 30, 2005, the following assumptions have been incorporated into the Projections:  the New Facilities are assumed to be refinanced with a new credit facility with a term of five years (the “Refinancing”) at November 30, 2005.  The Refinancing will be issued in the amount of $150 million, of which $50 million will constitute availability under a revolver (the “New Revolver”) and $100 million will constitute availability under letters of credit (the “New LCs”).  The loans under the Refinancing will bear interest at 7.5% per annum paid quarterly and the New LCs will have fees payable at a rate of 4.25% per annum paid quarterly plus an additional annual fronting fee of .125% paid quarterly.  The lenders financing the Refinancing will be paid an upfront refinancing fee of $2 million, which will be amortized over the life of the Refinancing until maturity at November 30, 2010.

With respect to the New Senior Notes maturing November 15, 2007 the following assumptions have been incorporated into the Projections: the New Senior Notes will be in the aggregate principal amount of $292.2 million as of the Effective Date, the New Senior

Notes are assumed to be refinanced with $250 million of new senior notes with a term of 7 years (the “Refinancing Senior Notes”) at November 14, 2007.  The Refinancing Senior Notes will bear interest at 9.375% per annum paid semi-annually.  The lenders financing the Refinancing Senior Notes will be entitled to an upfront refinancing fee of $10 million, which will be amortized over the life of the Refinancing Senior Notes until maturity thereof at November 15, 2014.

The Projections assume that the Aetna Master Services Agreement is terminated and Aetna exercises the Aetna Purchase Option as of December 31, 2005, that Aetna pays the Debtor $45 million in respect of the Aetna Purchase Option and that the New Aetna Note is repaid at its maturity on December 31, 2005.

The Projections are based on management’s estimates of future performance and reflect numerous assumptions, including assumptions with respect to the future performance of the Reorganized Debtors, the performance of the industry, general business and economic conditions and other matters, most of which are beyond the Debtors’ control.  Numerous factors may affect the future financial performance of the Reorganized Debtors and the accuracy of the Projections.  Therefore, the actual results achieved during the projection period will vary from the projected results, and may vary substantially.  No representations can be or are being made with respect to the accuracy of the Projections, or the ability of the Reorganized Debtors to achieve the projected results.

The Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current regulatory environment that will have an unexpected impact on the Debtors’ operations.  The Projections assume an Effective Date of June 30, 2003, with Allowed Claims treated in accordance with the Plan.

The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein and the Debtors’ historical consolidated financial information (including the notes and schedules thereto).  The Projections were not prepared with a view towards complying with the guidelines for financial statements published by the American Institute of Certified Public Accountants.  The Projections have not been compiled, or prepared for examination or review, by the Debtors’ independent auditors (who accordingly assume no responsibility for them).  [Furthermore, the Projections have been prepared to reflect projected estimates of cash balances on hand (in bank balances) and not cash balances according to generally accepted accounting principles.]

6.             Going Concern Valuation

Gleacher Partners LLC (“Gleacher”) has advised the Debtors with respect to the value of the Reorganized Debtors.

For purposes of the Plan, the reorganization value (the “Reorganization Value”) of the Reorganized Debtors is estimated to range from approximately $650 million to $700 million with a midpoint Reorganization Value of $675 million.  The Reorganization Value assumes an effective date (the “Effective Date”) of June 30, 2003, and reflects the going concern value of the Debtors after giving effect to the implementation of the Plan, but prior to the issuance of additional New Senior Notes and additional New Common Stock pursuant to the Offering.

The equity value (the “Equity Value”) of the Reorganized Debtors is estimated to range from approximately $186.1 million to $236.1 million with a midpoint Equity Value of

$211.1 million or from approximately $18.61 per share to $23.61 per share of New Common Stock with a midpoint of $21.11 per share assuming that a total of 10,000,000 shares of New Common Stock are issued and outstanding on the Effective Date (without regard to the Equity Offering).  The Equity Value reflects the difference between the Reorganization Value and the total amount of net debt that is estimated to be outstanding after giving effect to the Plan, including the New Senior Notes to be issued to holders of Allowed General Unsecured Claims, but prior to issuance of additional New Senior Notes and additional New Common Stock in connection with the Offering and the purchases by the Standby Purchaser thereof.

Gleacher has assisted the Debtors in arriving at the Reorganization Value.  In doing so, Gleacher has assumed and relied on the accuracy and completeness of certain the Projections  The Projections reflect numerous assumptions, including assumptions with respect to the future performance of the Reorganized Debtors, the performance of the industry, general business and economic conditions and other matters, most of which are beyond the Debtors’ control.  Numerous factors may affect the future financial performance of the Reorganized Debtors and the accuracy of the Projections.  Therefore, the actual results achieved during the projection period will vary from the projected results, and may vary substantially.  No representations can be or are being made with respect to the accuracy of the Projections, or the ability of the Reorganized Debtors to achieve the projected results.

In arriving at the Reorganization Value, Gleacher performed certain quantitative analyses and made determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances of the Reorganized Debtors.  Gleacher did not assign any specific relative weight to any analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor based on the Debtors’ circumstances, including their operating performance.

Gleacher used the comparable-company trading multiple and discounted cash-flow methodologies to arrive at the going-concern value of the Reorganized Debtors. These valuation techniques reflect both the market’s current view of the Reorganized Debtors’ value as well as a longer-term focus on the intrinsic value of the cash flow projections in the Reorganized Debtors’ business plan. The valuation multiples and discount rates used by Gleacher to arrive at the going-concern value of the Reorganized Debtors’ business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of the Reorganized Debtors. In selecting such companies, Gleacher considered factors such as the focus of the comparable companies’ businesses as well as such companies’ current and projected operating performance relative to the Reorganized Debtors and other industry participants.  The foregoing valuations also are based on a number of additional assumptions, including a successful reorganization of the Reorganized Debtors’ business and finances in a timely manner, the achievement of the forecasts reflected in the Projections, the amount of available Cash and/or borrowing capacity available at the Effective Date, the continuation of current market conditions through the Effective Date, and the Plan becoming effective in accordance with its terms.

In connection with the analysis of the value of the Reorganized Debtors, Gleacher (i) reviewed certain historical financial information of the Debtors for recent years, (ii) reviewed the Projections and the assumptions underlying them, (iii) reviewed certain internal financial and operating data of the Debtors, (iv) met with certain members of management to discuss the Debtors’ operations and future prospects (including the operational changes contemplated by the Projections), (v) reviewed publicly available financial data and (vi)

considered certain economic conditions and industry information relevant to the Debtors’ operating business and conducted such other analyses as Gleacher deemed appropriate.

As noted above, Gleacher assumed and relied on the accuracy and completeness of all financial and other information that was provided to or discussed with it by the Debtors as well as publicly available information, and did not assume any responsibility for independently verifying this information.  Gleacher also assumed that all financial information and analysis (including the Projections) provided by the Debtors were prepared in good faith and on bases reflecting the best currently available judgments and estimates of management of the Debtors.

Gleacher has not expressed and is not expressing any opinion with respect to the financial information, analyses and forecasts provided by the Debtors or the assumptions on which they are based.

In addition, Gleacher has not made or obtained an independent valuation or appraisal of the assets or liabilities of the Reorganized Debtors, and no such independent valuation or appraisal was provided to Gleacher in connection with the valuation analysis.

The valuation analysis prepared by Gleacher is based on economic and market conditions as they existed and could be evaluated as of [March      , 2003]. The Reorganization Value represents a hypothetical going-concern value for the Reorganized Debtors. It was calculated solely for the purpose of determining value available for distribution to creditors under the Plan and evaluating whether the plan satisfied the “best interests test” under section 1129(a)(7) of the Bankruptcy Code as well as establishing a reasonable estimate of the initial stockholders’ equity for fresh-start accounting. The Reorganization Value does not purport to reflect or constitute an appraisal, a liquidation value or an estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan. The value of the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict. Consequently, the Reorganization Value is not necessarily indicative of any actual value, which may be significantly more or less favorable than the value set forth herein.

Additionally, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, conditions in the financial markets, the anticipated initial securities holdings of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in Chapter 11, conditions affecting the Debtors’ competitors or the industry generally in which the Debtors participate or by other factors not possible to predict. Accordingly, the Reorganization Value does not necessarily reflect, and should not be construed as reflecting, any value that will be attained in the public or private markets. Finally, the Equity Value shown herein is based on the Reorganized Debtors’ assumption regarding their capitalization on the Effective Date.

The valuation set forth herein reflects the assumption that the operating results anticipated by management and reflected in the Projections can be achieved in all material respects, including contract retentions and renewals. To the extent that the valuation is dependent on the Debtors’ achievement of the Projections contained in the Disclosure Statement, the valuation should be considered speculative. The valuation also assumes (i) a successful and timely reorganization of the Debtors’ capital structure, (ii) the Plan becoming effective in accordance with its proposed terms and (iii) the continuity of the present operating management of the Debtors following consummation of the Plan.

Because of the uncertainties discussed herein, neither Gleacher nor the Debtors assumes any responsibility for the accuracy of the valuation estimate.

7.             Value of New Warrants

The Plan contemplates the distribution of New Warrants to holders of Magellan Preferred Stock Interests and Magellan Common Stock Interests. The exercise price of the New Warrants is $70.37, an amount greater than the estimated equity value per share of New Common Stock. The exercise of the New Warrants requires the payment to the Reorganized Debtor of Cash in the amount of the exercise price.  While New Warrants may be valued using complex mathematical computations, those computations are based upon highly subjective assumptions, including; among, others, the estimated trading prices of the equity securities into which the New Warrants may be converted and the projected volatility of price movements of those shares.  Based on (i) an assumed trading price equal to the assumed midpoint Equity Value of $211.1 million, (ii) a distribution of approximately 10,000,000 shares of New Common Stock and (iii) an estimated trading volatility of between 40% and 60% (based on observed historical trading volatilities of publicly traded companies that are comparable to the Debtors), Gleacher computed the theoretical value of a New Warrant using a variant of a standard computation methodology for the valuation of warrants of $5.96.  The value of an New Warrant is estimated to be in a range from, $3.80 to $8.16 per New Warrant.  The aggregate value of the New Warrants is estimated to be in a range from $0.9 million to $2.1 million, with a midpoint of $1.5 million.

THERE CAN BE NO ASSURANCE THAT THE NEW COMMON STOCK WILL TRADE AT THE ESTIMATED EQUITY VALUE PER SHARE, THAT THE TRADING VOLATILITY OF THE NEW COMMON STOCK WILL BE PERCEIVED TO BE IN A RANGE OF 40% TO 60%, OR THAT THE MARKET VALUE OF THE NEW WARRANTS WILL BE IN THE RANGE DESCRIBED ABOVE.  IN ADDITION, THE MATHEMATICAL COMPUTATION METHODOLOGY USED DOES NOT ACCOUNT FOR THE POTENTIAL DILUTIVE IMPACT OF THE NEW WARRANTS AND THE OTHER OPTIONS AND WARRANTS CONTEMPLATED BY THE PLAN.  ACTUAL TRADING VALUES FOR NEW WARRANTS FREQUENTLY DIFFER MATERIALLY FROM THOSE VALUES DERIVED FROM MATHEMATICAL COMPUTATIONS.  ACCORDINGLY, THE FOREGOING COMPUTATION OF VALUE CANNOT BE RELIED UPON AS A MEASURE OF REALIZABLE VALUE OF THE NEW WARRANTS.

THE VALUATIONS HEREIN REPRESENT ESTIMATED GOING-CONCERN VALUES AND NEW WARRANT VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.  THE EQUITY VALUES AND NEW WARRANT VALUES ASCRIBED IN THE ANALYSIS DO NOT PURPORT TO BE ESTIMATES OF THE POST-REORGANIZATION MARKET TRADING VALUES.  SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE EQUITY VALUE AND NEW WARRANT VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

V.

Business Description and Reasons for Chapter 11

A.            The Debtors’ Businesses

The Debtors are currently engaged in the behavioral managed healthcare business.  Magellan is the country’s leading behavioral managed care organization, with approximately 68 million covered lives.  Magellan’s customers include health plans, government agencies, unions, and corporations.  Additional detail on the Debtors’ operations and business segments can be found in its Form 10-KA for the year 2002, filed on January 23, 2003, and its Form 10-Q for the first quarter of 2003, filed on February 14, 2003, respectively, with the Securities and Exchange Commission.  These documents may be obtained from the Securities and Exchange Commission, including at their EDGAR website www.sec.gov or commercially at such websites as www.freeedgar.com.  The Debtors’ monthly operating reports are available on the Bankruptcy Court’s Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court, and at www.magellanhealth.com.

1.             Corporate Structure

Magellan, a public company organized under the laws of Delaware, is the ultimate parent of the Magellan family of companies.  A summary of Magellan’s organizational structure is set forth below.  This summary does not include all legal entities within the corporate structure.

[GRAPHICS]

2.             Description of Business

Magellan and its subsidiaries (collectively, for this subparagraph 2, “Magellan”) are currently engaged in the behavioral managed healthcare business.  Within the behavioral managed healthcare business, Magellan operates in the following four segments, based on the services it provides and the customers that it serves: (i) Workplace Group (“Workplace”); (ii) Health Plan Solutions Group (“Health Plans”); (iii) Public Solutions Group (“Public”); and (iv) Corporate and Other.  Workplace provides, primarily to employers, EAP assessment and referral services and integrated products that combine EAP with risk-based or ASO managed behavioral healthcare services.  Health Plans provides risk-based and ASO products to health plan beneficiaries through contracts with managed care companies, health insurance companies and other health plans.  Public provides risk-based and ASO products to Medicaid beneficiaries through contracts with State or local government agencies.  Corporate and Other mainly provides administrative support to the other segments.

According to enrollment data reported in Open Minds, Magellan is the nation’s largest provider of behavioral managed healthcare services.  As of December 31, 2002, Magellan had approximately 67.4 million covered lives under behavioral managed healthcare contracts and managed behavioral healthcare programs for approximately 2,300 customers.  Through their current network of approximately 48,000 providers (including treatment facilities), Magellan manages behavioral healthcare programs for HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations, federal, state and local governmental agencies, labor unions and various state Medicaid programs.  Magellan believes it has the largest and most comprehensive behavioral healthcare provider network in the United States.

The Debtors’ professional care managers coordinate and manage the delivery of behavioral healthcare treatment services through the Debtors’ network of providers, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors.  The treatment services provided by the Debtors’ behavioral provider network include outpatient programs (such as counseling and therapy), intermediate care programs (such as sub-acute emergency care, intensive outpatient programs and partial hospitalization services), inpatient treatment services and alternative care services (such as residential treatment, home and community-based programs and rehabilitative and support services).  Magellan provides these services through: (i) risk-based products; (ii) EAPs; (iii) ASO products and (iv) products that combine features of some or all of these products.  Under risk-based products, Magellan and its subsidiaries arrange for the provision of a full range of behavioral healthcare services for beneficiaries of their customers’ healthcare benefit plans through fee arrangements under which Magellan assumes all or a portion of the responsibility for the cost of providing such services in exchange for a fixed per member per month fee.  Under EAPs, Magellan and its subsidiaries provide assessment services to employees and dependents of their customers, and if required, referral services to the appropriate behavioral healthcare service provider.  Magellan and its subsidiaries are responsible for the cost of referred services.  Under ASO products, Magellan provides services such as utilization review, Claims administration and provider network management.  Magellan does not assume the responsibility for the cost of providing behavioral healthcare services pursuant to their ASO products.

B.            Events Leading to the Commencement of the Chapter 11 Cases

During 2002, the Debtors’ operating performance deteriorated primarily due to a loss of revenue from their service contract with Aetna.  Pursuant to the Aetna Master Service Agreement, the Debtors manage the behavioral health care for substantially all of Aetna’s members in exchange for a per member per month fee from Aetna.  Aetna’s membership declined in 2002 due to certain initiatives by Aetna to withdraw from certain businesses (which was permitted under, and did not constitute a breach of, the terms of the Master Services Agreement).  Accordingly, the Debtors’ revenues decreased.

Another key factor was the increase in the cost of care, which affects the Debtors’ profitability in their risk-based business.  Risk-based business represented approximately 51% of the covered lives of Magellan and its subsidiaries (including its Debtor and non-Debtor subsidiaries) as of September 30, 2002 and 87.7% of their revenue for the fiscal year ended September 30, 2002.  Under the Debtors’ risk-based business, the Debtors are responsible for the cost of the behavioral health care incurred by their customers’ members in exchange for a fixed per member per month fee from the customers.  In late 2001 and early 2002, the Debtors began to experience increases in the cost of such care due to several factors, including increased usage of behavioral health benefits by the members.  The rising costs of care per member and the relatively fixed revenue per member resulted in a decrease in profitability for the Debtors.  The Debtors attempted and continue to attempt to seek rate increases from their customers, however, many of the Debtors’ contracts are multi-year contracts and, therefore, the opportunities to re-price the contracts are limited.  In addition, competition and other factors have limited the Debtors’ ability to obtain rate increases that match the cost of care increases.

As a result of these and other factors, the Debtors’ profitability, and cash flow from operations, decreased significantly.  The Debtors determined in the Spring of 2002 that the lower level of cash flow from operations would not be sufficient to satisfy their non-operating obligations, including principal payments on the debt, contingent purchase price and earn-out obligations with respect to certain acquisitions and capital expenditures necessary to maintain their intellectual property and other operating infrastructure.  Consequently, at that time, the Debtors attempted to refinance their secured obligations under the Senior Secured Credit Agreement with debt that provided more flexibility in financial covenants to account for the lower level of earnings and more liquidity in terms of principal amortization.  The Debtors, however, were not able to obtain refinancing in amounts and with appropriate terms that would provide the necessary relief.

Recognizing the constraints their debt structure placed upon the Debtors’ ability to effectively operate their businesses and maximize value, beginning in late 2002, the Debtors began discussions with an ad hoc committee of the holders of the Senior Notes and the Senior Subordinated Notes, as well as their professionals, regarding the terms of a capital restructuring.  Houlihan Lokey acted as the financial advisor to the Informal Committee and Akin Gump Strauss Hauer & Feld LLP acted as the legal advisor to the Informal Committee.  Shortly thereafter, the Debtors also began to engage in discussions with their Senior Lenders and Aetna, and their respective professionals, with respect to the same matter.  Alvarez & Marsal acts as financial advisors to the Administrative Agent under the Senior Secured Credit Agreement, Wachtell, Lipton, Rosen & Katz and Cravath, Swaine & Moore act as legal advisors to the Administrative Agent under the Senior Secured Credit Agreement, and Davis Polk & Wardwell acts as legal advisor to Aetna.

In the fourth quarter of fiscal 2002, the Debtors  announced that they most likely would not meet, as of September 30, 2002, one or more of their financial covenants under the Senior Secured Credit Agreement.  As a result and in furtherance of the restructuring effort, the Debtors approached the Lenders under the Senior Secured Credit Agreement for a waiver.  On October 25, 2002, Magellan entered into an agreement with its Lenders that provided for, among other things, waivers of financial covenants under the Senior Secured Credit Agreement (collectively, the “October Waiver”).   The October Waiver provided Magellan with a waiver through December 31, 2002 of any event of default that may exist as a result of the failure of Magellan to comply with any of the financial covenant requirements for the fiscal quarter ended September 30, 2002.

On January 1, 2003, Magellan entered into an amendment and waiver (the “January Waiver”) which continued the agreements contained in the October Waiver, as well as waiving any events of default triggered by Magellan’s failure to satisfy financial covenants for the quarter ended December 31, 2002, through and including January 15, 2003.  In addition, the January Waiver amended the Senior Secured Credit Agreement by eliminating the LIBOR interest rate option for any loans which are incurred or rolled over after January 1, 2003.  As a result of the loss of the LIBOR interest rate option, Magellan’s interest expense under the Senior Secured Credit Agreement increased.

On January 10, 2003, the State of Tennessee obtained an order to seize possession and control of the assets of one of the Debtors’ non-Debtor subsidiaries, causing Magellan to default under another provision of the Senior Secured Credit Agreement.  This additional default resulted in an automatic acceleration of Magellan’s  obligations under the Senior Secured Credit Agreement.  The automatic acceleration of the obligations under the Senior

Secured Credit Agreement also constituted a default under the Senior Notes and the Senior Subordinated Notes.

As a result of the default and automatic acceleration of Magellan’s obligations under the Senior Secured Credit Agreement, Magellan had no ability to access any credit thereunder absent a further waiver by 100% of the Lenders.  Regrettably, the Debtors were unable to obtain such a waiver as a result of their unwillingness to succumb to the demands of two Lenders who insisted upon not only a permanent 2.00% increase in the interest rate under the Senior Secured Credit Agreement, but also that the Lenders receive a waiver fee equal to $2.7 million as a condition to agreeing to merely a two week waiver.  Notably, when the Debtors advised the Administrative Agent under the Senior Secured Credit Agreement of, among other things, the total unreasonableness of the $2.7 million fee request, the response by the two Lenders was to increase the demand for a waiver fee from $2.7 million to $13.5 million.  The order to seize possession and control of the assets of one of the Debtors’ non-Debtor subsidiaries obtained by the State of Tennessee was withdrawn in February, 2003.

Although the Debtors were hopeful that they could achieve, and indeed made substantial progress toward, a consensus with all of their Lenders with respect to a comprehensive restructuring to be implemented pursuant to a plan of reorganization, it became apparent that, because of continuing unconscionable demands by the same two Lenders, such a result would not be achievable.  Nevertheless, the Administrative Agent under the Senior Secured Credit Agreement, as well as the Senior Lenders holding approximately 45% of the obligations under Senior Secured Credit Agreement (including the administrative agent), have executed agreements, pursuant to which they have agreed to vote for the Plan.  In addition, 52% of the holders of the Subordinated Notes and 35% of the holders of the Senior Notes have also executed agreements, pursuant to which they have agreed to vote for the Plan.  These agreements were executed prior to the Commencement Date.

In addition, as a result of substantial negotiations with Aetna, in connection with the Plan, the Debtors and Aetna have entered into the Aetna Amended MSA, which would have expired pursuant to its terms on December 31, 2003, and a settlement of the Debtors’ obligation to pay Aetna the approximately $60 million owed.  As provided in the Plan, the Aetna Amended MSA, which was executed prior to the Commencement Date by all of the relevant Debtors, provides for, among other things, (i) a two year extension of the Master Services Agreement (to and including December 31, 2005), (ii) an option for Aetna to purchase certain Aetna-dedicated business units on December 31, 2005 (the assets and business subject to such option shall be agreed to by the parties) for a purchase price of $30 million plus $500 per outpatient provider, $2,500 per facility that provides partial hospitalization or intermediate care and $5,000 per facility providing inpatient care, in each case, that becomes part of the Aetna network, and (iii) in connection with the settlement of the $60 million owed to Aetna, a cash payment by the Debtors to Aetna in the amount of $15 million plus a note for the balance owed and certain accrued interest.  The exercise of such purchase option is subject to the limitations set forth in the New Senior Secured Credit Agreement. The extension of the existing services agreement and the settlement of the $60 million obligation are integral components of the Plan.

In order to fulfill the condition to confirmation and consummation as specified in the Plan that the Debtors realize not less than $50 million in proceeds (and $47.5 million in net proceeds) from the Offering, after giving effect to the Standby Purchasers’ commitments to purchase unsubscribed New Senior Notes and New Common Stock, prior to the Commencement Date, the Debtors sought a commitment from their primary creditor constituencies, as well as a potential third party investor, for an equity and/or debt infusion to be made in conjunction with the effectiveness of the Plan.  After discussions with various creditor constituencies and such third party investor, the Debtors received only two definitive proposals to provide financing in connection with the consummation of the restructuring.  After extensive negotiation with the Equity Standby Purchasers, the Debtors and the Equity Standby Purchasers reached an agreement on the terms and provisions of the investment as set forth in the Equity Commitment Letter, including the Equity Standby Purchasers agreeing to a commitment to make an equity investment of up to $50 million.

On March 10, 2003, the Debtors entered into the Equity Subscription Commitment Letter.  Pursuant to the Equity Commitment Letter, the Investors agreed to, among other things, commit to invest up to $50 million to purchase a portion of the common stock of Reorganized Magellan issued pursuant to the Plan.  See section II.G.5 herein.

The negotiations with the Informal Committee, the Administrative Agent under the Senior Secured Credit Agreement, the Senior Lenders and Aetna culminated in the restructuring which is embodied in the Plan.  The Debtors and such other parties determined that the most expedition and effective manner to implement the restructuring was through a chapter 11 case which the Debtors commenced on the Commencement Date.

C.            Business With Aetna

On December 4, 1997, Magellan consummated the purchase of Human Affairs International, Incorporated (“HAI”), formerly a unit of Aetna, for approximately $122.1 million, which Magellan funded from cash on hand.  HAI managed behavioral healthcare programs primarily through employee assistance programs (“EAPs”) and other behavioral managed healthcare plans.  At such time, Aetna entered the Aetna Service Agreement as of August 5, 1997, which was later amended by the First Amendment to Master Services Agreement, dated December 4, 1997, between Magellan, Aetna and HAI.  For the past three years, the revenues derived from the Aetna Service Agreement have been $283.7 million, $315.6 million and $250.3 million in fiscal years 2001, 2002 and 2003, respectively.

Pursuant to Section 7 of the Aetna Master Service Agreement, Magellan was required to make additional contingent payments of up to $60.0 million annually to Aetna through 2003 which amount constitutes the Aetna Claim.  The last payment was due February 15, 2003.  The Debtors did not make such payment.  Prior to the execution of the Aetna Amended MSA, the Aetna Master Service Agreement would have expired on December 31, 2003.  Prior to the Commencement Date, Magellan sought an extension of the Aetna Master Service Agreement.

Magellan and Aetna had extensive prepetition discussions relating to the extension of the Aetna Master Service Agreement and the settlement of the Aetna Claim.  On March 11, 2003, prior to the filing of the petitions in these Reorganization Cases, Aetna and the Debtors entered into the Aetna Amended MSA.  The Aetna Amended MSA required Magellan (and the other Debtors  to the extent a party thereto) to obtain the Bankruptcy Court’s authorization and approval to assume the Aetna Amended MSA within 60 days of the  Commencement Date.  The Aetna Amended MSA was approved and assumed pursuant to an Order of the Bankruptcy Court dated                        .  Pursuant to the terms of the Aetna Amended MSA and the Plan, on the Effective Date, Aetna, as the holder of the Aetna Claim, which Claim is irrevocably deemed Allowed under the Plan, shall receive, on account of such Claim and on account of Aetna’s rights under the Aetna Amended MSA:  (a) $15 million in Cash, (b) the new Aetna Note, in the principal amount of $45 million plus an amount equal to interest on $60 million from February 15, 2003 through and including the Effective Date at the interest rate set forth in the New Aetna Note, (c) the new Aetna Warrant and (d) the rights provided for under the Aetna Registration Rights Agreement.  Moreover, the Confirmation Order shall confirm that the Aetna Amended MSA and all documents and instruments related thereto (which documents were previously assumed by the Debtors pursuant to an Order of the Bankruptcy Court) shall be binding on the Reorganized Debtors.

The Debtors believe that the settlement of the Aetna Claim is, and execution of the Aetna Amended MSA was, fair and reasonable.

D.            Pending Litigation and Other Proceedings

1.             In General

The management and administration of the delivery of behavioral managed healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability.  From time to time, the Debtors are subject to various actions and claims arising from the acts or omissions of their employees, network providers or other parties.  In the normal course of business, the Debtors receive reports relating to suicides and other serious incidents involving patients enrolled in their programs.  Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against the Debtors or their network providers.  As the number of lives covered by the Debtors grows and the number of providers under contract increases, actions and claims against the Debtors (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories can be expected to increase.  Many of these actions and claims received by the Debtors seek substantial damages and therefore require the defendant to incur significant fees and costs related to their defense.  To date, claims and actions against the Debtors alleging professional negligence have not resulted in material liabilities and the Debtors do not believe that any such pending action against it will have a material adverse effect on the Debtors.  However, there can be no assurance that pending or future actions or claims for professional liability (including any judgments, settlements or costs associated therewith) will not have a material adverse effect on the Debtors.

To the extent the Debtors’ customers are entitled to indemnification under their contracts with the Debtors relating to liabilities they incur arising from the operation of the Debtors’ programs, such indemnification may not be covered under the Debtors’ insurance policies.  In addition, to the extent that certain actions and claims seek punitive and compensatory damages arising from alleged intentional misconduct by the Debtors, such damages, if awarded, may not be covered, in whole or in part, by the Debtors’ insurance policies.

From time to time, the Debtors receive notifications from and engage in discussions with various governmental agencies concerning their respective managed care businesses and operations.  As a result of these contacts with regulators, the Debtors in many instances implements changes to their operations, revise their filings with such agencies and/or seeks additional licenses to conduct their business.  In recent years, in response to governmental agency inquiries or discussions with regulators, the Debtors have determined to seek licensure as a single service HMO, TPA or utilization review agent in one or more jurisdictions.

2.             OIG Claims

The healthcare industry is subject to numerous laws and regulations. The subjects of such laws and regulations include, but are not limited to, matters such as licensure,

accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Over the past several years, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare providers. Entities that are found to have violated these laws and regulations may be excluded from participating in government healthcare programs, subjected to fines or penalties or required to repay amounts received from the government for previously billed patient services. The Office of the Inspector General of the Department of Health and Human Services (“OIG”) and the United States Department of Justice (“Department of Justice”) and certain other governmental agencies are currently conducting inquiries and/or investigations regarding the compliance by the Debtors and certain of their affiliates with such laws and regulations. Certain of the inquiries relate to the operations and business practices of the Psychiatric Hospital Facilities prior to the consummation of the Crescent transactions in June 1997. The Department of Justice has indicated that its inquiries are based on its belief that the federal government has certain civil and administrative causes of action under the Civil False Claims Act, the Civil Monetary Penalties Law, other federal statutes and the common law arising from the participation in federal health benefit programs of the Psychiatric Hospital Facilities nationwide. The Department of Justice inquiries relate to the following matters: (i) Medicare cost reports; (ii) Medicaid cost statements; (iii) supplemental applications to CHAMPUS/TRICARE  based on Medicare cost reports; (iv) medical necessity of services to patients and admissions; (v) failure to provide medically necessary treatment or admissions; and (vi) submission of claims to government payors for inpatient and outpatient psychiatric services.  No amounts related to such proposed causes of action have yet been specified.  The Debtors believe, however, that such claims constitute prepetition General Unsecured Claims and, to the extent Allowed, will be in Class 7 under the Plan.

3.             Wachovia

On or about August 4, 2000, Magellan was served with a lawsuit filed by Wachovia Bank, N.A. (“Wachovia”) in the Court of Common Pleas of Richland County, South Carolina, seeking recovery under the indemnification provisions of an Engagement Letter between South Carolina National Bank (now Wachovia) and Magellan and the Employee Stock Ownership Plan (“ESOP”) Trust Agreement between South Carolina National Bank (now Wachovia) and Magellan for losses sustained in a settlement entered into by Wachovia with the United States Department of Labor (“DOL”) in connection with the ESOP’s purchase of stock of Magellan in 1990 while Wachovia served as ESOP Trustee. The participants of the ESOP were primarily employees who worked in the Debtors’ healthcare provider and franchising segments. Magellan subsequently removed the case to the United States District Court for the District of South Carolina (Case No. 3:00-CV-02664). Wachovia also alleges fraud, negligent misrepresentation and other claims, and asserts losses of $30 million from the settlement with the DOL (plus costs and interest which amount to approximately $10 million).  During the second quarter of fiscal 2001, the court entered an order dismissing all of the claims asserted by Wachovia, with the exception of the contractual indemnification portion of the claim. Magellan disputes Wachovia’s claims and has been vigorously contesting such claims. During November 2002, the Debtors’ Board of Directors rejected a proposed settlement of this claim that had been reached as a result of a court-ordered mediation.  This litigation has been stayed as a consequence of the commencement of the Reorganization Cases.  The Debtors believe, however, that such claims constitute prepetition General Unsecured Claims and, to the extent Allowed, will be in Class 7 under the Plan.

4.                                       RICO and ERISA Class Actions

On October 26, 2000, two class action complaints (the “Class Actions”) were filed against Magellan Health Services, Inc. and Magellan Behavioral Health, Inc. (the “Defendants”) in the United States District Court for the Eastern District of Missouri under the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and ERISA. The class representatives purport to bring the actions on behalf of a nationwide class of individuals whose behavioral health benefits have been provided, underwritten and/or arranged by the Defendants since 1996 (RICO class) and 1994 (ERISA class). The complaints allege violations of RICO and ERISA arising out of the Defendants’ alleged misrepresentations with respect to and failure to disclose its claims practices, the extent of the benefits coverage and other matters that cause the value of benefits to be less than the value represented to Magellan’s members. The complaints seek unspecified compensatory damages, treble damages under RICO, and an injunction barring the alleged improper practices, plus interest, costs and attorneys’ fees. Duringd the third quarter of fiscal 2001, the court transferred the Class Actions to the United States District Court for the District of Maryland (Case No. L-01-01786). These actions are similar to suits filed against a number of other health care organizations, elements of which have already been dismissed by various courts around the country, including the Maryland court where the Class Actions are now pending.  The Debtors believe that the claims asserted in these actions are without merit.  This litigation has been stayed as a consequence of the commencement of the Reorganization Cases.  The Debtors believe, however, that such claims constitute prepetition General Unsecured Claims and, to the extent Allowed, will be in Class 7 under the Plan.

5.                                       Tennessee Actions

On January 10, 2003, the Tennessee Department of Commerce and Insurance (the “Department”) sought and received on an ex parte basis an order of seizure (the “Seizure Order”) of Tennessee Behavioral Health, Inc. (“TBH”), a Tennessee corporation and wholly-owned non-Debtor subsidiary of Magellan, from the Chancery Court of State of Tennessee (20th Judicial District, Davidson County).  TBH continued to operate in the ordinary course of business, subject to approvals of payments and disbursements by the agent appointed by the Commissioner of Commerce and Insurance for the State of Tennessee (the “Commissioner”).  On February 12, 2003,  TBH reached an agreement with the Tennessee Department of Commerce and Insurance under which the Seizure Order has been lifted.  Under the agreement, TBH will operate under an agreed notice of supervision.  Both the State of Tennessee and Magellan acknowledge that Tennessee Behavioral Health is now and has been continuously compliant with the State of Tennessee’s net worth requirements.

6.                                       MTS Health Partners, L.P.

On or about October 30, 2002, MTS Health Partners, L.P. (“MTS”) filed an action against Magellan in the United States District Court for the Southern District of New York.  In this action, MTS asserts that Magellan breached a contract executed by the parties in June, 2002 pursuant to which MTS was retained to render certain advisory services for Magellan.  The complaint in this action seeks damages for breach of contract for monies which Magellan was allegedly required to pay to MTS under the contract.  The complaint in this action also seeks damages based upon the theory of quantum meruit.  On December 27, 2002, Magellan filed an answer to the complaint in which it denied all material and substantive allegations made against it in the complaint.  The answer also asserted counterclaims against MTS for breach of contract and professional negligence, in which Magellan claimed that MTS failed to perform many of its obligations under the contract and act in the best interests of Magellan.  Discovery has yet to commence in this action.  The Debtors believe that the claims asserted in these actions are without merit.  This litigation has been stayed as a consequence of the commencement of the Reorganization Cases.  The Debtors believe, however, that such claims constitute prepetition General Unsecured Claims and, to the extent Allowed, will be in Class 7 under the Plan.

7.                                       Normal Course Litigation

The Debtors also are subject to or party to other litigation, claims, and civil suits relating to their operations and business practices.  All of such litigation has been stayed as a consequence of the commencement of the Reorganization Cases.  The Debtors believe, however, that such claims constitute prepetition General Unsecured Claims and, to the extent Allowed, will be in Class 7 under the Plan.

VI.

Significant Events During the Chapter 11 Case

A.                                    Filing and First Day Orders

On the Commencement Date, the Bankruptcy Court entered certain orders designed to minimize any disruption of the Debtors’ business operations and to facilitate their reorganization.  Certain of these Orders are described below.

1.                                       Payment of Providers and Customers

Because the fundamental nature of the Debtors’ business is to provide, or assist in the coordination of, care for their Members through a process of referring their Members to appropriate behavioral health care providers, it is essential to the value of the Debtors’ business enterprise that certain critical relationships with the Debtors’ mental health Providers and certain physician advisors who evaluate Members’ medical necessities (the “Physician Advisors”) not be disrupted or impaired.  In order to ensure that Providers and Physician Advisors continue to conduct business with the Debtors and continue to provide services to the Debtors’ customers, on the Commencement Date, the Debtors requested that the Court grant them authority to satisfy Provider and Physician Advisor Claims (whether pre or post Commencement Date) in the ordinary course of business.  This request was granted on the Commencement Date.

Furthermore, because the Debtors’ main source of revenue is payment from their customers, it is critical to the Debtors’ relationships with their customers that the Debtors continue certain customer practices that were in place prior to the commencement of their chapter 11 cases and make payments of Customer Claims in connection therewith.  Such customer practices include, providing customers with certain refunds, refundable deposits, profit sharing and reimbursements and paying performance penalties, prepaid contract discounts and claims processing fees (collectively, the “Customer Practices”). In order to maintain customer loyalty, retain exiting customers and continue to attract new customers, the Debtors requested that the Court grant them authority to continue Customer Practices and to pay Customer Claims arising in connection therewith.  This request was granted on the Commencement Date.

2.                                       Payment of Employee Wages and Benefits

The Debtors’ employees are essential to the continued operation of their businesses and their successful reorganization.  Thus, in order to ensure that their relationship with their employees remains intact, the Debtors believe that it is critical that they satisfy all obligations to employees and continue, in the ordinary course, those personnel policies, programs and procedures that were in effect prior to the Commencement Date.  Accordingly, on the Commencement Date, the Debtors sought and obtained court approval to, at their discretion, satisfy all obligations to their employees in the ordinary course, including the payment of salaries, wages, benefits and other amounts owed to or with respect to employees, and to continue all employee policies, procedures, and programs.

3.                                       Cash Management and Bank Accounts

The Debtors sought approval to continue their centralized cash management system, including funding their non-debtor subsidiaries and affiliates and maintaining their existing bank accounts and business forms.  In order to minimize costs and disruption to their businesses, the Debtors sought court approval to continue collecting and disbursing funds in accordance with their prepetition cash management system and to continue to fund certain of the day to day obligations of their subsidiaries and affiliates and to allocate such costs among the various subsidiaries.  In addition, the Debtors sought authority to continue to fund non-Debtor affiliates to enable them to continue in existence while the Debtors reorganized.  Finally, the Debtors sought authority to maintain their existing bank accounts and business forms in order to avoid the disruption and delay in the Debtors’ payroll activities and businesses that would necessarily result from closing the prepetition bank accounts and opening new accounts.  All of the foregoing relief was granted by the Bankruptcy Court on the Commencement Date.

4.                                       Cash Collateral and Adequate Protection

Because the Debtors did not have available sources of working capital and financing to carry on the operation of their businesses without the use of their cash and other amounts on deposit in the Debtors’ bank accounts, on the Commencement Date, the Debtors sought approval to use such cash and such other amounts on deposit in their bank accounts that constituted cash collateral of the Senior Lenders under the Senior Secured Credit Agreement (the “Cash Collateral”).  As a result, on that date, the Bankruptcy Court entered an order authorizing (i) the Debtors’ use of the Cash Collateral and (ii) the Debtors to provide the Senior Lenders with adequate protection for their use of Cash Collateral in the form of (a) replacement liens, (b) current interest payments on the obligations under the Senior Secured Credit Agreement and (c) the payment of all letter of credit and agent’s fees and all reasonable professional fees and expenses of the Senior Lenders’ Agent in accordance with the terms of the Senior Secured Credit Agreement.  Additionally, the Court ordered that the Senior Lenders are obligated to renew or extend letters of credit outstanding as of the Commencement Date.

5.                                      Injunction of Transfers of Interests and Procedures For Certain Transfers of Interests

In order to preserve the Debtors’ use of net operating loss carryforwards, on the Commencement Date, the Debtors requested that the Court (i) issue an injunction, imposed, pursuant to sections 362 and 105(a) of the Bankruptcy Code, prohibiting the ownership of such Stock above a certain threshold and (ii) establish procedures to notify holders of existing common stock and preferred stock of Magellan (collectively, the “Stock”) of (A) the injunction referred to above and (B) the notification procedures that must be satisfied at least 20 days before the transfer of Stock by shareholders who already own stock above a certain threshold.  On that date, the Bankruptcy Court entered an order approving of the proposed notice procedures and the injunction.

B.                                    Claims Process and Bar Date

1.                                       Schedules and Statements

On                          , the Debtors filed with the Bankruptcy Court a statement of financial affairs, schedules of assets and liabilities and schedules of executory contracts and unexpired leases.

2.                                       Bar Date

On                        , 2003, the Debtors filed a motion requesting that, pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fix                     , 2003 as the date by which proofs of claim are required to be filed in the Reorganization Cases (the “Bar Date Motion”).  By order dated                               , 2003 (the “Bar Date Order”),                           , 2003 (the “Bar Date”) was fixed as the last date by which proofs of claim must be filed in order to share in the distributions in connection with the Plan.  Notice of the Bar Date and the obligation to file proofs of claim was given as provided in the Bar Date Order including publication thereof.

C.                                    Appointment of the Official Committee

On March 17, 2003, the United States Trustee for the Southern District of New York, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed the members of the Official Committee for these chapter 11 cases.

Since that appointment, the Debtors have consulted with the Official Committee on all matters material to the administration of the chapter 11 cases.  The Debtors have also discussed their business operations with the Official Committee and its financial advisors and have sought concurrence of the Official Committee for actions and transactions outside of the ordinary course of business.  The Official Committee has participated actively in reviewing the Debtors’ business operations, operating performance, and business plan.

The Official Committee consists of six members.  The current members of the Official Committee, and the attorneys, financial advisors, and other professionals retained by the Official Committee, are set forth below:

Chair of the Official Committee

R2 Investments, LDC c/o Amalgamated Gadget, LP

Other Official Committee Members

Bank One Trust Company, N.A., as Successor Indenture Trustee	Pequot Capital Management, Inc.

HSBC Bank USA as Indenture Trustee Corporate Trust Services	Franklin Advisers, Inc.

Oaktree Capital Management, LLC

The Official Committee has retained the following advisors:

Counsel	Financial Advisors

Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue, 22nd Floor New York, New York 10022	Houlihan Lokey Howard & Zukin 686 Third Avenue, 15th Floor New York, New York 10017

Notably, all of the member of the Official Committee were members of the pre-Commencement Date Informal Committee.

VII.

Governance of Reorganized Magellan

A.                                    Board of Directors

The initial Board of Directors of Reorganized Magellan shall consist of seven members whose names shall be disclosed at or prior to the Confirmation Hearing.                 Based on the Equity Subscription Commitment Letter, the Committee (as defined in next succeeding sentence) shall appoint each of the members of Reorganized Magellan’s initial Board of Directors, provided, however, that the selection of Reorganized Magellan’s initial Board of Directors may be modified by agreement of the Committee and an order of the Bankruptcy Court, including, but not limited to, in order to furnish director designation rights to the Standby Purchasers to the extent required by the commitment letter and term sheet between Magellan and the Equity Standby Purchasers dated as of March 10, 2003 and approved by the Bankruptcy Court on April       , 2003.  For purposes of selecting Reorganized Magellan’s initial Board of Directors, the Committee shall be defined as follows:  (A) in the event that holders of the Senior Note Claims and the Senior Subordinated Note Claims that have signed lock-up agreements on or prior to the Commencement Date, excluding the Equity Standby Purchasers and their respective indenture trustees (the “Consenting Noteholders”) comprise a majority thereof, it shall be the Official Committee, or (B) in the event that the Consenting Noteholders do not comprise a majority of the Official Committee, it shall consist of all Consenting Noteholders, provided, however, that if the Consenting Noteholders hold less than 20% of the principal amount of the Senior Subordinated Notes, then the Official Committee shall approve each of the members of Reorganized Magellan’s initial Board of Directors.

On and after the Effective Date, the holders of the New Common Stock will elect members of the Board of Directors of Reorganized Magellan in accordance with applicable nonbankruptcy law and the Amended Certificate of Incorporation and Amended Bylaws which shall provide, inter alia, that the Equity Standby Purchasers shall have the right to designate members of Reorganized Magellan’s Board of Directors as follows:  (A) (1) so long as Amalgamated  shall hold more than twenty percent (20%) of the outstanding common stock of Reorganized Magellan, it shall be entitled to designate two (2) members of Reorganized Magellan’s Board of Directors; (2) if Amalgamated shall hold less than twenty percent (20%), but more than ten percent (10%),  of such stock, it shall be entitled to designate one (1) such member; (B) so long as Pequot shall hold more than ten percent (10%) of the outstanding common stock of

Reorganized Magellan, it shall be entitled to designate one (1) member of Reorganized Magellan’s Board of Directors

B.                                    Senior Management

                        will be Chief Executive Officer of Reorganized Magellan.  The names of other senior members of management will be disclosed on or before confirmation of the Plan.

VIII.

Other Aspects of the Plan

A.                                    Distributions

One of the key concepts under the Bankruptcy Code is that only Claims and Equity Interests that are “allowed” may receive distributions under a chapter 11 plan.  This term is used throughout the Plan and the descriptions below.  In general, an “allowed” Claim or “allowed” Equity Interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the Claim or interest, and the amount thereof, is in fact a valid obligation of the debtor.

Any Claim which is not a Disputed Claim and for which a proof of claim has been filed is an Allowed Claim.  Any Claim that has been listed by any Debtor in such Debtor’s schedules of assets and liabilities, as may be amended from time to time, as liquidated in amount and not disputed or contingent is an Allowed Claim in the amount listed in the schedules unless an objection to such Claim has been filed.  If the holder of such Claim files a proof of claim in an amount different than the amount set forth on the Debtor’s schedules of assets and liabilities, the Claim is an Allowed Claim for the lower of the amount set forth on the Debtor’s schedules of assets and liabilities and on the proof of claim and a Disputed Claim for the difference.  Any Claim that has been listed in the Debtor’s schedules of assets and liabilities as disputed, contingent or not liquidated and for which a proof of claim has been filed is a Disputed Claim.  Any Claim for which an objection has been timely interposed is a Disputed Claim.  For an explanation of how Disputed Claims will be determined, see section VIII.B.2.

An objection to any Claim may be interposed by the Debtors within 120 days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.  Any Claim for which an objection has been interposed will be an Allowed Claim to the extent the objection is determined in favor of the holder of the Claim.

B.                                    Distributions Through Agents

Distributions to the holders of the Senior Secured Lender Claims (Class 1) will be made through the Administrative Agent under the Senior Secured Credit Agreement.  Distributions to the holders of the Senior Note Claims and the Senior Subordinated Note Claims (Class 7) will be made through the respective indenture trustees.  Distributions to holders of Allowed General Unsecured Claims (Class 7) (other than the Senior Note Claims and the Senior Subordinated Note Claims) and Allowed Convenience Claims (Class 9) will be made through the Disbursing Agent.

1.                                       Timing and Conditions of Distributions

(a)           Date of Distribution

Except as otherwise provided for in the Plan, distributions on account of Allowed Claims will be made on the Effective Date or as soon thereafter as practicable or, with respect to a Disputed Claim, only after and to the extent such Claim becomes allowed.  Disputed Claims will be treated as set forth below.

(b)           Distributions to Class 7 (General Unsecured Claims)

On the Effective Date, the Disbursing Agent shall distribute the New Senior Notes and shares of New Common Stock to holders of Allowed Claims in Class 7, as specified in Article IV.  On the Final Distribution Date, each holder of an Allowed Claim in Class 7, which was not previously allowed, shall receive a distribution of New Senior Notes and shares of New Common Stock, plus any cash payments in the form of interest, dividends or otherwise, that were made in respect of such New Senior Notes and New Common Stock after the Effective Date through the date of issuance.  After the Effective Date but prior to the Final Distribution Date, the Reorganized Debtors, in their sole discretion, may direct the Disbursing Agent to distribute New Senior Notes and New Common Stock, plus any cash payments in the form of interest, dividends or otherwise  to a holder of a Disputed Claim in Class 7 which becomes an Allowed Claim after the Effective Date.

(c)           Surrender of Certain Securities Necessary for Distribution

Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefore under the plan of reorganization.  This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan of reorganization.

As a condition to participating in the distributions under the Plan, a holder of an instrument must, prior to the first anniversary of the Effective Date, (a) surrender such instrument to Reorganized Magellan or its designee or (b) provide the Disbursing Agent with an affidavit of loss and/or indemnity and bond, reasonably satisfactory to the Disbursing Agent.  Failure to do so within such time will result in the forfeiture of such holder’s right to receive any distribution relating to such Claim under the Plan.

(d)           Fractional Shares, Fractional Warrants and Minimum Face Amount of New Senior Notes; Fractional Subscription Rights

No fractional shares of New Common Stock, fractional New Warrants or cash in lieu thereof shall be distributed.  In addition, the New Senior Notes will be distributed in a minimum face amount of $1,000.  For purposes of distribution, fractional shares of New Common Stock and fractional New Warrants shall be rounded down to the next whole number or zero, as applicable and no cash will be distributed in lieu thereof.  Similarly, if a distribution on account of a Claim would result in the issuance of a New Senior Note in an amount less than a multiple of $1,000 (or zero), such distribution shall be rounded down to the nearest multiple of $1,000 (or zero) and no cash will be distributed in lieu thereof.  Reorganized Magellan may, at its option, select such other rounding method as reasonably deemed equitable by Reorganized Magellan.  As a result of this rounding, less than all shares of New Common Stock, New Warrants and New Senior Notes may actually be issued upon the effectiveness of the Plan.

No fractional Equity Subscription Rights or Debt Subscription Rights or Cash in lieu thereof, shall be distributed.  For purposes of distribution, fractional Equity Subscription Rights and fractional Debt Subscription Rights shall be rounded up or down to the next whole number or zero, as applicable, pursuant to the terms set forth in Sections 9.1 and 9.2 of the Plan.

2.                                       Procedures for Treating Disputed Claims Under the Plan

(a)           Disputed Claims

A Disputed Claim is a Claim that has not been allowed or disallowed pursuant to an agreement by the parties or an order of the Bankruptcy Court.  A Claim for which a proof of claim has been filed but that is listed on the Debtors’ schedules of assets and liabilities as unliquidated, disputed or contingent, and which has not yet been resolved by the parties or by the Bankruptcy Court, is a Disputed Claim.  If a holder of a Claim has filed a proof of claim that is inconsistent with the Claim as listed on the Debtors’ schedules of assets and liabilities, such Claim is a Disputed Claim to the extent of the difference between the amount set forth in the proof of Claim and the amount scheduled by the Debtors.  Any Claim for which the Debtors or any party in interest have interposed a timely objection is a Disputed Claim.

(b)           Objections to Claims

The Debtors shall be entitled to object to all Disputed Claims or Claims not already allowed.  Any objections to Claims shall be served and filed on or before one hundred and twenty (120) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.  All objections shall be litigated to Final Order; provided, however, that Reorganized Magellan shall have the authority to file, settle, compromise or withdraw any objections to Claims or Equity Interests without the approval of the Bankruptcy Court.

(c)           No Distributions Pending Allowance

If any portion of a Claim is a Disputed Claim, no payment or distribution shall be made on account of such Claim until such Disputed Claim becomes an Allowed Claim.

(d)           Distributions After Allowance

Except with respect to distributions to holders of Allowed Claims in Class 7 (General Unsecured Claims), after such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Reorganized Debtors shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan.  Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order, but in no event more than thirty (30) days thereafter.  Distributions of shares of New Common Stock and New Senior Notes distributable to a holder of a Disputed Claim which becomes an Allowed Claim (in whole or in part) as a result of the entry of an order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) shall be made in accordance with Section 6.3  of the Plan.  As soon as practicable after the Final Distribution Date, to the extent that holders of Magellan Preferred Stock Interests (Class 11) or Magellan Common Stock Interests (Class 12) would be entitled to additional shares of New Common Stock or additional New Warrants as a result of the allowance of Disputed Claims in Class 7 (General Unsecured Claims), then Reorganized Magellan shall issue such additional shares of New Common Stock and New Warrants.  Such additional distributions shall be made in accordance with Section 6.7 of the Plan.

(e)           Interest and Dividends

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date and is entitled to a Cash distribution under the Plan, the holder of such Claim shall not be entitled to any interest thereon.  To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date and is entitled to shares of New Common Stock as a distribution under the Plan, the holder of such Claim shall be entitled to such shares of New Common Stock together with any Cash dividends paid with respect thereto after the Effective Date and prior to the date of distribution.  To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date and is entitled to New Senior Notes as a distribution under the Plan, the holder of such Claim shall be entitled to such New Senior Notes together with any Cash interest paid, or New Senior Notes representing “payment-in-kind” interest issued, in either case with respect thereto after the Effective Date and prior to the date of distribution.

C.                                    Conditions to the Confirmation

The confirmation of the Plan is subject to satisfaction of the following conditions precedent:

a.             Magellan shall have received executed copies of the Equity Subscription Commitment Letter and the Debt Subscription Commitment Letter and such letters shall be in full force and effect.  The fulfillment of the commitments by the counterparties to such letters shall, in the aggregate, yield Magellan not less than $50 million in gross proceeds and not less than $47.5 million in net proceeds under the terms thereof.

b.             The aggregate principal amount of New Senior Notes to be issued under the Plan shall not exceed $300 million, plus the amount of additional New Senior Notes required to be issued upon exercise of, and consummation of, the Debt Subscription Rights.

c.             The amount of Convenience Claims shall not exceed $4,000,000.

d.             The Confirmation Order shall be reasonably satisfactory to the Official Committee, Aetna, the Subject Lenders and the Equity Standby Purchasers.

e.             The Plan Documents shall be reasonably satisfactory to the Official Committee and the Equity Standby Purchasers.

f.              The New Senior Secured Credit Agreement and the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option shall be satisfactory to the Subject Lenders and the other Plan Documents shall be reasonably satisfactory to the Subject Lenders.

g.             Not more than an amount equal to the net proceeds realized by the Debtors from the Offering (and the purchases of New Senior Notes and New Common Stock under the Equity Subscription Commitment Letter and the Debt Subscription Commitment Letter) in excess of $25 million in Cash has or will be used to satisfy General Unsecured Claims and the Convenience Claims, either during the Reorganization Cases or upon the Effective Date.

h.             The Aetna Amended MSA shall have been assumed by an order of the Bankruptcy Court that shall be a Final Order which order shall be acceptable to Aetna in its sole discretion and such Final Order shall be in full force and effect.  The Aetna Registration Rights Agreement, the New Aetna Note, the New Aetna Warrant and the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option shall be acceptable to Aetna in its sole discretion.

The conditions specified herein may be waived in whole or in part by Magellan in its sole discretion, with the consent of the Official Committee, the Subject Lenders, Aetna, and the Equity Standby Purchasers which consents shall not be unreasonably withheld.  Any such waiver may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any formal action.

D.                                    Conditions to the Effective Date

The occurrence of the Effective Date of the Plan is subject to the satisfaction of the following conditions precedent:

a.             The Confirmation Order, in form and substance reasonably satisfactory to Reorganized Magellan, the Official Committee, Aetna and the Subject Lenders, shall have been entered and shall be in full force and effect and there shall not be a stay or injunction in effect with respect thereto.

b.             The Reorganized Debtors shall have received not less than $50 million in gross proceeds and not less than $47.5 million in net proceeds from the consummation of the Offering after giving effect to the purchase of New Senior Notes and New Common Stock pursuant to the terms of the Equity Commitment Subscription Letter and the Debt Commitment Subscription Letter.

c.             The documents relating to the Aetna Amended MSA with Aetna described in Section 5.13 of the Plan shall have been executed and delivered by the parties thereto and such agreements related thereto shall be effective.

d.             (i) The Plan shall have not been amended, altered, or modified, unless such amendment, alteration, or modification has been consented to by the Official Committee, Aetna, the Subject Lenders and the Equity Standby Purchasers, which consents shall not be unreasonably withheld; and (ii) (A) the New Senior Secured Credit Agreement and the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option (in form satisfactory to the Subject Lenders) and the other Plan Documents shall be reasonably satisfactory to the Subject Lenders, (B)  the Aetna Registration Rights Agreement, the New Aetna Note, the New Aetna Warrant and the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option (in form satisfactory to Aetna) and the other Plan Documents shall be reasonably satisfactory to Aetna, and (C) all Plan Documents (in form reasonably satisfactory to the Official Committee), each shall be in full force and effect.

The conditions specified herein may be waived in whole or in part by Reorganized Magellan in its sole discretion, with the consent of the Official Committee, the Subject Lenders and the Equity Standby Purchasers, which consents shall not be unreasonably withheld.  Any such waiver may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any formal action.

E.                                      Treatment of Executory Contracts, Unexpired Leases, and Cost of Access Agreements and Claims

1.                                       Contracts and Leases Not Expressly Rejected are Assumed

All executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed, except for an executory contract or unexpired lease that (i) has been previously assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, (Schedule 8.1) which shall be part of the Plan Supplement, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Confirmation Hearing.  The Debtors will provide notice to the parties affected by any amendment to Schedule 8.1.

2.                                       Cure of Defaults

Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default.  Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed pursuant to the Plan will be cured in a manner consistent with the Bankruptcy Code and as set forth in the Plan.

3.                                       Rejection Claims

If an entity with a Claim for damages arising from the rejection of an executory contract or unexpired lease under the Plan has not already filed a proof of claim for such damages, that Claim shall be barred and shall not be enforceable against the Debtors unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors within thirty (30) days after the Effective Date.

4.                                       Survival of the Debtors’ Corporate Indemnities

For purposes of the Plan, the obligations of the Debtors to indemnify and reimburse persons who are or were directors, officers or employees of any Debtor on the Commencement Date or any time thereafter against and for any obligations (including, without limitation, fees and expenses incurred by the board of directors of any Debtor or the members thereof in connection with the Reorganization Cases) pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive the confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date.  In furtherance of the foregoing, Reorganized Magellan shall maintain insurance for the benefit of such directors, officers, or employees at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than three years following the Effective Date.

5.                                       Compensation and Benefit Programs

All employment and severance policies, workers’ compensation programs, and all compensation and benefit plans, policies and programs of the Debtors applicable to its present and former employees, officers, and directors, including, without express or implied limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan, and the Debtors’ obligations under such plans, policies, and programs shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code.  Any defaults existing under any of such plans, policies, and programs shall be cured promptly after they become known by the Debtors.

F.                                      The Offering

1.                                       Ability to Participate In Offering

Holders of General Unsecured Claims, whether or not Allowed, are entitle to participate in the Offering solely to the extent of their Rights Participation Claim Amount.  In general, if the General Unsecured Claim is not disputed, contingent or unliquidated, the holder of such Claim shall be entitled to participate to the extent of the General Unsecured Claim as set forth on the proof of claim (or, if no proof of claim is filed, as set forth on the Schedules) unless the Debtor has objected to such General Unsecured Claim by including such Claim on the Rights Participation Disputed Claims List.  The Debtors intend on filing the Rights Participation Disputed Claims List with the Bankruptcy Court and ask the Bankruptcy Court to estimate such Claims for purposes of participation in the Offering prior to the Subscription Record Date.

To the extent a General Unsecured Claim is disputed, contingent or unliquidated, the holder of such General Unsecured Claim shall not be entitled to participate in the Offering unless otherwise determined by the Bankruptcy Court.  Any such determinations of eligibility to participate in the Offering must be made prior the Subscription Record Date.

The Plan defines “Rights Participation Claim Amount” as follows: with respect to a holder of a General Unsecured Claim (Class 7):

(a)           if such General Unsecured Claim has been or hereafter is listed on the Schedules or on any related proof of claim filed with respect thereto as disputed, contingent, or unliquidated, the Rights Participation Claim Amount shall be zero, unless otherwise determined by the Bankruptcy Court on or before the Subscription Record Date;

(b)           if such General Unsecured Claim has been or hereafter is not listed on the Schedules or on any corresponding proof of claim filed with respect thereto (if any) as disputed, contingent, or unliquidated, and

(i) either no proof of claim has been filed or a proof of claim has been filed and the nature or amount of such General Unsecured Claim as asserted in the proof of claim does not vary from the nature and amount of such General Unsecured Claim as listed on the Schedules, the Rights Participation Claim Amount with respect to such General Unsecured Claim shall be the amount set forth as set forth in the Schedules;

(ii) a proof of claim has been filed by the applicable deadline and there is no corresponding General Unsecured Claim listed on the Schedules and such General Unsecured Claim is not set forth on the Rights Participation Disputed Claims List, the Rights Participation

Claim Amount with respect to such General Unsecured Claim shall be the amount set forth on the related proof of claim;

(iii) a proof of claim has been filed by the applicable deadline, the nature of such General Unsecured Claim as asserted in the proof of claim does not vary from the nature of such General Unsecured Claim as listed on the Schedules (but does differ in amount) and such General Unsecured Claim is not set forth on the Rights Participation Disputed Claims List, the Rights Participation Claim Amount with respect to such General Unsecured Claim shall be the amount set forth on the related proof of claim;

(iv) a proof of claim has been filed by the applicable deadline, the nature of such General Unsecured Claim as asserted in the proof of claim does not vary from the nature of such General Unsecured Claim as listed on the Schedules (but does differ in amount) and such General Unsecured Claim is set forth on the Rights Participation Disputed Claims List, the Rights Participation Claim Amount shall be the amount set forth as its Rights Participation Claim Amount as set forth on the Rights Participation Disputed Claims List, unless otherwise determined by the Bankruptcy Court on or before the Subscription Record Date;

; provided that if the Debtors or Reorganized Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order, the Rights Participation Claim Amount with respect to such General Unsecured Claim shall be the amount of such General Unsecured Claim to no objection has been interposed or the amount requested as the estimated amount of such General Unsecured Claim;

2.                                       Issuance of Equity Subscription Rights

Each holder of an General Unsecured Claim within or potentially within Class 7 as of the Subscription Record Date shall receive Equity Subscription Rights (based on its Rights Participation Claim Amount and the Rights Participation Claim Amount of all those who are entitled to participate in the Offering) as describe herein.  Each increment of the Eligible Claim Amount (Equity Subscription Rights) entitles the holder to receive one (1) Equity Subscription Right; provided, however, each holder must be entitled to receive at least ten (10) Equity Subscription Rights to participate in the Equity Offering.  A holder’s Eligible Claim Amount (Equity Subscription Rights) will be rounded up or down to the nearest increment of the Eligible Claim Amount (Equity Subscription Rights) held by such holder to determine such holder’s actual entitlement.  A Subscription Form will be distributed to each holder of a claim in Class 7 holder together with the Ballot.

3.                                       Issuance of Debt Subscription Rights.

Each holder of an General Unsecured Claim within or potentially within Class 7 as of the Subscription Record Date shall receive Debt Subscription Rights (based on its Rights Participation Claim Amount and the Rights Participation Claim Amount of all those who are entitled to participate in the Offering) as describe herein. Each increment of the Eligible Claim Amount (Debt Subscription Rights) entitles the holder to receive one (1) Debt Subscription Right; provided, however, each holder must be entitled to receive at least one (1) Debt Subscription Rights to participate in the Debt Offering.  A holder’s Eligible Claim Amount (Debt Subscription Rights) will be rounded up or down to the nearest increment of the Eligible Claim Amount (Debt Subscription Rights) held by such holder to determine such holder’s actual entitlement.  A Subscription Form will be distributed to each holder of a claim in Class 7 together with the Ballot.

4.                                       Subscription Period.

The Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date.  After the Subscription Expiration Date, unexercised Equity Subscription Rights and Debt Subscription Rights shall be null and void and Magellan shall not be obligated to honor any purported exercise of Subscription Rights received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

5.                                       Subscription Price (Equity Subscription Rights).

The Subscription Price for Equity Subscription Rights will be $13.87 per share of New Common Stock, payable in Cash.

6.                                       Subscription Price (Debt Subscription Rights).

The Subscription Price for Debt Subscription Rights will be $[      ] per $1,000 in principal amount of New Senior Notes, payable in Cash.

7.                                       Exercise of Debt Subscription Rights and Equity Subscription Rights.

In order to exercise the Subscription Rights, each holder entitled to Subscription Rights must: (i) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date; and (ii) pay to the Subscription Agent (on behalf of the Debtors) on or before the Subscription Expiration Date immediately available funds in an amount equal to such holder’s Subscription Purchase Price, such payment to be made either by wire transfer to Magellan in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Subscription Agent along with the Subscription Form.  If, on or prior to the Subscription Expiration Date, the Subscription Agent for any reason does not receive from a given holder both a duly completed Subscription Form and immediately available funds in an amount equal to such holder’s Subscription Purchase Price, such holder shall be deemed to have not exercised its Subscription Rights and to have relinquished and waived its right to participate in the Offering.  A Subscription Form must also be accompanied by sufficient indication of ownership of the Claim giving rise to the Subscription Rights, as well as appropriate executed representations as to ownership.  The payments made in accordance with the Offering shall be deposited and held by Magellan in a trust account, escrow account, or similar segregated account or accounts which shall be separate and apart from Magellan’s general operating funds and any other funds subject to any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Offering until the Effective Date, or such other later date, at the option of the Reorganized Debtors, but not later than         days after the Effective Date.

8.                                       Minimum Exercise Threshold.

At the option of Magellan, no shares of New Common Stock shall be issued pursuant to the Equity Subscription Rights and no New Senior Notes shall be issued pursuant to the Debt Subscription Rights if Reorganized Magellan realizes less than $50 million in aggregate proceeds (or  less than $47.5 million in net proceeds) as a result of the Rights Offering, after giving effect to the exercise of the rights and obligations under the Equity Subscription Commitment Letter and the Debt Subscription Commitment Letter.  As a result, at the option of

Magellan, if less than $50 million in gross proceeds (or less than $47.5 million in net proceeds) is realized by Reorganized Magellan upon the exercise of all Equity Subscription Rights and Debt Subscription Rights, after giving effect to the exercise of the rights and obligations under the Equity Subscription Commitment Letter and the Debt Subscription Commitment Letter, then the Equity Subscription Rights and the Debt Subscription Rights shall be null and void and no New Common Stock or New Senior Notes shall be issued pursuant thereto and the Cash received in connection with the Offering shall be returned to those entities making such payments, without interest thereon.

9.                                       Transfer Restriction; Revocation.

The Equity Subscription Rights and the Debt Subscription Rights are not transferable.  Additionally, once a holder of Equity Subscription Rights or Debt Subscription Rights has properly exercised its Equity Subscription Rights or Debt Subscription Rights, as the case may be, such exercise shall not be permitted to be revoked.

10.                                 Standby Purchasers.

(a)           Pursuant to the terms of the Equity Subscription Commitment Letter, the Equity Standby Purchasers shall be deemed to have exercised all Equity Subscription Rights that it is entitled to receive pursuant to the terms of the Plan.  In addition, pursuant to the terms of the Equity Subscription Commitment Letter and provided that all conditions precedent set forth therein have been satisfied, the Equity Standby Purchasers shall be entitled to, and shall, exercise all unexercised Equity Subscription Rights at $13.87  per share of New Common Stock.  Pursuant to the terms of the Equity Subscription Commitment Letter, the Equity Standby Purchasers shall pay to Magellan, by wire transfer in immediately available funds prior to the Effective Date, Cash in an amount equal to the Subscription Purchase Price for all Equity Subscription Rights to be purchased by the Equity Standby Purchasers pursuant to the terms of the Equity Subscription Commitment Letter.  As with all payments by the other participants in the Equity Offering, the payment by the Equity Standby Purchasers shall be deposited and held by Magellan in a trust account, escrow account, or similar segregated account or accounts which shall be separate and apart from Magellan’s general operating funds and any other funds subject to any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Equity Offering until the Effective Date, or such other later date agreed to by Reorganized Magellan and the Equity Standby Purchasers.

(b)           Pursuant to the terms of the Debt Subscription Commitment Letter, the Debt Standby Purchaser shall be deemed to have exercised all Debt Subscription Rights that it is entitled to receive pursuant to the terms of the Plan.  In addition, pursuant to the terms of the Debt Subscription Commitment Letter, the Debt Standby Purchaser shall be entitled to, and shall, exercise all unexercised Debt Subscription Rights at                        per $1,000 of principal amount of New Senior Notes.  Pursuant to the terms of the Debt Subscription Commitment Letter, the Debt Standby Purchaser shall pay to Magellan, one (1) Business Day prior to the Effective Date, Cash in an amount equal to the Subscription Purchase Price for all Debt Subscription Rights to be purchased by the Debt Standby Purchaser pursuant to the terms of the Debt Subscription Commitment Letter.  As with all payments by the other participants in the Debt Offering, the payment by the Debt Standby Purchaser shall be deposited and held by Magellan in a trust account, escrow account, or similar segregated account or accounts which shall be separate and apart from Magellan’s general operating funds and any other funds subject to any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Debt Offering until the Effective Date, or such other later date agreed to by Reorganized Magellan and the Debt Standby Purchaser.

11.                                 Distribution of New Common Stock and New Senior Notes

On the Effective Date, the Disbursing Agent shall distribute the New Common Stock and the New Senior Notes purchased by each Exercising Claimant to such Exercising Claimant, as well as to the Equity Standby Purchasers and the Debt Standby Purchaser.

12.                                 Disputed Claims

For all purposes of Section 9 of the Plan, holders of General Unsecured Claims in Class 7 are entitled to participate in the Offering to the extent of its Rights Participation Claim Amount.  The entitlement of holders of General Unsecured Claims to participate in the Offering on the terms set forth herein shall not be affected by whether or not such General Unsecured Claim is Allowed.

13.                                 No Interest.

In the event the Subscription Purchase Price is repaid to the entity making such payment, no interest shall be paid thereon.

14.                                 Validity of Exercise of Subscription Rights.

All questions concerning the timelines, viability, form and eligibility of any exercise of Equity Subscription Rights or Debt Subscription Rights shall be determined by Magellan in consultation with the Official Committee, whose determinations shall be final and binding.  Magellan, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Equity Subscription Rights or Debt Subscription Rights.  Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as Magellan determines, in its sole discretion.  Neither Magellan nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.

15.                                 Use of Proceeds.

On the Effective Date, the proceeds received by the Reorganized Magellan from the Offering shall be used to fund the cash payments required under the Plan and for general corporate purposes.

G.                                    Effect of Plan

1.                                       Discharge of Claims and Termination of Equity Interests

The Plan will discharge all Claims against the Debtors, and terminate all Equity Interests in Magellan of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Commencement Date, or against their estates or properties or interests in property.  All holders of existing Claims against and Equity Interests in the Debtors will be enjoined from asserting against the Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any discharged Claim, terminated Equity Interest, or act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of Equity Interest.

2.                                       Exculpation

None of the Debtors, Aetna, the Administrative Agent under the Senior Secured Credit Agreement, the Official Committee, the Informal Committee, the Standby Purchasers nor any of their respective members, officers, directors, employees, agents, counsel or other professionals shall have or incur any liability to any Debtor, any Reorganized Debtor, any holder of any Claim or Equity Interest or any other entity for any act or omission in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, implementation or confirmation of the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Plan of Reorganization or property to be distributed under the Plan of Reorganization or any other act or omission in connection with the Plan of Reorganization, the Disclosure Statement or any contract, instrument, release, document or other agreement related thereto; provided, however that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence or the liability of the Standby Purchasers with respect to the Equity Subscription Commitment Letter or the Debt Subscription Commitment Letter and provided further that nothing in the Plan shall discharge Aetna of its obligations under the Aetna Amended MSA (and the other agreements and documents entered into with respect thereto).  Any of the foregoing parties in all respects shall be entitled to rely on the advice of counsel with respect to any of the foregoing.

H.                                    Releases

As of the Effective Date, the respective officers, directors, employees, financial advisors, professionals, accountants, and attorneys of the Debtors who have served, or been employed or retained by, the Debtors on or after the Commencement Date shall be released by the Debtors from any and all Claims arising on or after the Commencement Date against them in their capacity as representatives of the Debtors, except for willful misconduct or gross negligence.

I.                                         Injunction

Except as otherwise expressly provided in the Plan, all persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Debtors, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Debtor, (c) creating, perfecting, or enforcing any encumbrance of any kind against any Debtor or against the property or interests in property of any Debtor, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Debtor or against the property or interests in property of any Debtor, with respect to any such Claim or Equity Interest.

J.                                      Management Incentive Plan

As of the Effective Date, Reorganized Magellan shall adopt the New Management Incentive Plan, and it shall automatically become effective on the Effective Date.  The solicitation of votes on the Plan shall be deemed a solicitation of the holders of New Common Stock for approval of the New Management Incentive Plan.  Entry of the Confirmation Order shall constitute such approval, and the Confirmation Order shall so provide.  The terms and conditions of the Management Incentive Plan will be determined by the Board of Directors of Reorganized Magellan.

K.                                    Miscellaneous Provisions

The Plan contains provisions relating to the cancellation of existing securities, corporate actions, delivery of distributions, manner of payment, vesting of assets, binding effect, payment of statutory fees, retiree benefits, dissolution of the Official Committee (at an appropriate time on or after the Effective Date), recognition of guaranty rights, substantial consummation, compliance with tax requirements, severability, revocation and amendment of the Plan, governing law, and timing.  For more information regarding these items, see the Plan attached hereto as Exhibit A.

L.                                     Certain Indenture Trustee Fees and Expenses

The Debtors will pay the reasonable fees and expenses of each of the indenture trustees for the publicly issued debt securities of Magellan, as mutually agreed or determined by the Bankruptcy Court, including the reasonable fees and expenses of its professionals.

The Debtors have been advised that the indenture trustees intend to assert fees and expenses in the amount of approximately $                            .

IX.

Certain Factors to Be Considered

A.                                    Certain Bankruptcy Considerations

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.  In addition, although the Debtors believe that the Effective Date will be during the  third quarter of 2003, there can be no assurance as to such timing.

B.                                    Risks Relating to the Plan Securities

1.                                       Variances from Projections

The Projections included herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Factors that could cause actual results to differ materially include, but are not limited to, Reorganized Magellan’s ability to operate its business consistent with the Projections, comply with the covenants of its financing agreements, attract and retain key executives, attract and retain customers, maintain its existing provider network, comply with the terms of its customer contracts, and respond to adverse regulatory actions taken by the federal and state governments.

2.                                       Lack of Trading Market

Initially, the securities (the New Senior Notes, the New Common Stock and the New Warrants) issued under the Plan will not be listed on any exchange.  There can be no assurance that an active trading market for the New Senior Notes, the New Common Stock or the New Warrants will develop.  Accordingly, no assurance can be given that a holder of the New Senior Notes, New Common Stock or New Warrants will be able to sell such securities in the future or as to the price at which any such sale may occur.  If such markets were to exist, such securities could trade at prices higher or lower than the value ascribed to such securities in this Disclosure Statement, depending upon many factors, including the prevailing interest rates, markets for similar securities, the general economic and industry conditions, and the performance of, and investor expectations for, Reorganized Magellan.

Pursuant to the terms of the Plan, Reorganized Magellan shall use its reasonable best efforts to cause the New Common Stock to be listed on the national market system of Nasdaq or such other national securities exchange for which it may qualify.

3.                                       Dividend Policies

The Debtors do not anticipate that Reorganized Magellan will pay dividends on the New Common Stock in the near future.

4.                                       Restrictions on Transfer

Holders of Plan Securities who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be “affiliates” or “control persons” within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws, or (iii) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements.  For a more detailed description of these matters, see section II.J.

5.                                       Notes Issued to Holders of Disputed Claims

New Senior Notes issued after the Effective Date to holders of Disputed Claims which are subsequently Allowed may have an “issue price” and a CUSIP number different from the New Senior Notes issued on the Effective Date and may not be fungible with respect to the New Senior Notes issued on the Effective Date.  As a result, these subsequently issued New Senior Notes may not be as readily tradable as the New Senior Notes issued on the Effective Date.

C.                                    Risks Associated with the Business

Additional discussion of risks related to the Debtors’ business are set forth in greater detail in Magellan’s most recent Form 10-KA, filed with the Securities and Exchange Commission on January 23, 2003.  See the sections entitled:  “Cautionary Statements”.

X.

Confirmation of the Plan

A.                                    Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization.  The confirmation hearing is scheduled for     :     a.m., prevailing Eastern Time on                       , 2003, before the Honorable Prudence Carter Beatty, Room 701, United States Bankruptcy Court for the Southern District of New York, 1 Bowling Green, New York, New York 10004.  The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization.  Any objection to confirmation of the Plan must be in writing, must conform to the Federal Rules of Bankruptcy Procedure, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served so as to be received no later than 4:00 p.m., prevailing Eastern Time, on                           , 2003 on (i) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Stephen Karotkin, Esq., Attorneys for the Debtors, (ii) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention:  Richard Feintuch, Esq., Attorneys for the Lenders’ Agent; (iii) Akin, Gump, Strauss, Hauer & Feld, LLP, 590 Madison Avenue, 22nd Floor, New York, New York 10022, Attention:  Michael Stamer, Esq., Attorneys for the Official Committee, (iv) Davis Polk Wardwell, Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, Attention: Marshall S. Huebner , Esq., Attorneys for Aetna; (v) Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attention: Dennis F. Dunne, Esq., Attorneys for the Equity Standby Purchasers and (vi) the Office of the United States Trustee, 33 Whitehall Street, 21st floor, New York, New York 10004 (Attention: Pamela Lustrin, Esq.).

Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.                                    General Requirements of Section 1129

At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

1.                                       The Plan complies with the applicable provisions of the Bankruptcy Code.

2.                                       The Debtors have complied with the applicable provisions of the Bankruptcy Code.

3.                                       The Plan has been proposed in good faith and not by any means proscribed by law.

4.                                       Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

5.                                       The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, affiliates of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

6.                                       With respect to each class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.  See discussion of “Best Interests Test” below.

7.                                       Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan.  Classes 12 (Magellan Common Stock Interests) and 13 (Securities Litigation Claims)  are deemed to have rejected the Plan and thus the Plan can be confirmed only if the requirements of section 1129(b) of the Bankruptcy Code are met.

8.                                       With respect to Class 1 (Senior Secured Lender Claims) if such Class rejects the Plan, the Plan satisfies the requirements of section 1129(b)(2)(A).

9.                                       Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that allowed Administrative Expense Claims and Allowed Priority Non-Tax Claims will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the allowed amount of such Claims.

10.                                 At least one class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

11.                                 Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.  See discussion of “Feasibility” below.

12.                                 The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

C.                                    Best Interests Tests

As described above, the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of chapter 7 liquidation cases.  The gross amount of cash that would be available for satisfaction of Claims and Equity Interests would be the sum consisting of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case.

The next step is to reduce that gross amount by the costs and expenses of liquidation and by such additional administrative and priority Claims that might result from the termination of the Debtors’ businesses and the use of chapter 7 for the purposes of liquidation.  Any remaining net cash would be allocated to secured creditors, as appropriate, and to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

The Debtors’ costs of liquidation under chapter 7 would include the costs of winding down the Debtors’ businesses, as well as the costs of operation during the wind-down period.  Other expenses would include (i) the fees payable to a trustee in bankruptcy, (ii) the fees that might be payable to attorneys and other professionals that such a trustee might engage, and (iii) the expenses incurred during the chapter 11 cases allowed in the chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals for the Debtors and statutory committee of unsecured creditors appointed in the chapter 11 cases, and costs and expenses of members of the statutory committee of unsecured creditors, as well as other compensation Claims.  In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the chapter 11 cases.

The foregoing types of Claims, costs, expenses, fees, and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured Claims.  The Debtors believe that in a chapter 7 case, Classes 11, 12 and 13 would receive no distribution of property.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the chapter 11 cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) additional costs associated with the rapid transfer or cessation of operations at the facilities and the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, (iii) the substantial increases in Claims that would be satisfied on a priority basis, and (iv) the additional prepetition Claims that would arise due to the cessation of the Debtors’ businesses, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

Best Interest Comparison	Liquidation Recovery	Plan Recovery
Class

Senior Secured Lender Claims (Class 1)	100%	100%

Aetna Claim (Class 4)	0%	100%

General Unsecured Claims (Class 7)	0%	[48.3]% to [51.6] %

Convenience Claims (Class 8)	0%	100%

Magellan Preferred Stock Interests (Class 11)	0%	N/A

Magellan Common Stock Interests (Class 12)	0%	N/A

The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time.  In this regard, there is a risk that distribution of the proceeds of the liquidation could be delayed for one or more years after the completion of such liquidation in order to resolve Claims and prepare for distributions.  In addition, recovery to creditors may be decreased by any litigation engendered by the Claims allowance process.  Given that the Plan represents a settlement of many complex inter-creditor issues, the Debtors would expect significant litigation of such issues in the event of a liquidation, leading to potentially lengthy delays in distributions.  Incorporating the time value of distributions to the liquidation analysis contained herein would further lower the estimated recoveries as presented.

The Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtors and does not explicitly factor in the loss of value due to delays in distribution in the chapter 7 process.  The analysis is based on a number of significant assumptions which are described below.  The liquidation analysis does not purport to be a valuation of the Debtors’ assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

D.                                    Liquidation Analysis

The following liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors as an estimate of the values which might be realized by all classes of creditors in the event the assets of the Debtors were to be liquidated in chapter 7 cases under the Bankruptcy Code.  A chapter 7 liquidation consists generally of the cessation of business, the identification and assembly of assets, and the initiation of distressed or “forced” sales of the Debtors’ assets by a court-appointed chapter 7 trustee, with subsequent distribution of the net proceeds of such asset dispositions to creditors in accordance with statutory priorities.  The following Liquidation Analyses should be read in conjunction with the accompanying notes.

If no Chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which a trustee (or trustees) would be elected or appointed to liquidate the assets of the Debtors.  A discussion of the effect that a chapter 7 liquidation would have been to the recovery of holders of Claims and Interests is set forth in Section X.C, “Best Interests of Creditors and Stockholders” and in the liquidation analysis set forth in section XI.A to this Disclosure Statement.  The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee (or trustees) and attorneys and other professionals during the liquidation and, from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations and (ii) the failure to realize the greater total Reorganization Value of the Debtors-assets.

The Debtors believe that the Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserves their business and allows creditors and Equity Interest holders to realize the highest recoveries under the circumstances. Creditors will receive greater recoveries than in a chapter 7 liquidation.  Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest holders because a greater return to creditors and Equity Interest holders is provided for in the Plan.

($ in millions)

Statement of Assets	06/30/03	Estimated Recovery	Estimated Liquidation Proceeds

Cash and Cash Equivalents	$99.2	100%	$99.2
Accounts Receivable, net	73.0	80%	58.4
Restricted Cash and Investments	112.3	100%	112.3
Refundable Income Taxes	2.0	0%	0.0
Other Current Assets	14.8	15%	2.2

Property and Equipment, net	$83.7	20%	$16.7
Deferred Income Taxes	0.0	0%	0.0
Investments in Unconsolidated Subsidiaries	12.2	70%	8.5
Other Long-term Assets(1)	15.4	30%	4.6
Goodwill, net	502.3	0%	0.0
Other Intangible Assets	62.6	0%	0.0

Total Gross Proceeds from Liquidation			$302.0

Chapter 7 Administrative Claims

Trustee and Receiver Fees			$9.1
Other Professional Fees			5.0
Wind-down Costs			40.0

Total Chapter 7 Administrative Claims			$54.1

Net Proceeds Available for Distribution			$248.0

DISTRIBUTION OF NET PROCEEDS

($ in millions)

Senior Lender Claims	Estimated Balance	Estimated Recovery	Estimated Liquidation Proceeds

Senior Lender Claims	$160.8	100%	$160.8

Net Est. Proceeds Available for Distribution After Senior Lender Claims			$87.2

Administrative Claims

Post-petition Trade Creditor Claims(3)	$187.1	43%	$81.4
Accrued Salaries, Wages and other Compensation(3)	12.0	43%	5.2
Taxes(4)	1.5	43%	0.6

Total Administrative Claims	$200.6		$87.2

Balance Available for Distribution to Priority Creditors			$0.0

Priority Claims

Other Claims(5)	$86.1	0%	$0.0

Balance Available for Distribution to Unsecured Creditors			$0.0

General Unsecured Claims

Senior Notes	$258.4	0%	$0.0
Aetna	61.7	0%	0.0
Senior Subordinated Notes	657.2	0%	0.0
Other General Unsecured Claims	84.0	0%	0.0

Total General Unsecured Claims	$1,061.2		$0.0

Balance Available for Distribution to Preferred Stockholders			$0.0

Preferred Stock

Preferred Stock	$69.9	0%	$0.0

For estimated recoverable value of Charter Note.
Represents 100% of Accounts Payable, 75% of Medical Claims Payable and 50% of Other Accrued Liabilities at 06/30/03.
$4 million for Payroll and 401K as well as $4 million for bonus plan and $4 million for severance.
Represents Federal and State cash taxes for Q2 of 2003, as well as Property taxes. Payroll taxes will have already been paid.
Represents 25% of Medical Claims Payable and 50% of Other Accrued Liabilities at 02/28/03.

E.                                      Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have the Projections described in section IV above.  Based upon the Projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.                                      Section 1129(b)

The Bankruptcy Court may confirm a Plan over the rejection or deemed rejection of the Plan by a class of Claims or Equity Interests if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

1.                                       No Unfair Discrimination

This test applies to classes of Claims or Equity Interests that are of equal priority and are receiving different treatment under the Plan.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

2.                                       Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of Claims receive more than 100% of the allowed amount of the Claims in such class.  As to the dissenting class, the test sets different standards, depending on the type of Claims or interests in such class:

•                                         Secured Creditors.  Each holder of an impaired Secured Claim either (i) retains its liens on the property, to the extent of the allowed amount of its Secured Claim and receives deferred cash payments having a value, as of the Effective Date, of at least the allowed amount of such Claim, or (ii) has the right to credit bid the amount of its Claim if its property is sold and retains its liens on the proceeds of the sale  or (iii) receives the “indubitable equivalent” of its allowed Secured Claim.

•                                         Unsecured Creditors.  Either (i) each holder of an impaired unsecured Claim receives or retains under the plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and interests that are junior to the Claims of the dissenting class do not receive any property under the plan.

•                                         Equity Interests.  Either (i) each Equity Interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the Equity Interests of the dissenting class do not receive or retain any property under the plan of reorganization.

The Debtors believe the Plan will satisfy the “fair and equitable” requirement even if Class 1 (Senior Secured Lender Claims) rejects the Plan because the Bankruptcy Court will determine either (i) that the holders of the Senior Secured Lender Claims (who will receive the New Senior Secured Obligations) will retain their liens on the property and will receive the New Senior Secured Obligations which represent deferred cash payments having a value, as of the Effective Date, of at least the allowed amount of the Senior Secured Lender Claims or (ii) that the New Senior Secured Obligations represent the “indubitable equivalent” of the Allowed Senior Secured Lender Claims.

The Debtors believe the Plan will satisfy the “fair and equitable” requirement notwithstanding that Classes 12 (Magellan Common Stock Interests) and 13 (Securities Litigation Claims) are deemed to reject the Plan because no class that is junior to such classes will receive or retain any property on account of the Claims or Equity Interests in such class.  While Class 11 (Magellan Preferred Stock Interests) and Class 12 (Magellan Common Stock Interests) are receiving a distribution, such distribution is first being distributed to holders of General Unsecured Claims (Class 7) who are then transferring such distribution to holders of interests in Class 11 (Magellan Preferred Stock Interests) and Class 12 (Magellan Common Stock Interests).

XI.

Alternatives to Confirmation and Consummation of the Plan

A.                                    Liquidation Under Chapter 7

If no chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in section X.D of this Disclosure Statement.  The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (i) the assets of the Debtors would have to be sold or otherwise disposed of in an expedited fashion, (ii) additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of attorneys and other professionals, and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations.

B.                                    Alternative Plan

If the Plan is not confirmed, the Debtors or any other party in interest (if the Debtors’ exclusive period in which to file a plan of reorganization has expired) could attempt to formulate a different plan of reorganization.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets under chapter 11.  The Debtors have concluded that the Plan enables creditors and equity holders to realize the most value under the circumstances.  In a liquidation under chapter 11, the Debtors would still incur the expenses associated with closing or transferring to new operators numerous facilities.  The process would be carried out in a more orderly fashion over a greater period of time that in a chapter 7 liquidation.  Further, if a trustee were not appointed, because such appointment in not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case.  Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan and because such return would be distributed much more quickly than in a chapter 7 liquidation scenario.

XII.

Certain Federal Income Tax Consequences of the Plan of Reorganization

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors, certain holders of Claims and holders of Equity Interests.  The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in cash or are otherwise unimpaired under the Plan (e.g., holders of Provider Claims, Customer Claims or Convenience Claims).  Additionally, this summary does not address the federal income tax consequences to holders of Senior Secured Lender Claims or Aetna Claims as it is the Debtors’ understanding that such holders have retained separate counsel to advise them with respect to such Claims.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (“IRS”) as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.  In addition, this summary does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or Equity Interest.  All holders of Claims and Equity Interests are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

A.                                    Consequences to the Debtors

Magellan and its domestic corporate subsidiaries (the “Magellan Group”) file a U.S. consolidated federal income tax return.  The Magellan Group reported consolidated net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $720 million as of September 30, 2002, a portion of which is subject to certain existing limitations.  See Exhibit C, Magellan Health Services, Inc., et al. 2002 Form 10K, at Note 10 (Income Taxes).   A substantial portion of these NOL carryforwards are attributable to Magellan’s subsidiaries.  In addition, the Debtors expect to incur additional losses during the taxable year ending September 30, 2003.  The amount of the Debtors’ losses and NOL carryforwards, and the potential application of any limitations (whether new or existing) with respect to such losses and NOL carryforwards, remain subject to examination by the IRS.

As discussed below, in connection with the implementation of the Plan, the amount of the Debtors’ NOL carryforwards may be significantly reduced, and the tax basis of the Debtors’ assets may be reduced.  In addition, the Reorganized Debtors’ subsequent utilization of any losses and NOL carryforwards remaining, and possibly certain other tax attributes, may be restricted following the Effective Date.

1.                                       Cancellation of Debt

The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes — such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets — by the amount of any cancellation of debt (“COD”).  COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).  To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is simply forgiven.  However, to the extent that nonrecourse debt is satisfied with the underlying collateral, generally the debtor recognizes a gain from the disposition of property based on an amount realized equal to the nonrecourse debt satisfied, as opposed to COD.

It is unclear whether the reduction in tax attributes occurs on a separate company basis even though the Debtors file a consolidated federal income tax return.  The Debtors are aware that the IRS has, in certain cases, asserted that such reduction in respect of consolidated tax attributes (such as consolidated NOLs) generally should occur on a consolidated basis.  Any reduction in tax attributes does not occur until the end of the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD is incurred.  If advantageous, a debtor may elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes.

As a result of the discharge of Claims pursuant to the Plan, the Debtors will realize substantial COD.  The extent of such COD and resulting tax attribute reduction will depend, in part, on the value of the New Common Stock distributed.  Based on the estimated reorganization value of the Reorganized Debtors (see section IV.B.6), it is anticipated that the Reorganized Debtors will incur approximately $510 million of COD.  Although a substantial amount of the Claims are against Magellan, rather than against direct or indirect subsidiaries, the Magellan Group’s NOLs are disbursed throughout the Magellan Group.  Therefore, the extent to which NOLs (and certain tax credits) survive tax attribute reduction (and the extent of any basis reduction and potentially the identity of  the assets whose basis is reduced) will depend upon the manner of applying the attribute reduction rules in the context of a consolidated group.

2.                                       Limitations on Loss Carryforwards and Other Tax Benefits

Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “pre-change losses”) may be subject to limitation under section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors.

Under section 382, if a corporation undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation.  Such limitation also may apply to certain losses or deductions that are “built-in” (i.e., attributable to periods prior to the Effective Date but not yet taken into account for tax purposes) as of the date of the ownership change and that are subsequently recognized.

The issuance of the New Common Stock of Reorganized Magellan to holders of General Unsecured Claims pursuant to the Plan will constitute an ownership change of the Reorganized Debtors.

a.             General Section 382 Limitation

In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (4.58% for ownership changes occurring in April 2003).  For a corporation (or consolidated group) in bankruptcy that undergoes the change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.  However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

b.             Built-In Gains and Losses

If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation.  Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.  Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss.  Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain.  In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.  The Debtors anticipate that the Magellan Group will be in a net unrealized built-in gain position as of the Effective Date.

c.             Special Bankruptcy Exception

An exception to the foregoing annual limitation rules generally applies where qualified (so-called “old and cold”) creditors of a debtor receive, in respect of their Claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.  Under this exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization.  Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

The receipt of the New Common Stock by General Unsecured Creditors may qualify for this exception.  Neither the statute nor the regulations address, however, whether this exception can be applied on a consolidated basis or only on a separate company basis.  Even if the Debtors qualify for this exception, the Debtors may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation described above.  Such election would have to be made in the Debtors’ federal income tax return for the taxable year in which the change occurs.

3.                                       Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.  Although not entirely clear, it appears that the application of this provision would be unaffected by whether the Debtors otherwise qualify for the special bankruptcy exception to the annual limitation rules of section 382 of the Tax Code discussed in the preceding section.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.                                    Consequences to Holders of Certain Claims

Pursuant to and in accordance with the Plan, holders of Allowed General Unsecured Claims (other than Insured Claims who will receive Cash) will be entitled to receive New Senior Notes, New Common Stock, Debt Subscription Rights and Equity Subscription

Rights in satisfaction of their Claims.  If Class 7 (General Unsecured Claims) accepts the Plan, holders of Magellan Preferred Stock Interests and Magellan Common Stock Interests will be entitled to receive New Common Stock and New Warrants.

Pursuant to the Plan, the subordination agreement as set forth in the Senior Subordinated Note Indenture will be given effect.  Therefore, for purposes of this summary it is assumed that holders of allowed Senior Note Claims will be treated for federal income tax purposes as receiving only New Senior Notes from the Debtors, and holders of allowed Senior Subordinated Note Claims will be treated as receiving only New Common Stock.  In addition, for purposes of this summary, it is assumed that holders of Magellan Preferred Stock Interests and Magellan Common Stock Interests will be treated for federal income tax purposes as receiving the New Common Stock and New Warrants directly from the Debtors and that such New Common Stock and New Warrants will not be treated as first being distributed to holders of Allowed General Unsecured Claims.

The federal income tax consequences of the Plan to holders of Allowed Claims against the Debtors depends, in part, on whether such Claims, and, in the case of the allowed General Unsecured Claims (other than Allowed Senior Subordinated Note Claims), the New Senior Notes and, possibly, the Subscription Rights constitute “securities” of Magellan for federal income tax purposes.  The term “security” is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt constitutes a “security” depends on an overall evaluation of the nature of the debt.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity of ten years or more constitute securities.  For purposes of the following discussion, it has been assumed that the General Unsecured Claims (other than the Senior Subordinated Note Claims and the Senior Note Claims), the New Senior Notes and the Debt Subscription Rights do not constitute “securities” and that Senior Subordinated Note Claims and the Equity Subscription Rights do constitute “securities” of Magellan.  The following discussion takes no position as to whether the Senior Note Claims constitute “securities” of Magellan.  Each holder is urged to consult its tax advisor regarding the status of its Claim.

The following discussion does not necessarily apply to holders who have Claims in more than one class relating to the same underlying obligation (such as where the underlying obligation is classified as partially secured and partially unsecured).  Such holders should consult their tax advisor regarding the effect of such dual status obligations on the federal income tax consequences of the Plan to them.

1.                                       Consequences to Holders of General Unsecured Claims (Other Than Holders of Senior Subordinated Note Claims and Senior Note Claims)

The receipt of New Common Stock, New Senior Notes and Subscription Rights in satisfaction of a General Unsecured Claim (other than a Senior Subordinated Note Claim or Senior Note Claim) will be a fully taxable transaction.  In general, a holder of such an Allowed Claim will recognize gain or loss in an amount equal to the difference between (i) the “amount realized” by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).  For a discussion of the tax consequences of any Claims for accrued but unpaid interest, see section XII.B.4 below.

For these purposes, the “amount realized” by a holder will equal the sum of the aggregate of (i) the “issue price” of any New Senior Notes received (see section XII.B.5, below) in satisfaction of such holder’s Claim, (ii) the fair market value of any New Common Stock received in satisfaction of such holder’s Claim and (iii) possibly the fair market value of any Subscription Rights received.  Holders of Disputed Claims allowed after the Effective Date may have an “issue price” in New Senior Notes received subsequent to the Effective Date (see section XII.B.5, below) and a fair market value in New Common Stock received subsequent to the Effective Date different from the issue price and fair market value of the notes and stock issued on the Effective Date.  In addition, it is unclear whether any Cash or additional New Senior Notes received by such a holder due to any post-Effective Date dividends and/or interest should be treated as additional amount realized on such holder’s Claim or dividends and/or interest.  Holders of Disputed Claims should consult their tax advisors as to the tax consequences of the receipt of the New Common Stock, New Senior Notes or cash subsequent to the Effective Date.

Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder had previously claimed a bad debt deduction.  A holder of an Allowed Claim who purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code.  Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

A holder’s tax basis in any New Common Stock and, if applicable, Subscription Rights received will equal the fair market value of the stock and the Subscription Rights.  A holder’s tax basis in any New Senior Notes received will equal the “issue price” of such notes (see section XII.B.5, below).  The holding period for any New Common Stock, New Senior Notes and, if applicable, Subscription Rights generally will begin the day following the issuance of such stock, notes and rights.

Notwithstanding the foregoing, it is possible the IRS may attempt to treat the receipt of New Common Stock, New Senior Notes and Subscription Rights in satisfaction of Claims against any subsidiary of Magellan as part of a non-recognition transaction.  So treated, such a holder would not be permitted to recognize any loss, but to the extent that the holder receives New Senior Notes and Subscription Rights, such holder would still be required to recognize a portion of its gain.  In the case of a holder that does not recognize loss, the holder’s tax basis in its New Common Stock would reflect the unrecognized loss.  In addition, the holder’s holding period in the New Common Stock would, in whole or in part, include its holding period in its Claim.  However, Magellan believes, and the discussion herein assumes, that the satisfaction of Claims described in this paragraph should be treated as a fully taxable transaction, in which both gain and loss may be recognized.

2.                                       Consequences to Holders of Senior Subordinated Note Claims

The receipt of New Common Stock and Subscription Rights in satisfaction of allowed Senior Subordinated Note Claims will be a “recapitalization” for federal income tax purposes.  Accordingly, in general, the holder of such a Claim will not recognize loss upon such exchange, but may recognize gain (calculated as described in section XII.B.1, above), if any, to the extent of the fair market value of any Debt Subscription Rights received, excluding any portion allocable to a Claim for accrued but unpaid interest.  The character of such gain would also be determined in accordance with the principles discussed in section XII.B.1, above.  For a discussion of the tax consequences of any Claims for accrued interest, see section XII.B.4, below.

A holder’s aggregate tax basis in any New Common Stock and, possibly, Equity Subscription Rights received in satisfaction of its Claim will equal the holder’s aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest) increased by any gain or interest income recognized in respect of its Claim and decreased by (i) the fair market value of any Debt Subscription Rights taken into account in determining the amount realized by a holder for calculating the amount of any gain, loss or interest and (ii) any deductions claimed in respect of any previously accrued interest.  In general, the holder’s holding period for the New Common Stock and, if applicable, Equity Subscription Rights received will include the holder’s holding period for the Claim except to the extent issued in respect of a Claim for accrued but unpaid interest.  Such tax basis will be allocated, if necessary, between the New Common Stock and the Equity Subscription Rights based on relative fair market value. If applicable, a holder’s tax basis in any Debt Subscription Rights received will equal the fair market value of such Debt Subscription Rights, and the holding period for the Debt Subscription Rights generally will begin the day following the issuance of the rights.

3.                                       Consequences to Holders of Senior Note Claims

The holders of allowed Senior Note Claims will receive, in satisfaction of such Claims, New Senior Notes and Subscription Rights.  The New Senior Notes will have substantially the same terms as the existing Senior Notes (including maturing in 2007), except that Magellan will have the ability, during the first two years after the Effective Date, prior to any scheduled interest payment, to either pay such interest in cash or pay the interest in kind (“PIK”) (i.e., by issuing additional New Senior Notes).  Any PIK payments will be made at a rate of 10-3/8% per year for periods prior to and including November 15, 2003 and 13-3/8% for payments from November 16, 2003 through and including November 15, 2004.  The Projections (see sections IV.B.2, IV.B.3, and IV.B.4) assume that the Company will pay interest in kind to the extent permitted.

Whether the receipt of the New Senior Notes in exchange for the Senior Note Claims is respected as an “exchange” of notes for federal income tax purposes or is instead regarded merely as an amendment depends on whether the change in terms results in a “significant modification” for U.S. federal income tax purposes.  Under the Treasury Regulations promulgated pursuant to Section 1001 of the Tax Code, a “significant modification” of a debt instrument results in a deemed exchange of the debt instrument for a new debt instrument, whereas a “modification” that is not “significant” is not treated as an exchange.  The Debtors believe, and this discussion assumes, that the different terms of the New Senior Notes (in particular, the PIK feature) will constitute a significant modification.  There is no assurance, however, that the IRS would not take a contrary position.

a.             Senior Note Claims are not Treated as Securities

If the Senior Note Claims are not treated as securities for federal income tax purposes, a holder of a Senior Note Claim who receives, in exchange for such Claim, New Senior Notes and Subscription Rights will recognize gain or loss in an amount equal to the difference between (i) the aggregate of the “issue price” of any New Senior Notes (see section XII.B.5, below) received in satisfaction of its Claim and, possibly, the fair market value of any

Subscription Rights received by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).  For a discussion of the tax consequences of any Claims for accrued but unpaid interest, see section XII.B.4, below.  The character of such gain or loss would also be determined in accordance with the principles discussed in section XII.B.1, above.  A holder’s tax basis in any New Senior Notes received will equal the “issue price” of such notes.  If applicable, a holder’s tax basis in any Subscription Rights received will equal the fair market value of such Subscription Rights.  The holding period for any New Senior Notes and Subscription Rights generally will begin the day following the issuance of such notes and rights.

b.             Senior Note Claims are Treated as Securities

If the Senior Note Claims are treated as securities for federal income tax purposes, it is possible that the receipt of New Senior Notes and Subscription Rights in satisfaction of allowed Senior Note Claims will be treated as a “recapitalization.”  If treated as a recapitalization, a holder of a Senior Note Claim will not recognize loss upon such exchange, but may recognize gain (calculated as described in section XII.B.1, above), if any, to the extent of the “issue price” of any New Senior Notes (see section XII.B.5, below) and the fair market value of any Debt Subscription Rights received in satisfaction of its Claims, excluding any portion allocable to a Claim for accrued but unpaid interest.  The character of such gain would also be determined in accordance with the principles discussed in section  XII.B.1, above.  For a discussion of the tax consequences of any Claims for accrued interest, see section XII.B.4, below.

A holder’s aggregate tax basis in any Equity Subscription Rights received in satisfaction of its Claim will equal the holder’s aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest) increased by any gain or interest income recognized in respect of its Claim and decreased by (i) the fair market value of any Debt Subscription Rights and the “issue price” of any New Senior Notes (see section XII.B.5 below) taken into account in determining the amount realized by a holder for calculating the amount of any gain, loss or interest and (ii) any deductions claimed in respect of any previously accrued interest.  In general, the holder’s holding period for the Equity Subscription Rights received will include the holder’s holding period for the Claim except to the extent issued in respect of a Claim for accrued but unpaid interest.  A holder’s tax basis in any Debt Subscription Rights received will equal the fair market value of such Debt Subscription Rights, and a holder’s tax basis in any New Senior Notes received will equal the “issue price” of the New Senior Notes.  The holding period for the New Senior Notes and the Debt Subscription Rights generally will begin the day following the issuance of such notes and rights.

4.                                       Distributions in Discharge of Accrued Interest

In general, to the extent that any amount received by a holder of an Allowed Claim (whether paid in cash, stock or warrants) is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full.

Pursuant to the Plan, all distributions in respect of any Claim will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Claim, if any.  However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

5.                                       Interest and Original Issue Discount on the New Senior Notes

Pursuant to the Plan, interest on the New Senior Notes generally will be payable at least annually at a rate of 9-3/8%.  However, during each of the first two years after the Effective Date, Reorganized Magellan will have the ability to pay interest either in cash or by issuing additional New Senior Notes (i.e., PIK).  If interest is paid in kind for periods prior to and including November 15, 2003, the rate of interest will be 10-3/8%.  If interest is paid in kind for the following year, the rate of interest will be 13-3/8%.

Each Holder of a New Senior Note will be required to account for the interest payable with respect to the New Senior Notes using the original issue discount (“OID”) rules of the Tax Code.  In general, a debt instrument is treated as having OID to the extent its “stated redemption price at maturity” exceeds its “issue price.”

The “stated redemption price at maturity” of a New Senior Note is generally equal to the sum of all payments to be made under the note other than “qualified stated interest.”  Qualified stated interest is any interest that is unconditionally payable in cash or in property (other than other debt instruments of the issuer) at least annually at a single fixed rate.  Because Reorganized Magellan will have the option to defer the payment of interest during the first two years by issuing additional New Senior Notes, interest on the New Senior Notes is not unconditionally payable at least annually in cash or other property (other than other debt instruments of the issuer).  Therefore, none of the interest will be qualified stated interest for purposes of determining whether the New Senior Notes are issued with OID.

Pursuant to the applicable Treasury Regulations, if a “substantial amount” of the New Senior Notes issued on the Effective Date pursuant to the Plan are issued for cash in connection with the exercise of Debt Subscription Rights, then the “issue price” of each New Senior Note (whether or not issued for cash) will be the Subscription Purchase Price.  If, however, the amount of New Senior Notes issued for cash in connection with the exercise of Debt Subscription Rights does not constitute a “substantial amount” of the New Senior Notes issued on the Effective Date pursuant to the Plan, then the “issue price” of the New Senior Notes will depend upon whether they are traded on an “established securities market” during the sixty day period ending thirty days after the Effective Date, or whether a significant portion of the General Unsecured Claims are so traded.  Pursuant to the applicable Treasury Regulations, an “established securities market” includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, and (ii) the ready availability of price quotations from dealers, brokers or traders.  If the New Senior Notes are traded on an established securities market, the “issue price” will be their fair market value.  If the New Senior Notes are not traded on an established securities market, but a significant portion of the Claims exchanged for such notes are so traded, the issue price would be the fair market value of such Claims.  Otherwise, the issue price of the New Senior Notes will be their stated principal amount if, as the Debtors expect, the stated interest rate is greater than the applicable federal rate for obligations of similar maturity in effect on the Confirmation Date.

The Debtors believe that the amount of New Senior Notes to be issued for cash pursuant to the exercise of Debt Subscription Rights should not constitute a “substantial amount”

of the New Senior Notes issued on the Effective Date pursuant to the Plan.  Additionally, [although the Debtors will not actively attempt to create a trading market for the New Senior Notes], the Debtors anticipate that the New Senior Notes will be traded on an established securities market within the meaning of the applicable Treasury Regulations and that the “issue price” of such notes will therefore be their fair market value.

Since the New Senior Notes will be treated as issued with OID, each holder will be required to accrue the OID in respect of the New Senior Notes received, and include such amount in its gross income as interest, over the term of such notes based on the constant yield method.  Under the applicable Treasury Regulations, if an issuer has an unconditional right to make payments under a debt instrument under alternative payment schedules, then, for purposes of determining such debt instrument’s yield to maturity, the issuer is deemed to exercise or not exercise such right in a manner that minimizes the yield on the debt instrument.  The yield to maturity of the New Senior Notes, therefore, will initially be determined on the basis that all interest payments will be paid in cash.  If, however, Reorganized Magellan subsequently pays interest in kind the yield to maturity and the amount of OID of a New Senior Note for future periods will be redetermined by treating the New Senior Note as having been retired and reissued for an amount equal to its adjusted issue price at that time.

Moreover, any New Senior Notes issued after the Effective Date in satisfaction of Disputed Claims subsequently allowed may have a different issue price and yield to maturity for federal income tax purposes than the New Senior Notes issued on the Effective Date and thus may not be fungible with the New Senior Notes issued on the Effective Date.  Holders of Disputed Claims should consider their federal tax consequences accordingly.

 A holder’s tax basis in a New Senior Note will be increased by the amount of any OID included in income and reduced by any cash payments made with respect to such New Senior Note.

6.                                       Exercise or Lapse of the Subscription Rights

a.             Exercise of a Subscription Right

A holder of a Subscription Right generally will not recognize gain or loss upon the exercise of such right.  A holder’s tax basis in the New Common Stock or New Senior Note received upon exercise of a Subscription Right will be equal to the sum of the holder’s tax basis in the Subscription Right and the amount paid for the New Common Stock or New Senior Note, as applicable.  The holder will commence a new holding period with respect to the New Common Stock or New Senior Note acquired.

b.             Certain Consequences of Exercising a Debt Subscription Right (Market Discount or Acquisition Premium)

New Senior Notes acquired pursuant to the exercise of a Debt Subscription Right may be treated as acquired with either “market discount” or “acquisition premium.”  If a holder of a New Senior Note acquired pursuant to the exercise of a Debt Subscription Right has a tax basis in the New Senior Note that is less than the issue price of such note, such holder will be subject to the market discount rules of the Tax Code (unless such difference is less than a de minimis amount).

Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of a New Senior Note as ordinary income to the extent of the market discount that has not yet previously been included in income and is treated as having accrued on such note at the time of such payment or disposition.  A holder can be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues.  Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such New Senior Notes to the maturity date of such notes, unless the holder irrevocably elects to compute the accrual on a constant yield basis.  This election can be made on a note-by-note basis.

However, if a holder of a New Senior Note acquired pursuant to the exercise of a Debt Subscription Right has a tax basis in the New Senior Note that exceeds the issue price of such note, but is less than or equal to the sum of all remaining amounts payable under such note (other than qualified stated interest), the amount of OID includible in the holder’s gross income generally is reduced in each period in proportion to the percentage of the OID represented by the excess basis.  Alternatively, if a holder treats all stated interest as OID, such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method.  Such an election may not be revoked without the consent of the IRS.

c.             Lapse of a Subscription Right

Upon the lapse or disposition of a Subscription Right, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the Subscription Right (if any).  In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending whether the requisite holding period was satisfied.

7.                                       Ownership and Disposition  of New Common Stock

Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received in satisfaction of a Claim directly against Magellan or a first-tier subsidiary of Magellan pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, and (ii) with respect to a cash-basis holder, any amount that would have been included in its gross income if the holder’s Claim had been satisfied in full but that was not included by reason of the cash method of accounting.

In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued “market discount” not treated as ordinary income upon a tax-free exchange (including a “recapitalization” exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange.  If such regulations are promulgated and applicable to the Plan (and likely even without issuance of regulations), any holder of an Allowed Claim which has accrued market discount would carry over such accrued market discount to any

New Common Stock received in satisfaction of a Claim as part of a “recapitalization” exchange pursuant to the Plan (possibly including any New Common Stock acquired in the Offering upon the exercise of an Equity Subscription Right), such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

If no appropriate adjustment is made to the number of shares of New Common Stock for which a New Warrant may be exercised or to the exercise price of the New Warrants, a constructive distribution may result that could be taxable to the holders of the New Common Stock.

C.                                    Consequences to Holders of Magellan Preferred Stock Interests and Magellan Common Stock Interests

1.                                       Recapitalization Exchange

The receipt of New Common Stock and New Warrants in respect of either a Magellan Preferred Stock Interest or a Magellan Common Stock Interest will be a “recapitalization” for federal income tax purposes.  Accordingly, in general, the holder of a Magellan Preferred Stock Interest or Magellan Common Stock Interest will not recognize gain or loss upon such exchange.

To the extent that there are accrued but undeclared dividends in respect of the underlying preferred stock, the consideration that a holder receives in exchange for its Magellan Preferred Stock Interests would be potentially taxable as a dividend for federal income tax purposes if, and to the extent that, the aggregate value received therefor exceeded the original issue price of the underlying preferred stock (determined on a share by share basis).  However, the Debtors do not anticipate that the fair market value of the New Common Stock to be issued in exchange for the Magellan Preferred Stock Interests will exceed the original issue price of the Magellan Preferred Stock Interests.

In general, a holder’s aggregate tax basis in any New Common Stock and New Warrants received will equal the holder’s aggregate adjusted tax basis in the underlying preferred stock or common stock.  Such tax basis will be allocated between the New Common Stock and the New Warrants based on relative fair market value.  In general, the holder’s holding period for the New Common Stock and the New Warrants received will include the holder’s holding period for the underlying preferred stock or common stock.

Holders of Magellan Preferred Stock Interests and Magellan Common Stock Interests may receive additional New Common Stock or New Warrants after the Effective Date as a result of the receipt by holders of Disputed Claims of New Common Stock or New Warrants upon the allowance of such claims in order to preserve their respective interests of New Common Stock and New Warrants relative to that being distributed to creditors under the Plan.  Although not free from doubt, it appears that such additional distributions to holders of Magellan Preferred Stock Interests and Magellan Common Stock Interests should be taxable to such holders.

2.                                       Ownership and Disposition of New Warrants; Constructive Distributions to Holders of New Common Stock

A holder of a New Warrant generally will not recognize gain or loss upon the exercise of such warrant.  A holder’s tax basis in the New Common Stock received upon exercise of a New Warrant will be equal to the sum of the holder’s tax basis in the New Warrant and the exercise price.  The holding period of the New Common Stock received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.

If the terms of the New Warrant provide for any adjustment to the number of shares of New Common Stock for which the New Warrant may be exercised or to the exercise price of the New Warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the holder of the New Warrants.  Conversely, the absence of an appropriate adjustment may result in a constructive distribution that could be taxable to the holders of the New Common Stock.

Upon the lapse or disposition of a New Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant.  In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending whether the requisite holding period was satisfied.

D.                                    Information Reporting and Withholding

All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding).  Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently 30%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated on or after January 1, 2003, including, among other types of transactions, the following (1) a transaction offered under “conditions of confidentiality;” (2) a transaction where the taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) a transaction the results of which results in the taxpayer claiming a loss in excess of specified thresholds; and (4) a transaction in which the taxpayer’s federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes.  These categories are very broad; however, there are numerous exceptions.  Holder’s are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY.  ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

XIII.

Conclusion

The Debtors believe the Plan is in the best interests of all creditors and equity holders and urges the holders of impaired claims in Class 1 (Senior Secured Lender Claims), Class 4 (Aetna Claims), Class 7 (General Unsecured Claims), and Class 11 (Magellan Preferred Stock) to vote to accept the Plan and to evidence such acceptance by returning their Ballots.

Dated: March 26, 2003

Respectfully submitted,

	By:	/s/ Mark S. Demilio

	Name:	Mark S. Demilio
	Title:	Executive Vice President and Chief
Financial Officer

TABLE OF CONTENTS

I.	Introduction

II.	Treatment of Creditors and Shareholders Under the Plan

	A.	New Capital Structure

	B.	Summary of Classification and Treatment

	C.	Description of the Treatment of Classes of Claims and Equity Interests

		1.	Senior Secured Lender Claims (Class 1)

		2.	Other Secured Claims (Class 2)

		3.	Priority Non-Tax Claims (Class 3)

		4.	Aetna Claim (Class 4)

		5.	Provider Claims (Class 5)

		6.	Customer Claims (Class 6)

		7.	General Unsecured Claims (Class 7)

		8.	Convenience Claims (Class 8)

		9.	Intercompany Claims of the Debtors (Class 9)

		10.	Subsidiary Equity Interests (Class 10)

		11.	Magellan Preferred Stock Interests (Class 11)

		12.	Magellan Common Stock Interests (Class 12)

		13.	Securities Litigation Claims (Class 13)

	D.	Enforcement of Subordination Provisions

	E.	Non-cash Property to Be Distributed Under the Plan

		1.	New Senior Secured Credit Agreement

		2.	New Senior Notes

		3.	New Warrants

		4.	New Aetna Warrant

		5.	New Common Stock

	F.	Exit L/C Facility

	G.	Administrative Expenses

		1.	Fees and Expenses of Professionals

		2.	Payments to Healthcare Partners, Inc.

		3.	Payments to Gleacher

		4.	Payments to Houlihan Lokey

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		5.	Payments to Equity Standby Purchasers

		6.	Statutory Fees to United States Trustee

	H.	Payments of Provider and Physician Advisor Claims and Customer Claims

		1.	Provider Claims and Claims by Physician Advisors

		2.	Customer Claims

	I.	Deemed Consolidation for Voting and Distribution Purposes

	J.	Securities Law Matters

	1.	Issuance and Resale of New Securities Under the Plan

	K.	Registration Rights Agreement

	L.	Aetna Amended MSA and the Aetna Purchase Option

	M.	NASDAQ Listing

	N.	Reservation of “Cram Down” Rights

III.	Voting Procedures and Requirements

	A.	Vote Required for Acceptance by a Class

	B.	Classes Not Entitled to Vote

	C.	Voting

IV.	Financial Information, Projections, and Valuation Analysis

	A.	Selected Historical Financial Information

		1.	Consolidating Balance Sheet ended March 31, 2003 (Unaudited)

		2.	Consolidating Statement of Operations for the six months ended March 31, 2003 (Unaudited)

		3.	Statement of Sources and Uses of Cash for the six months ended March 31, 2003 (Unaudited)

	B.	Projections

		1.	Pro Forma Projected Consolidated Balance Sheet as of June 30, 2003 (Unaudited) (a)

		2.	Projected Condensed Consolidated Balance Sheets (Unaudited)

		3.	Projected Statements of Operations (Unaudited)

		4.	Projected Statement of Sources and Uses of Cash (Unaudited)

		5.	General Assumptions

		6.	Going Concern Valuation

		7.	Value of New Warrants

V.	Business Description and Reasons for Chapter 11

	A.	The Debtors’ Businesses

		1.	Corporate Structure

		2.	Description of Business

	B.	Events Leading to the Commencement of the Chapter 11 Cases

	C.	Business With Aetna

	D.	Pending Litigation and Other Proceedings

		1.	In General

		2.	OIG Claims

		3.	Wachovia

		4.	RICO and ERISA Class Actions

		5.	Tennessee Actions

		6.	MTS Health Partners, L.P.

		7.	Normal Course Litigation

VI.	Significant Events During the Chapter 11 Case

	A.	Filing and First Day Orders

		1.	Payment of Providers and Customers

		2.	Payment of Employee Wages and Benefits

		3.	Cash Management and Bank Accounts

	B.	Claims Process and Bar Date

	C.	Appointment of the Official Committee

VII.	Governance of Reorganized Magellan

	A.	Board of Directors

	B.	Senior Management

VIII.	Other Aspects of the Plan

	A.	Distributions

	B.	Distributions Through Agents

		1.	Timing and Conditions of Distributions

		2.	Procedures for Treating Disputed Claims Under the Plan

	C.	Conditions to the Confirmation

	D.	Conditions to the Effective Date

E.	Treatment of Executory Contracts, Unexpired Leases, and Cost of Access Agreements and Claims

	1.	Contracts and Leases Not Expressly Rejected are Assumed

	2.	Cure of Defaults

	3.	Rejection Claims

	4.	Survival of the Debtors’ Corporate Indemnities

	5.	Compensation and Benefit Programs

F.	The Offering

	1.	Ability to Participate In Offering

	2.	Issuance of Equity Subscription Rights

	3.	Issuance of Debt Subscription Rights

	4.	Subscription Period

	5.	Subscription Price (Equity Subscription Rights)

	6.	Subscription Price (Debt Subscription Rights)

	7.	Exercise of Debt Subscription Rights and Equity Subscription Rights

	8.	Minimum Exercise Threshold

	9.	Transfer Restriction; Revocation

	10.	Standby Purchasers

	11.	Distribution of New Common Stock and New Senior Notes

	12.	Disputed Claims

	13.	No Interest

	14.	Validity of Exercise of Subscription Rights

	15.	Use of Proceeds

G.	Effect of Plan

	1.	Discharge of Claims and Termination of Equity Interests

	2.	Exculpation

H.	Releases

I.	Injunction

J.	Management Incentive Plan

K.	Miscellaneous Provisions

L.	Certain Indenture Trustee Fees and Expenses

IX.	Certain Factors to Be Considered

	A.	Certain Bankruptcy Considerations

	B.	Risks Relating to the Plan Securities

		1.	Variances from Projections

		2.	Lack of Trading Market

		3.	Dividend Policies

		4.	Restrictions on Transfer

		5.	Notes Issued to Holders of Disputed Claims

	C.	Risks Associated with the Business

X.	Confirmation of the Plan

	A.	Confirmation Hearing

	B.	General Requirements of Section 1129

	C.	Best Interests Tests

	D.	Liquidation Analysis

	E.	Feasibility

	F.	Section 1129(b)

		1.	No Unfair Discrimination

		2.	Fair and Equitable Test

XI.			Alternatives to Confirmation and Consummation of the Plan

	A.	Liquidation Under Chapter 7

	B.	Alternative Plan

XII.	Certain Federal Income Tax Consequences of the Plan of Reorganization

	A.	Consequences to the Debtors

		1.	Cancellation of Debt

		2.	Limitations on Loss Carryforwards and Other Tax Benefits

		3.	Alternative Minimum Tax

	B.	Consequences to Holders of Certain Claims

		4.	Distributions in Discharge of Accrued Interest

		5.	Interest and Original Issue Discount on the New Senior Notes

		7.	Ownership and Disposition of New Common Stock

		2.	Ownership and Disposition of New Warrants; Constructive Distributions to Holders of New Common Stock

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	D.	Information Reporting and Withholding

XIII.	Conclusion